Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED

CREDIT AND SECURITY AGREEMENT

among

TPG SL SPV, LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

NATIXIS, NEW YORK BRANCH,

as Facility Agent

and

STATE STREET BANK AND TRUST COMPANY,

as Collateral Agent

Dated as of March 27, 2015

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1	Advances and Percentages
Schedule 2	Scope of Monthly Report and Payment Date Report
Schedule 3	Industry Diversity Score Table
Schedule 4	DBRS Risk Scores
Schedule 5	DBRS Industry Classifications
Schedule 6	LIBOR Definition
Schedule 7	DBRS Rating Procedure
Schedule 8	Matrix

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Approved Appraisal Firms
Exhibit F	Form of Retention Letter

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT dated as of March 27, 2015 among TPG SL SPV, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); the LENDERS from time to time party hereto; NATIXIS, NEW YORK BRANCH (“Natixis”), as facility agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Facility Agent”) and STATE STREET BANK AND TRUST COMPANY, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Versailles Assets LLC, as lender, the Facility Agent and State Street Bank and Trust Company (as successor to The Bank of New York Mellon Trust Company, N.A.), as collateral agent, are parties to a Revolving Credit and Security Agreement dated as of May 8, 2012 (as amended and restated by the Amended and Restated Revolving Credit and Security Agreement dated as of January 21, 2014, and as further amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions.

As used in this Agreement, the following terms shall have the meanings indicated:

“ABL Facility” means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, real estate, oil and gas reserves, vessels, or periodic revenues, where such collateral security consists of assets generated or acquired by the related Obligor in its business.

“Account” has the meaning specified in Section 9-102(a)(2) of the UCC.

“Account Control Agreement” means the Account Control Agreement, dated as of November 29, 2012 (as amended, supplemented or otherwise modified from time to time), among the Borrower, as debtor, State Street Bank and Trust Company, as secured party in its capacity as Collateral Agent, and State Street Bank and Trust Company, as securities intermediary and depository bank.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Original Closing Date) to the sum of:

(a) 0.02% per annum (prorated for the related Collection Period on the basis of a 360-day year consisting of twelve 30-day months) of the Quarterly Asset Amount on the related Determination Date; and

(b) $200,000 per annum.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts due or accrued of the Borrower (or any Blocker Subsidiary) with respect to any Payment Date and payable in the following order by the Borrower:

(a) first, to the Collateral Agent, the Custodian and the Securities Intermediary pursuant to the Collateral Agent Fee Letter; and

(b) second, on a pro rata basis, to:

(i) the Independent Accountants, agents (other than the Investment Manager) and counsel of the Borrower for fees and expenses; and

(ii) the Rating Agencies for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Facility or in connection with the rating of (or provision of Credit Estimates in respect of) any Collateral Obligations;

(iii) the Lenders and the Agents (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under this Agreement or any other Facility Document (including, notwithstanding anything herein to the contrary, but subject to Sections 2.04(f) and 12.04, amounts sufficient to reimburse each Lender for all amounts paid by such Lender pursuant to Section 11.04 (and subject to the limitations therein)); and

(iv) indemnification obligations owing by the Borrower to the Borrower’s independent managers under the Borrower LLC Agreement;

provided that (1) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal, other amounts owing in respect of the Advances and the Commitments and the Replacement Investment Management Fees) shall not constitute Administrative Expenses and (2) Closing Date Expenses, to the extent paid for with Cash contributed by the Investment Manager or an Affiliate thereof under Section 10.04, shall not constitute Administrative Expenses.

“Advances” has the meaning assigned to such term in Section 2.01.

“Affected Lender” means a Lender that is subject to regulation under the Retention Requirement Laws from time to time or party to liquidity or credit support arrangements provided by a financial institution that is subject to such regulation.

“Affected Person” means (i) each Lender, (ii) the relevant Lender’s parent and/or holding company, (iii) if the relevant Lender is a CP Conduit, the related Conduit Support Provider and (iv) any Participant.

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided, however, that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Facility Agent and the Collateral Agent.

“Aggregate Funded Spread” means, as of any date, in the case of each Collateral Obligation that is not a Fixed Rate Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Loan and any Revolving Collateral Loan) (i) the excess of the sum of the scheduled coupon rate (giving effect to any floor rate) over Specified LIBOR as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan).

“Aggregate Industry Equivalent Unit Score” means, with respect to each DBRS Industry Classification, the sum of the Equivalent Unit Scores for each Obligor in such DBRS Industry Classification.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Obligations, the sum of the Principal Balances of all or of such portion of such Collateral Obligations.

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date by (b) the undrawn commitments under each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Second Amended and Restated Credit and Security Agreement, as the same may from time to time be amended, supplemented, waived or modified.

“Applicable Advances” has the meaning assigned to such term in Section 12.23.

“Applicable Law” means any Law of any Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Lenders” has the meaning assigned to such term in Section 12.23.

“Applicable Row Level” means the column of that name as set forth in the Matrix that becomes effective after (i) the Borrower or Investment Manager provides the notice specifying an Applicable Row Level as described in Section 2.17(a), (ii) the Borrower or Investment Manager provides the notice specifying a different Applicable Row Level than the one in use at that time as described in Section 2.17(b) or (iii) the Closing Date, as set forth in Section 2.17(c).

“Appraised Value” means, with respect to any Defaulted Loan/Bond or Credit Risk Loan/Bond, the value of (i) such Defaulted Loan/Bond or Credit Risk Loan/Bond or (ii) the assets securing such Defaulted Loan/Bond or Credit Risk Loan/Bond, in each case net of costs of their liquidation as determined by the applicable Approved Appraisal Firm, as set forth in the related appraisal (or, if a range of values is set forth therein, the midpoint of such values), adjusted appropriately if the Borrower owns less than 100% of the total lenders’ interests secured by the assets securing any Defaulted Loan/Bond or Credit Risk Loan/Bond or, if it has sold participation interests in such Defaulted Loan/Bond or Credit Risk Loan/Bond.

“Approved Appraisal Firm” means (a) each independent appraisal firm set forth on Exhibit E hereto or (b) (i) with respect to a Collateral Obligation that is a loan, an independent appraisal firm recognized as being experienced in conducting valuations of secured loans and with respect to a Collateral Obligation that is a debt obligation, an independent appraisal firm recognized as being experienced in conducting valuations of debt obligations, or (ii) an independent financial adviser of recognized standing retained by the Borrower, the Investment Manager or the agent or lenders under any Collateral Obligation, in the case of each of the preceding clauses (b)(i) and (b)(ii), as approved by each of the Investment Manager and the Facility Agent.

“ARCA Closing Date” means January 21, 2014.

“Article 17” means Article 17 of European Union Directive 2011/61/EU on Alternative Investment Fund Managers.

“Article 405(1)” means Article 405(1) of the CRR.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Facility Agent and, if applicable, the Borrower.

“Assumed Reinvestment Rate” means, at any time, the current yield (or weighted average yield) obtained by the Borrower at such time on its Eligible Investments.

“Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including FINRA, the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Available Unfunded Amount” means, at any time, the lower of (A) the Commitment minus the aggregate outstanding principal balance of the Advances and (B) the excess of (x) the product of (i) the Principal Collateralization Amount minus the Borrower Liabilities and (ii) the Leverage Multiple over (y) the aggregate outstanding principal balance of the Advances. For the avoidance of doubt, no amount calculated pursuant to this definition shall be less than zero.

“Average Maturity Date” means, as of any date of determination, with respect to any Performing Collateral Obligation, the date calculated by adding to the Original Closing Date the maturity of such Performing Collateral Obligation (expressed as a number of months from the Original Closing Date) calculated by multiplying (i) the Principal Balance (or portion thereof) of such Performing Collateral Obligation that is then held (or in relation to a proposed purchase of a Performing Collateral Obligation, proposed to be held) by the Borrower and that matures or amortizes on any date subsequent to such date of determination by (ii) the number of months from the Original Closing Date to the date of such maturity or amortization, in each case as of such date.

“Average Par Amount” means the sum of the Obligor Par Amounts for all Collateral Obligations (other than Defaulted Loan/Bonds), divided by the number of Obligors in respect of such Collateral Obligations (other than Defaulted Loan/Bonds); provided that, for purposes of calculating the Average Par Amount, any Obligors that are Affiliated with one another will be considered one Obligor.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended.

“Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(a) the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day (and, if The Wall Street Journal no longer reports the Prime Rate, or if such Prime Rate no longer exists, then the Facility Agent may select a reasonably comparable index or source to use as the basis for the Base Rate under this clause (a));

(b) the Federal Funds Rate plus one-half of one percent (0.50%) per annum; and

(c) Specified LIBOR plus 1.00% per annum.

The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Base Rate Advance” means an Advance that bears interest at the Base Rate as provided in Section 2.04 and Section 2.11.

“Basel III” has the meaning assigned to such term in Section 2.09(a).

“Blocker Subsidiary” has the meaning assigned to such term in Section 5.02(p).

“Blocker Subsidiary Exempt Provisions” means the following Sections of this Agreement: 3.01, 4.01(k) (if the Investment Manager reasonably deems it appropriate to elect treatment as a corporation), 4.02(a) (with respect to Monthly Reports and Payment Date Reports), 4.02(c) (to the extent relating to Collateral that has not been transferred to such Blocker Subsidiary), 5.01(g), 5.01(h), 5.01(j) (to the extent set forth above as to 4.01(k)), Article VIII (other than Section 8.09 and provided that one or more accounts may be established with the Custodian for a Blocker Subsidiary, each of which shall be subject to the Lien of and under the control of the Collateral Agent, and all Collections shall be paid to the appropriate Covered Account of the Borrower at the end of each Collection Period, except that, if deemed appropriate by the Investment Manager, a reserve account for expenses may be established and funded with equity distributable pursuant to Section 9.01(a)(i)(K)(iii) or contributed under Section 10.04, and any remainder therein would not be paid to the Borrower until the final Payment Date, the acceleration of the Advances or the Investment Manager reasonably determines such reserve is no longer necessary), 10.02 (to the extent it would restrict the transfer of Collateral to a Blocker Subsidiary as contemplated by Section 5.02(p)) and 10.03 (to the extent it would restrict the transfer of Collateral to a Blocker Subsidiary as contemplated by Section 5.02(p)).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Liabilities” means the sum of (a) the aggregate outstanding principal balance of the Advances plus (b) the Portfolio Exposure Amount.

“Borrower LLC Agreement” means the Amended & Restated Limited Liability Company Agreement of the Borrower, dated as of May 8, 2012, as amended by Amendment No. 1 to the Amended & Restated Borrower LLC Agreement, dated as of January 21, 2014, and as further amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day other than a Saturday or Sunday, provided that days on which banks are authorized or required to close in New York, New York, Chicago, Illinois, or London, England, and days on which commercial paper markets in the United States are closed shall not constitute Business Days.

“Calculation Agent” means the Collateral Agent, as calculation agent, for purposes of Schedule 6.

“Canadian Dollar Subaccount” has the meaning specified in Section 8.02(a).

“Canadian Dollars” means lawful money of Canada.

“Canadian Dollar Obligation” means a Collateral Obligation denominated in Canadian Dollars.

“Cash” means Dollars immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Control” means (i) the Borrower ceases to be a wholly owned direct subsidiary of the Investment Manager, (ii) TSL Advisers, LLC ceases to be Controlled by (a) David Bonderman, James Coulter, or Alan Waxman, or any of their successors or (b) TPG Capital, L.P. or an Affiliate of TPG Capital, L.P or (iii) the Investment Manager ceases to be managed by TSL Advisers, LLC.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means March 27, 2015.

“Closing Date Expenses” means amounts due in respect of actions taken in anticipation of and in connection with the closing of the transactions contemplated by this Agreement.

“Closing Expense Account” has the meaning specified in Section 8.12.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter dated November 29, 2012, between the Collateral Agent and the Borrower, setting forth the fees payable by the Borrower to the Collateral Agent in connection with the transactions contemplated by this Agreement, as the same may from time to time be amended, supplemented, waived or modified.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the sum of (a) the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds (i) expected to be received from Defaulted Loan/Bonds, in each case unless actually received and (ii) received as equity contributions from the Investment Manager or any of its Affiliates and designated as Interest Proceeds by the Borrower), (b) the aggregate amount of Interest Proceeds on deposit in the Interest Collection Subaccount, and (c) the aggregate amount, if any, due from any Eligible Hedge Counterparty and payable to the Borrower under each Eligible Hedge Agreement entered into by the Borrower, in each case during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Obligation” means a loan or debt obligation or Participation Interest that as of the date of acquisition by the Borrower (or its binding commitment to acquire the same) meets each of the following criteria:

(a) permits purchase by, or assignment to, the Borrower and the pledge thereof to the Collateral Agent hereunder;

(b) is denominated and payable in Dollars or Canadian Dollars;

(c) is an obligation of (i) an Obligor organized in the United States (or any state thereof or the District of Columbia, but excluding territories thereof) or (ii) an Eligible Foreign Obligor;

(d) is not a Defaulted Loan/Bond or a Credit Risk Loan/Bond;

(e) is not a Zero Coupon Obligation;

(f) is not a Real Estate Loan or Structured Finance Obligation;

(g) is not an obligation the repayment of which is by its terms subject to material non-credit related risk (including, without limitation, catastrophe bonds, weather-linked derivatives, commodity-linked notes, etc.) as determined by the Investment Manager in good faith;

(h) no portion thereof (including any conversion option, exchange option or other similar component thereof) is exchangeable or convertible into equity at the option of the related Obligor;

(i) is not an equity security or a component of an equity security (other than an Equity Kicker received in connection with a Collateral Obligation);

(j) is not currently the subject of an offer or has not been called for redemption;

(k) does not constitute Margin Stock;

(l) is not subject to withholding tax unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax;

(m) provides for the outstanding principal balance to be payable in full at or prior to its stated maturity;

(n) if such Collateral Obligation is a Participation Interest, such Participation Interest is from an Eligible Selling Institution;

(o) matures on or prior to the Final Maturity Date;

(p) provides for payment of interest in either Dollars or Canadian Dollars, as applicable, at least semi-annually;

(q) is not an obligation (other than a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(r) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(s) is an Eligible Senior Secured Loan, First Lien/Last Out Loan, Eligible Second Lien Loan, Eligible Mezzanine Loan or an Eligible Senior Secured Bond;

(t) the purchase price of which is not less than 75.0% of the principal amount thereof;

(u) has either (i) a public rating by Moody’s or S&P or (ii) either (a) a Credit Estimate from DBRS or (b) is in the process of receiving a Credit Estimate from DBRS; and

(v) is not a Covenant Lite Loan other than an Eligible Covenant Lite Loan.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below:

(a) the Minimum Diversity Score Test;

(b) the Minimum Average Recovery Rate Test;

(c) the Minimum Weighted Average Spread Test;

(d) the Minimum Weighted Average Fixed Rate Coupon Test;

(e) the Weighted Average Maturity Date Test; and

(f) the Maximum DBRS Risk Score Test.

“Collection Account” means the trust account established pursuant to Section 8.02, which includes the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Period” means, with respect to any Payment Date, the period commencing immediately following the prior Collection Period (or on the Original Closing Date, in the case of the Collection Period relating to the first Payment Date) and ending on the sixth Business Day prior to such Payment Date or, in the case of the final Collection Period preceding the Final Maturity Date or the final Collection Period preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received by the Borrower from any Person in respect of any Collateral Obligations constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Obligations and all Proceeds from any sale or disposition of any such Collateral Obligations.

“Commercial Paper Funding” means, with respect to any Cost of Funds Rate Advance, at any time, the funding by a CP Lender of all or a portion of the outstanding principal amount of such Advance with funds provided by the issuance of Commercial Paper Notes.

“Commercial Paper Funding Period” means, with respect to any Cost of Funds Rate Advance, a period of time during which all or a portion of the outstanding principal amount of such Advance is funded by a Commercial Paper Funding.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit in the commercial paper market from time to time.

“Commercial Paper Rate” means, with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined if necessary by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of a commercial paper conduit providing funding to a CP Conduit, plus (ii) if not included in the calculations in clause (i), the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such CP Conduit, other borrowings by such CP Conduit and any other costs (such as interest rate or currency swaps) associated with the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such CP Conduit or its Program Manager to fund or maintain such portion of the applicable Advance (and which may be also allocated in part to the funding of other assets of such CP Conduit) and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed).

“Commitment” means, as to each Lender, prior to the Commitment Termination Date, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.05(b) or Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fees” has the meaning assigned to such term in Section 2.13(a).

“Commitment Shortfall” means, as of any date of determination, the positive excess, if any, of (A) the Portfolio Exposure Amount over (B) the Available Unfunded Amount.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that:

(a) if the Reinvestment Period ends as a result of one or more of the occurrences referred to in clauses (c) through (e) of the definition thereof, then the Commitment Termination Date will be the day that is five Business Days after the date on which the Facility Agent, the Lenders and the Borrower have notice of such end of the Reinvestment Period; and

(b) if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination, in the aggregate, the Aggregate Principal Balance of the Collateral Obligations owned (or, in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Borrower comply with all of the requirements set forth below (or, in connection with a proposed purchase, if not in compliance, the relevant requirements are maintained or improved as a result of such purchase), calculated as a percentage of Total Capitalization (unless otherwise specified):

(a) not more than 15% consist of Fixed Rate Obligations;

(b) not more than 5% consist of obligations of any one Obligor (and Affiliates thereof); provided that up to five Obligors (and their respective Affiliates) may each constitute up to 7%; provided further that not more than $11,375,000 shall consist of obligations of any one Obligor (and Affiliates thereof) that has a DBRS Long Term Rating of “CCC (high)” or below with respect to its Collateral Obligation(s);

(c) not more than 15.0% consist of Revolving Collateral Loans or Delayed Drawdown Collateral Loans; subject in each case to compliance with the Funded Draw Assignment Provisions;

(d) not more than 10.0% consist of Canadian Dollar Obligations;

(e) not more than 60.0% consist of Collateral Obligations that are not Eligible Senior Secured Loans; provided that if, at such time, not more than 5.0% consist of Collateral Obligations that are Eligible Senior Secured Bonds and Eligible Mezzanine Loans, not more than 65.0% may consist of Collateral Obligations that are not Eligible Senior Secured Loans; provided further that if, at such time, not more than 0.0% consist of Collateral Obligations that are Eligible Senior Secured Bonds and Eligible Mezzanine Loans, not more than 70.0% may consist of Collateral Obligations that are not Eligible Senior Secured Loans;

(f) not more than 10.0% consist of Collateral Obligations that are Eligible Senior Secured Bonds or Eligible Mezzanine Loans;

(g) not more than 5.0% consist of Collateral Obligations that are Current Pay Obligations;

(h) not more than 12.5% consist of Collateral Obligations with Obligors in any one DBRS Industry Classification, provided that any two DBRS Industry Classifications may each constitute up to 15%;

(i) not more than 20.0% consist of Participation Interests, all of which must be from Eligible Selling Institutions (or such other Selling Institution (A) that has been approved in writing by the Facility Agent and (B) with respect to which the Rating Confirmation has been satisfied), provided that (x) not more than 15% consist of Participation Interests in respect of a single Selling Institution that has (or such Selling Institution is guaranteed by an Affiliate having) a DBRS Long Term Rating of “AA”, (y) not more than 10.0% consist of Participation Interests in respect of a single Selling Institutions that have (or such Selling Institution is guaranteed by an Affiliate having) a DBRS Long Term Rating of “AA (low)”, and (z) not more than 5% consist of Participation Interests in respect of a single Selling Institution that has (or such Selling Institution is guaranteed by an Affiliate having) a DBRS Long Term Rating of “A (high)”;

(j) not more than 5% consist of DIP Loans;

(k) not more than 20% consist of Collateral Obligations that permit the payment of interest to be made less frequently than quarterly (it being understood that, to the extent that a Collateral Obligation provides an Obligor with the option to make interest payments at different intervals, the longest such interval that is available to the Obligor (regardless of the interval that is in use at any time) shall govern for purposes of this clause (k));

(l) not more than 25% consist of Collateral Obligations, measured at the time of purchase by the Borrower, that (1) (i) have a DBRS Risk Score above 22.5401 or (ii) are in the process of receiving a Credit Estimate and (2) have a trailing twelve month EBITDA of less than $10,000,000; provided that Collateral Obligations that receive a Credit Estimate with a DBRS Risk Score equal to or below 22.5401 will be excluded from such 25% limitation once the Credit Estimate is received;

(m) not more than 5.0% consist of Collateral Obligations that are Eligible Covenant Lite Loans; and

(n) not more than $25,000,000 consist of Collateral Obligations of Eligible Foreign Obligors organized in the United Kingdom.

“Conduit Support Facility” means, with respect to any Cost of Funds Rate Advance, (i) a loan facility, asset purchase facility, swap transaction or other arrangement under which the providers of such facility have agreed to provide funds for Commercial Paper Notes or (ii) a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Advance, and in each case, any guaranty of any such agreement or facility.

“Conduit Support Funding” means, with respect to any Cost of Funds Rate Advance, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Advance with funds provided under a Conduit Support Facility.

“Conduit Support Funding Period” means, with respect to any Cost of Funds Rate Advance, a period of time during which all or a portion of the outstanding principal amount of such Advance is funded through a Conduit Support Funding.

“Conduit Support Provider” means, without duplication, (i) a provider of a Conduit Support Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

“Conduit Support Rate” means with respect to any Conduit Support Funding for any period, the per annum rate of interest equal to the sum of (i) LIBOR applicable to such period plus (ii) 0.50% per annum; provided that, if a quotation for LIBOR is not able to be obtained, the Conduit Support Rate shall equal, for each day in any period, the Base Rate applicable to such day.

“Connection Taxes” means Other Connection Taxes that are (i) imposed on or measured by net income or net profits (however denominated) or that are franchise Taxes or branch profits Taxes, and (ii) Other Taxes.

“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement (including, in the case of the Borrower, the Borrower LLC Agreement), operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means, with respect to any Person, the direct or indirect possession of the power (i) to vote more than 50% of the equity interests having ordinary voting power for the election of directors (or the applicable equivalent) of such Person or (ii) to direct or cause the direction of the management or policies of such Person, whether through ownership, by contract, arrangement or understanding, or otherwise; provided, however, that an independent director or independent manager of a Person shall not be deemed to exercise control for purposes of this definition. “Controlled” and “Controlling” have the meaning correlative thereto.

“Cost of Funds Rate” means the weighted average of the Commercial Paper Rate and the Conduit Support Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Advance that is funded by Commercial Paper Funding or Conduit Support Funding for one or more Commercial Paper Funding Periods or Conduit Support Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by a CP Conduit shall be associated with the Commercial Paper Funding undertaken by such CP Conduit.

“Cost of Funds Rate Advance” means each Advance that bears interest at a rate based on the Cost of Funds Rate as provided in Section 2.04.

“Cost of Funds Rate Cap” means, for any applicable period, the sum of (i) the three month LIBOR rate plus (ii) 0.50% per annum; provided that, if, pursuant to Schedule 6, the Facility Agent is unable to obtain a quotation for LIBOR, the Cost of Funds Rate Cap shall equal, for each day in any such period, the Base Rate applicable to such day.

“Covenant Lite Loan” means a Collateral Obligation the Related Documents for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Documents).

“Coverage Test” means each of:

(a) the Minimum Overcollateralization Ratio Test; and

(b) the Interest Coverage Ratio Test.

“Covered Account” means each of the Collection Account (including the Interest Collection Subaccount, the Principal Collection Subaccount, and the Canadian Dollar

Subaccount), the Payment Account, the Revolving Reserve Account, the Lender Funding Account (including each Lender Funding Subaccount therein), the Currency Exchange Account, the Custodial Account, the Funded Draw Collection Account, and the Closing Expense Account.

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets. For the avoidance of doubt, for all purposes under this Agreement and the other Facility Documents, the term “CP Conduit” shall include (i) Versailles Assets LLC, (ii) Bleachers Finance 1 Limited, (iii) any other commercial paper program or vehicle established or administered by Natixis or any of its Affiliates, and (iv) any other commercial paper program or vehicle established or administered by 20 Gates Management LLC.

“CP Lender” means a CP Conduit that is a Lender.

“CP LIBOR Lender” means a CP Conduit that has demonstrated to the reasonable satisfaction of the Agents and the Borrower that it is unable to obtain Commercial Paper Funding and has elected in a written notice to the Borrower and the Agents to have its Advances accrue interest by reference to LIBOR.

“Credit Estimate” means, with respect to any Collateral Obligation, a numerical value representing a credit estimate obtained from DBRS.

“Credit Risk Loan/Bond” means a Collateral Obligation that is not a Defaulted Loan/Bond but which, in the reasonable business judgment of the Investment Manager (exercised in accordance with the Servicing Standard), has a significant risk of declining in credit quality and, with the lapse of time, becoming a Defaulted Loan/Bond and is designated as a “Credit Risk Loan/Bond” by the Investment Manager.

“CRR” means EU Regulation 575/2013 (on prudential requirements for credit institutions and investment firms and amending Regulation (EU) 648/2012).

“Cumulative Net Loss Amount” means, as of any date of determination, the sum of all Net Loss Amounts as of such date, minus any amount previously paid to the holders of the Equity pursuant to Sections 9.01(a)(i)(K) and (M) on each Payment Date preceding such date of determination.

“Currency Exchange Account” means the currency exchange account established pursuant to Section 8.10.

“Currency Exchange Mark-to-Market Amount” means, as of any Determination Date, the amount, if any, by which (x) the Dollar value of the Principal Balance of the Canadian Dollar Obligations at the Settlement Date Rate (after adjustment for any repayments of principal) exceeds (y) the Dollar value of the Principal Balance of the Canadian Dollar Obligations at the applicable Spot Foreign Exchange Rate on such Determination Date. For the avoidance of doubt, no amount calculated pursuant to this definition shall be less than zero.

“Current Pay Obligation” means any Collateral Obligation that would otherwise be a Defaulted Loan/Bond but as to which:

(a) (x) no default has occurred and is continuing with respect to the payment of interest and any contractual principal (if any), (y) all contractual payments due at the relevant time of determination (including principal, interest and any other such payments) have been paid in Cash and (z) the Borrower reasonably expects that the next interest payment due will be paid in Cash on the scheduled payment date (which judgment shall not subsequently be called into question as a result of subsequent events);

(b) such Collateral Obligation has a Market Value (which is not determined pursuant to clause (d)(ii) of the definition thereof) of no less than 80% of par; and

(c) if the Obligor in respect of such Collateral Obligation is subject to a bankruptcy proceeding, (x) the related bankruptcy court has authorized all payments due and payable on such Collateral Obligation and (y) all interest payments and scheduled distributions of principal authorized by such bankruptcy court have been paid by such Obligor in respect of such Collateral Obligation.

“Custodial Account” means the custodial account established pursuant to Section 8.03(b).

“Custodian” means the Collateral Agent, as custodian hereunder, together with its successors.

“Daily Average Collateral Obligation Commitment Amount” means, for any Payment Date, the daily average Aggregate Principal Balance of all Collateral Obligations for the Collection Period relating to such Payment Date (as certified by the Investment Manager to the Collateral Agent and based on the average of the Aggregate Principal Balance of all Collateral Obligations as of the reporting dates set forth in the last three Monthly Reports).

“DBRS” means DBRS, Inc., together with its successors.

“DBRS Industry Classification” means each industry identified on Schedule 5.

“DBRS Long Term Rating” means a long term credit rating determined in accordance with the provisions set forth in Schedule 7.

“DBRS Rating” means a credit rating determined in accordance with the procedures set forth in Schedule 7.

“DBRS Recovery Rate” means for each Collateral Obligation for purposes of determining the Weighted Average Recovery Rate, a percentage based on the most appropriate description of the Collateral Obligation’s security position from the following table:

Eligible Senior Secured Loan	52.00%
Eligible Second Lien Loan	32.50%
Eligible Senior Secured Bond	32.50%
First Lien/Last Out Loan	32.50%
Eligible Mezzanine Loan	12.50%

“DBRS Risk Score” means the numerical value corresponding to the DBRS Long Term Rating for a Collateral Obligation in the table contained in Schedule 4.

“DBRS Short Term Rating” means a short term credit rating determined in accordance with the provisions set forth in Schedule 7.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Defaulted Equity Security” means any equity security delivered to the Borrower upon acceptance of an Offer in respect of a Defaulted Loan/Bond.

“Defaulted Loan/Bond” means any Collateral Obligation, (i) as to which (a) any payment due (whether scheduled, unscheduled, by way of acceleration or otherwise) under the Related Documents is not made when due and such nonpayment is continuing for five Business Days, (b) any payment of principal, interest or commitment fees due on another pari passu debt obligation of the Obligor is not made when due and such nonpayment is continuing for 30 days and would permit the acceleration of any principal, interest or other amounts owed under the related Related Documents, but only until such default has been cured or waived or a forbearance agreement has been entered into and remains in effect, and such Collateral Obligation satisfies the criteria for inclusion in the Collateral described in the definitions of the terms “Eligibility Criteria” or “Eligible Investments”, (c) except in the case of a Collateral Obligation which is a Current Pay Obligation or a DIP Loan, the Obligor in respect of such Collateral Obligation has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed and the Collateral Obligation has not received adequate protection and current interest, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code, (d) except in the case of a Collateral Obligation which is a Current Pay Obligation or a DIP Loan, such Collateral Obligation or the Obligor in respect of such Collateral Obligation or another obligation of such Obligor has a DBRS Long Term Rating of “D”, or had such a rating before such rating was withdrawn, or a DBRS Long Term Rating in respect of such Collateral Obligation or Obligor cannot be determined or has not received a Credit Estimate, (e) such Collateral Obligation has been placed and remains on non-accrual by the Investment Manager, or (f) a Specified Change has occurred and the Borrower has not satisfied the requirements of Section 5.02(v) with respect to such Specified Change; (ii) that is a Participation Interest (a) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest, or (b) that would, if such loan or other debt security were a Collateral Obligation, constitute a “Defaulted Loan/Bond” under clause (i) above, or (c) with respect to which the related Selling Institution has a DBRS Long Term Rating of “D”, or had such rating before such rating was withdrawn, or any such debt or deposit obligations shall cease to be rated or a DBRS Long Term Rating in respect of such Selling Institution cannot be determined; or (d) the Selling Institution has defaulted in the performance of any of its payment obligations with respect to such Participation Interests under the related participation agreement; or (iii) that, in the reasonable business judgment of the Investment Manager, is a Defaulted Loan/Bond.

A Collateral Obligation that has become a Defaulted Loan/Bond shall no longer constitute a Defaulted Loan/Bond when either (a) (i) such Defaulted Loan/Bond is current on all payments for a period of six months if such obligation pays monthly, nine months if such obligation pays quarterly and one year if such obligation pays semiannually, (ii) such Defaulted Loan/Bond would qualify as a Collateral Obligation and would satisfy the Eligibility Criteria if originated or purchased at such time and (iii) the Investment Manager has retained an Approved Valuation Firm to assist in the performance of a valuation analysis of such Defaulted Loan/Bond or (b) the Facility Agent has given its prior written consent that such Defaulted Loan/Bond shall no longer constitute a Defaulted Loan/Bond and the Borrower has obtained a Rating Confirmation in connection therewith. The Borrower shall submit any such Collateral Obligation to DBRS for an updated Credit Estimate promptly after it ceases to constitute a Defaulted Loan/Bond in accordance with the preceding sentence.

“Defaulting Lender” means, at any time, any Lender that, at such time has failed for three or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date); provided that a CP Lender that has failed so to fund an Advance shall not be deemed to be a Defaulting Lender if the Conduit Support Provider or any Affiliate of such CP Lender has funded any such Advance to the Borrower.

“Deferred Replacement Investment Management Fee” has the meaning assigned to such term in Section 9.01(a)(i)(I).

“Delayed Drawdown Collateral Loan” means a Collateral Obligation that (a) requires the Borrower to make one or more future advances to the borrower under the Related Documents, drawable only in the currency in which such Collateral Obligation is denominated, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; provided that any such Collateral Obligation will be a Delayed Drawdown Collateral Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Collateral Obligation to the borrower under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the Participation Interest or the underlying loan is represented by an Instrument:

(i) causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(ii) causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Covered Account; and

(iii) causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(b) in the case of each Uncertificated Security (other than a Clearing Corporation Security), unless covered by clause (e) below:

(i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(ii) causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Covered Account;

(c) in the case of each Clearing Corporation Security:

(i) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(ii) causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(d) in the case of each security issued or guaranteed by the United States or any agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (each such security, a “Government Security”):

(i) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such Federal Reserve Bank, and

(ii) causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Covered Account;

(e) in the case of each Security Entitlement not governed by clauses (a) through (d) above:

(i) causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquiring the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(ii) causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(iii) causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Covered Account;

(f) in the case of Cash or Money:

(i) causing the delivery of such Cash or Money to the Custodian, or in the case of Money that is not Dollars, causing the conversion thereof to Dollars and the delivery of such Dollars to the Custodian,

(ii) causing the Custodian to credit such Dollars to the applicable Covered Account, in accordance with the Account Control Agreement, and

(iii) causing the Custodian to indicate continuously on its books and records that such Dollars are credited to the applicable Covered Account; and

(g) in the case of each Account or General Intangible (including any Participation Interest in which neither the Participation Interest nor the underlying loan is represented by an Instrument delivered to the Custodian pursuant to clause (a) above), causing the filing of a Financing Statement in the office of the Secretary of State of the State of Delaware (which Financing Statement does not need to refer to the specific Collateral that is being Delivered and may be a Financing Statement that was previously filed).

In addition, the Investment Manager will (x) obtain any and all consents required by the Related Documents relating to any Instruments, Accounts or General Intangibles for the pledge hereunder (except (A) to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC and (B) for any customary procedural requirements and agents’ consents expected to be obtained in due course in connection with the transfer of the Collateral Obligations to the Borrower (except, in the case of clause (B), for any such agents’ consents where the Investment Manager of any of its Affiliates is the agent)) and (y) with respect to each Collateral Obligation the Obligor of which is an Eligible Foreign Obligor, provide written notice to such Eligible Foreign Obligor of the pledge of such Collateral Obligation to the Collateral Agent hereunder and take such other actions and execute such other documents and instruments (including pledges or charges under the law of such Eligible Foreign Obligor’s jurisdiction of organization) as the Facility Agent may reasonably request.

“Determination Date” means the last day of each Collection Period.

“DIP Loan” means an obligation:

(a) obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b) to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c) on which the related Obligor is required to pay interest and/or principal on a current basis;

(d) approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (A) fully secured by a lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (B) fully secured by a lien of equal or senior priority on property of the debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code or (C) is secured by a junior lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor); and

(e) that has a DBRS Rating.

“Diversity Score” means, with respect to the Collateral Obligations (other than Defaulted Loan/Bonds), the sum of each of the Industry Diversity Scores.

“Dollars” and “$” mean lawful money of the United States.

“Due Date” means each date on which any payment is due on a Collateral Obligation in accordance with its terms.

“EBA” means the European Banking Authority and any successor or replacement agency or authority.

“EBITDA” means with respect to an Obligor of a Collateral Obligation, for any period, the net income of such Obligor plus the sum of interest, taxes, depreciation, and amortization, with such adjustments as the Investment Manager determines to be appropriate in accordance with the Servicing Standard, in each case for such period.

“Eligibility Criteria” means, in connection with each acquisition or commitment to acquire a Collateral Obligation, and after giving effect to any contribution of additional equity by the Investment Manager or an Affiliate thereof occurring on or prior to such date as per Section 10.04, each of the following:

(a) such obligation satisfies the criteria set forth in the definition of “Collateral Obligation”;

(b) each Collateral Quality Test and Concentration Limitation is satisfied after giving effect to such acquisition or commitment (or, if not satisfied immediately prior to such acquisition or commitment, compliance with such Collateral Quality Test and/or Concentration Limitation, as applicable, is maintained or improved);

(c) each Coverage Test is satisfied after giving effect to such acquisition or commitment;

(d) the Row Advance Rate that is in use at such time equals or exceeds the Portfolio Advance Rate;

(e) no Commitment Shortfall exists;

(f) the Retention Provider is the originator of over 50% (measured by total nominal amount) of all Collateral Obligations acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all Collateral Obligations acquired by the Borrower in aggregate during the term of this Agreement; and

(g) in relation to a Collateral Obligation to be acquired by the Borrower that will not be acquired from the Retention Provider only, the Retention Provider is the originator of over 50% (measured by total nominal amount) of all Collateral Obligations acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all Collateral Obligations that are expected to be held by the Borrower following the settlement of any such acquisition;

provided that, if the Retention Requirement Laws are amended to clarify the appropriate method for determining the proportion of the total securitized exposures that have been contributed by an originator to a securitization scheme, the basis of measurement in clauses (f) and/or (g) above shall cease to apply and the method (or methods) of determination prescribed under the Retention Requirement Laws shall apply instead.

“Eligible Covenant Lite Loan” means a Collateral Obligation that (i) is a Covenant Lite Loan, (ii) is an Eligible Senior Secured Loan, (iii) has a DBRS Rating of “B (low)” or higher, and (iv) constitutes all, or part, of a tranche at least equal to $100,000,000 at the time such tranche is issued.

“Eligible Foreign Obligor” means an Obligor organized in (a) Canada (or any province thereof), (b) the United Kingdom or (c) another foreign jurisdiction (i) that is approved in writing by the Facility Agent and such approval may contain an applicable concentration limitation with respect to such other foreign jurisdiction and (ii) with respect to which the Rating Confirmation has been satisfied.

“Eligible Hedge Agreement” means an interest rate hedge agreement entered into by the Borrower with an Eligible Hedge Counterparty and consented to by the Facility Agent.

“Eligible Hedge Counterparty” means, in respect of a counterparty, a party that (a) (i) is incorporated or organized under the laws of the United States (or any state thereof) or Canada or (ii) is the United States branch of a bank organized outside of the United States (provided such branch of a bank organized outside of the United States is duly authorized and licensed to transact business in the United States) and (b) (i) has (or such counterparty is guaranteed by an Affiliate having) a DBRS Long Term Rating of at least “A (high)” and a DBRS Short Term Rating of at least “R-1 (middle)” or (ii) (A) is consented to by the Facility Agent and (B) with respect to which the Rating Confirmation has been satisfied.

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, a DBRS Short Term Rating of at least “R-1 (middle)” and, in the case of any Eligible Investment with a maturity of longer than 91 days, a DBRS Long Term Rating of at least “AA”.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) unleveraged repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above or entered into with an entity (acting as principal) with, or whose parent company has (in addition to a guarantee agreement with such entity), the Eligible Investment Required Ratings;

(iv) securities bearing interest or sold at a discount issued by any entity formed under the laws of the United States or any State thereof that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(v) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(vi) a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case with the Eligible Investment Required Ratings; provided that (a) the Rating Confirmation has been satisfied and the Facility Agent (at the direction of the Required Lenders) has consented thereto or (b) such Reinvestment Agreement may be unwound at the option of the Borrower without penalty;

(vii) money market funds which have, at all times, credit ratings of “AAA” by DBRS (or, if not rated by DBRS, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively); and

(viii) Cash;

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (vii) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of (x) 90 days after the date of acquisition thereof or (y) the next Business Day prior to the next Payment Date; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross-up” payments for the full amount of such withholding tax, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Investment Manager’s judgment, such obligation or security is subject to material non-credit related risks. Any such investment, whether or not expressly stated above, may be issued by or with or acquired from or through the Collateral Agent or any of its Affiliates, or any entity to which the Collateral Agent provides services or receives compensation (provided that such investment otherwise meets the applicable requirements set forth above), and in connection therewith the Collateral Agent may assess and receive its usual and customary fees and charges related thereto (so long as such fees and charges are reasonable and consistent with the amounts that would be received in an arm’s length transaction).

“Eligible Mezzanine Loan” means a Collateral Obligation that is an Eligible Second Lien Loan or other comparable loan obligation made to a holding company or other equity holder of an operating entity (where (i) the Borrower holds a first priority lien on the assets of such equity holder and/or the equity in the operating entity and (ii) the assets of the operating entity may have been pledged to another lender to secure loans made to such operating entity by such other lender), including any such loan obligation with attached warrants or other options to acquire a share or other equity interest (whether cash pay or non-cash pay) and such obligation is evidenced by an issue of notes or similar instruments; provided that loans to or issues by a start-up company or an Obligor with no operating history shall be excluded from the definition of “Eligible Mezzanine Loan” unless (i) such loans or securities are fully guaranteed by an Affiliate of the Obligor which has an established operating history or Rating Confirmation is received; or (ii) such loans relate to the financing of a start-up company that has been spun off from a company with an established operating history) as determined by the Investment Manager in its reasonable business judgment, or a participation therein.

“Eligible Second Lien Loan” means a Collateral Obligation which (i) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan, other than, with respect to any valid first priority perfected security interest in specified collateral, with respect to the liquidation of such obligor or such collateral, (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under such loan (whether or not the Borrower and any other lenders are also granted a security interest of a higher or lower priority in additional collateral), (iii) is secured by collateral having a value (determined as set forth below) at least equal to the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second lien or security interest in the same collateral, (iv) is not a loan which is secured solely or primarily by the common stock of its obligor or any of its Affiliates (provided that the limitation set forth in this clause (iv) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary such that the net collateral value satisfies clause (iii) above, and (y) the aggregate amount of all such indebtedness is not greater than 60% of the aggregate value of the assets of such subsidiary, and (v) does not qualify as an Eligible Senior Secured Loan. The determination as to whether condition (iii) of this definition is satisfied shall be based on both (a) an appraisal or other valuation performed on or about the date of origination or of the most recent restructuring of the loan (to the extent constituting a Specified Change) and (b) the Investment Manager’s judgment in accordance with the Servicing Standard at the time the loan is acquired by the Borrower.

“Eligible Selling Institution” means, with respect to any Participation Interest acquired or committed to be acquired by the Borrower, a Selling Institution in respect of such Participation Interest that (a) (i) is incorporated or organized under the laws of the United States (or any state thereof) or Canada or (ii) is the United States branch of a bank organized outside of the United States (provided such branch of a bank organized outside of the United States is duly authorized and licensed to transact business in the United States) and (b) has (or such Selling Institution is guaranteed by an Affiliate having) a DBRS Long Term Rating of at least “A (high)” and a DBRS Short Term Rating of at least “R-1 (middle)”.

“Eligible Senior Secured Bond” means a Collateral Obligation that ranks pari passu with the Eligible Senior Secured Loans of the same Obligor including, if issued at the holding company level, such Obligor has no secured debt at the operating company level and, if the Obligor has no Eligible Senior Secured Loans outstanding, benefits from the same security package as would an Eligible Senior Secured Loan.

“Eligible Senior Secured Loan” means a Collateral Obligation (other than a First Lien/Last Out Loan) which (i) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment (except as provided in the last sentence of this definition) to any other obligation for borrowed money (other than a Working Capital Revolver) of the obligor of such loan, (ii) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under such loan (whether or not the Borrower and any other lenders are also granted a security interest of lower priority in additional collateral), (iii) is secured by collateral having a value (determined as set forth below), together with the collateral securing all Working Capital Revolvers of the obligor, if any, not less than the sum of (A) the outstanding principal balance of such loan plus (B) the aggregate outstanding principal balances of all other loans of equal seniority secured by a first lien or security interest in the same collateral plus (C) the aggregate maximum commitments of all Working Capital Revolvers of the obligor, and (iv) is not a loan which is secured solely or primarily by the common stock of its obligor or any of its Affiliates (provided that the limitation set forth in this clause (iv) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules), in each case, so long as (x) the related Related Documents limit the incurrence of indebtedness by such subsidiary, such that the net collateral value satisfies clause (iii) above, and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary. The determination as to whether condition (iii) of this definition is satisfied shall be based on both (a) an appraisal or other valuation performed on or about the date of origination or of the most recent restructuring of the loan (to the extent constituting a Specified Change) and (b) the Investment Manager’s judgment in accordance with the Servicing Standard at the time the loan is acquired by the Borrower. The right to receive the proceeds of designated collateral subject to a set of contractual payment priorities affecting debt issued under, permitted by, or governed by the same Related Document will not prevent a loan that satisfies the express requirements hereof from being an “Eligible Senior Secured Loan”.

“Eligible Successor Investment Manager” means an institution, or an Affiliate under common control with an institution, that, as shall be reasonably determined by the Borrower, (i) is either a registered investment adviser or a relying adviser of a registered investment adviser under the Investment Advisers Act, (ii) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Investment Manager under the Facility Documents, (iii) is currently managing comparable assets (as the Collateral), (iv) is able to satisfy the Servicing Standard, (v) is legally qualified and has the capacity to act as successor to the Investment Manager under this Agreement in the assumption of all of the responsibilities, duties and obligations of the Investment Manager hereunder and under the Facility Documents applicable to the Investment Manager, (vi) upon its becoming the Investment Manager, shall not cause the Borrower or the Collateral Obligations to become required to register under the provisions of the Investment Company Act and (vii) upon its becoming the Investment Manager, shall not cause the Borrower to become subject to U.S. income tax on a net income basis.

“Environmental Law” means any law, rule, regulation, order, writ, judgment, injunction or decree of the United States or any other nation, or of any political subdivision thereof, or of any governmental Authority relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“EoD OC Ratio Failure” has the meaning set forth in Section 6.01(g).

“Equity” means the limited liability company interests in the Borrower.

“Equity Kicker” means, with respect to any Collateral Obligation, one or more warrants attached thereto which collectively constitute no more than 2.0% of the purchase price (as allocated by the Investment Manager) paid by the Borrower for such Collateral Obligation.

“Equity Security” means any (a) Equity Kicker; (b) Defaulted Equity Security; and (c) other equity security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal, including those received by the Borrower as a result of the exercise or conversion of an Equity Kicker or other convertible or exchangeable Collateral Obligation.

“Equivalent Unit Score” means, with respect to each Obligor, the lesser of (a) one and (b) the Obligor Par Amount for such Obligor divided by the Average Par Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Eurodollar Rate Advance” means each Advance that bears interest at a rate based on LIBOR as provided in Section 2.04.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Risk Retention Increased Costs” means the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of Section 2.09 incurred solely as a result of a change in law or regulation applicable to the Lender that increases the net economic interest required to be retained by the Retention Provider to an amount that exceeds 40% of the nominal value of the Collateral calculated based on the Aggregate Principal Balance of all of the Collateral Obligations and the principal amount of all Eligible Investments, in each case at the time of determination without taking into account any deduction pursuant to the proviso to the definition of “Principal Balance” of any Collateral Obligation or any deduction or discount in respect of the purchase price paid therefor by the Borrower as of such date of determination.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or that are required to be withheld or deducted from a payment to a Secured Party: (i) Taxes imposed on (or measured by) net income (however denominated), net profits, franchise Taxes and branch profits or any similar Taxes, in each case, (A) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (B) that are Other Connection Taxes, (ii) Taxes that are imposed under FATCA, (iii) Taxes that are attributable to a Secured Party’s failure to comply with the requirements of Section 12.03(g), (iv) Taxes that are attributable to a Secured Party designating a successor lending office at which it maintains its Notes other than at the request of the Borrower and except to the extent the Secured Party was entitled, at the time that the successor lending office is designated, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 12.03 and (v) Taxes that are U.S. withholding taxes imposed on amounts payable by the Borrower to a Secured Party at the time such Secured Party becomes a party to this Agreement, except to the extent that such Secured Party’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 12.03.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Facility” means the debt facility governed by this Agreement and the other Facility Documents.

“Facility Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Facility Agent Fee” means $10,000 per quarter, payable on each Payment Date.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Agent Fee Letter, the Investment Management Agreement, the Master Transfer Agreement, any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest and any other agreements delivered to the Facility Agent, the Collateral Agent and/or the Lenders in furtherance of or pursuant to any of the foregoing.

“Facility Margin Level” means (a) in the case of a Cost of Funds Rate Advance, 2.25% per annum and (b) in the case of a Eurodollar Rate Advance or a Base Rate Advance, 2.35% per annum.

“FAS 166/167 Regulatory Capital Rules” means the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the Office of the Comptroller of the Currency, Department of the Treasury; Board of Governors of the Federal Reserve System; Federal Deposit Insurance Corporation; and Office of Thrift Supervision, Department of Treasury on December 15, 2009.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder and official interpretations thereof and any intergovernmental agreement, treaty or other arrangement entered into to facilitate, complement, comply with or supplement any of the foregoing and any foreign legislation, regulation or guidance implemented to give effect to any intergovernmental agreements entered into thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower, the Calculation Agent and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Final Maturity Date” means January 21, 2021.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Final Draft RTS” means the final regulatory technical standards and implementing technical standards on securitization retention rules published by the EBA pursuant to Articles 410(2) and 410(3) of the CRR.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements” has the meaning specified in Section 9-102(a)(39) of the UCC.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor entity.

“First Lien/Last Out Loan” means a Collateral Loan that, (1) satisfies clauses (i) through (iv) of the definition of “Eligible Senior Secured Loan” and (2) in the case of an event of default under the applicable Related Document, will be paid after one or more tranches of senior secured loans issued by the same obligor (all such other tranches, collectively, the “First Out Tranche”) have been paid in full in accordance with a specified waterfall of payments, with respect to which the following facts are applicable, (x) with respect to clause (a) below, at the time of acquisition by the Borrower and upon the occurrence of any other event or circumstance that causes the principal balance of any obligation referred to in clause (a) below to change (which shall include any event or circumstance that results in a change to the capital structure of the obligor and shall exclude any prepayments and borrowings in respect of any such obligation), and (y) with respect to clause (b) below, at the time of acquisition by the Borrower:

(a) the outstanding principal balance of (and unfunded commitments in respect of) such First Out Tranche (the “Total First Out Tranche Amount”) is greater than 15% of the sum of (i) the Total First Out Tranche Amount and (ii) the Principal Balance of such First Lien/Last Out Loan and all obligations that are pari passu with such First Lien/Last Out Loan; or

(b) the First Out Tranche has a leverage ratio (based upon all obligations of the applicable Obligor that are senior to or pari passu with such Collateral Loan) of greater than 1x.

“Fitch” means Fitch, Inc., together with its successors.

“Fixed Rate Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“Funded Draw Assignment” means (i) the sale, assignment and transfer to the Borrower of a funded loan amount under a Revolving Collateral Loan or Delayed Drawdown Collateral Loan by TPG Specialty Lending, Inc., as “commitment holder”, under a sale agreement in form and substance acceptable to the Facility Agent and with respect to which the Borrower has obtained a Rating Confirmation in connection therewith, or (ii) the funding by the Borrower under a Revolving Collateral Loan or Delayed Drawdown Collateral Loan owned by TPG Specialty Lending, Inc. concurrently with the execution by TPG Specialty Lending, Inc. and the Borrower of a sale agreement in form and substance acceptable to the Facility Agent and with respect to which the Borrower has obtained a Rating Confirmation in connection therewith, in each case without the concurrent assignment and transfer to the Borrower of any commitment or obligation as to future fundings. For purposes hereof, Funded Draw Assignments shall be considered to be Revolving Collateral Loans or Delayed Drawdown Collateral Loans owned by the Borrower, except that the unfunded amount thereof shall at all times be deemed to be zero.

“Funded Draw Collection Account” has the meaning specified in Section 8.11.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“General Intangible” has the meaning specified in Section 9-102(a)(42) of the UCC.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Authorities.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Independent Accountants” has the meaning assigned to such term in Section 8.08.

“Independent Manager Criteria” has the meaning assigned to such term in Section 5.02(u).

“Industry Diversity Score” means, with respect to each DBRS Industry Classification, the number established by reference to the Industry Diversity Score Table set forth in Schedule 3 for the related Aggregate Industry Equivalent Unit Score; provided that, if the Aggregate Industry Equivalent Unit Score falls between any two numbers shown in the Industry Diversity Score Table set forth in Schedule 3, the Aggregate Industry Equivalent Unit Score shall be the lesser of the two.

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period” means, with respect to any Eurodollar Rate Advance, the period beginning on the relevant Borrowing Date and ending on the next succeeding Payment Date and, thereafter, each period commencing on the last day of the immediately preceding Interest Accrual Period and ending on the next succeeding Payment Date.

“Interest Collection Subaccount” has the meaning specified in Section 8.02(a).

“Interest Coverage Ratio Test” means a test that is satisfied at any time if the ratio of (A) the Collateral Interest Amount at such time, to (B) the sum of all amounts payable (or expected at such time to be payable) on the following Payment Date pursuant to clauses (A), (B), (C), (D), and (E) in Section 9.01(a)(i), is greater than 150%.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Obligations and the other Collateral, including the accrued interest received in connection with a sale thereof during such Collection Period;

(b) for each Collateral Obligation with a purchase price below 95% of such Collateral Obligation’s Principal Balance, Principal Proceeds received in excess of such Principal Balance;

(c) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Principal Proceeds;

(d) all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period, unless the Investment Manager notifies the Agents before such Determination Date (and in no event later than 10 days following receipt thereof) that the Investment Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds;

(e) commitment fees, origination fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Investment Manager notifies the Agents before such Determination Date (and in no event later than 10 days following receipt thereof) that the Investment Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds; and

(f) any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.12;

provided that:

(1) as to any Defaulted Loan/Bond (and only so long as it remains a Defaulted Loan/Bond), any amounts received in respect thereof (including without limitation any assets received therewith or in exchange thereof, including without limitation any Equity Security) will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Loan/Bond since it became a Defaulted Loan/Bond equals the outstanding principal balance of such Defaulted Loan/Bond at the time as of which it became a Defaulted Loan/Bond, and all amounts received in excess thereof, however denominated, will constitute Interest Proceeds;

(2) in each case subject to clause (1) above, (x) any dividends paid on any Equity Security will constitute Interest Proceeds, (y) any gain on the sale of Equity Securities (including Equity Securities received as a result of exercising warrants) and warrants in an amount, if any, equal to the excess of (A) the Cash generated by such sale plus the Market Value on the Collateral Obligation(s) of the same Obligor over (B) the Loan Amount (after adjustment for any borrowings or repayments and exclusive of accrued interest) for such Collateral Obligation(s) will constitute Interest Proceeds and (z) all other payments received in respect of Equity Securities will constitute Principal Proceeds; and

(3) all Cash received by the Borrower as equity contributions (however designated) from the Investment Manager or any of its Affiliates will constitute Principal Proceeds, unless otherwise directed by the Borrower by prior written notice to the Agents pursuant to Section 10.04.

For purposes of clause (2)(y) above, “gain” means any amounts received in the sale of an Equity Security that is in excess of the cost basis associated with such Equity Security (excluding any amounts received in respect of an Equity Security in exchange for defaulted debt). No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Interest Proceeds” hereunder.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as modified or interpreted by orders of, or other interpretative releases or letters issued by, any Authority, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Investment Management Agreement” means the agreement, dated as of the Original Closing Date, between the Borrower and the Investment Manager relating to the Facility and the Collateral, as amended from time to time in accordance with the terms hereof and thereof.

“Investment Manager” means TPG Specialty Lending, Inc., or any successor in such capacity in accordance with the Investment Management Agreement.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof.

“Lender Funding Account” means the lender funding account established pursuant to Section 8.03(c).

“Lender Funding Subaccount” has the meaning specified in Section 8.03(c).

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Leverage Multiple” means, as of any date, the ratio of (A) the Row Advance Rate in effect on such date over (B) 1 minus the Row Advance Rate in effect on such date.

“Liabilities” has the meaning assigned to such term in Section 12.04(b).

“LIBOR” has the meaning assigned to such term on Schedule 6.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan Amount” means, with respect to a Collateral Obligation at the time of the Borrower’s acquisition thereof, an amount equal to the least of (a) if acquired by the Borrower for a purchase price equal to 95% or more of its outstanding principal amount (excluding any capitalized interest) as of the date of acquisition, such outstanding principal amount, (b) if acquired by the Borrower for a purchase price less than 95% of its outstanding principal amount (excluding any capitalized interest) as of the date of acquisition, such purchase price and (c) if acquired from an Affiliate of the Borrower, the current cost basis of the seller or transferor.

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Maintenance Covenant” means, a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Value” means, with respect to any loans or other assets, the amount (determined by the Investment Manager in accordance with the Servicing Standard) equal to the product of the principal amount thereof and the price determined in the following manner:

(a) the bid-side quote determined by any of Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc., IDC, Houlihan Lokey or any other nationally recognized loan pricing service selected by the Investment Manager;

(b) if such quote described in clause (a) is not available,

(i) the average of the bid-side quotes determined by three independent broker-dealers active in the trading of such asset;

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii) if only one such bid can be obtained, such bid; or

(c) if the Market Value of an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value, provided that the Appraised Value of such Collateral Obligation has been obtained or updated within the immediately preceding three months;

(d) if such quote or bid described in clause (a), (b) or (c) is not available, then the Market Value of such Collateral Obligation shall be the lower of (i) the higher of (A) the DBRS Recovery Rate and (B) 70% of the outstanding principal amount of such Collateral Obligation and (ii) the Market Value determined by the Borrower exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; or

(e) if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

“Master Transfer Agreement” means the Amended and Restated Master Sale and Contribution Agreement, dated as of the ARCA Closing Date, as amended, restated, supplemented or otherwise modified from time to time, between the Borrower, as assignee, and TPG Specialty Lending, Inc., as assignor.

“Material Adverse Effect” means any event that has, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Investment Manager (b) the ability of the Borrower or the Investment Manager to perform its material obligations under this Agreement and the other Facility Documents or (c) the material rights, interests, remedies or benefits (taken as a whole) available to the Lenders or Agents under this Agreement and the other Facility Documents, each as determined in good faith and on a commercially reasonable basis by the Facility Agent.

“Matrix” means the table set forth on Schedule 8 hereto.

“Maximum DBRS Risk Score Test” is a test satisfied on any date of determination if the Weighted Average DBRS Risk Score of the Collateral Obligations as of such date is less than or equal to the Row DBRS Average Risk Score, provided that Defaulted Obligations shall be excluded from such calculation.

“Minimum Average Recovery Rate Test” means a test that will be satisfied on any date of determination if the Weighted Average Recovery Rate of Performing Collateral Obligations as of such date is greater than or equal to 46%.

“Minimum Diversity Score Test” means a test that will be satisfied on any date of determination if the Diversity Score of the Collateral Obligations, calculated as a single number in accordance with standard diversity scoring methodology using DBRS Industry Classifications, equals or exceeds the Row Diversity Score and in no event less than 6.

“Minimum Overcollateralization Ratio Test” means a test that will be satisfied on any date of determination if the Overcollateralization Ratio at such time is greater than or equal to the Row Minimum OC Level.

“Minimum Weighted Average Fixed Rate Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Fixed Rate Coupon equals or exceeds 6.00%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread equals or exceeds the Row Spread Level and in no event less than 4.50%.

“Money” has the meaning specified in Section 1-201(24) of the UCC, and shall be deemed to include “Monies” wherever such term may be used herein.

“Monthly Report” has the meaning specified in Section 8.06(a).

“Monthly Report Date” means the 15th day of each calendar month in each year, the first of which shall be June 15, 2012; provided that, (i) if any such day is not a Business Day, then such Monthly Report Date shall be the next succeeding Business Day and (ii) the final Monthly Report Date shall be on the Final Maturity Date.

“Monthly Report Determination Date” means, with respect to any Monthly Report Date, the sixth Business Day prior to such Monthly Report Date.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Natixis” has the meaning assigned to such term in the introduction to this Agreement.

“Net Loss Amount” means, as of any date of determination, (i) in the case of a Defaulted Obligation, the product of (x) the difference (whether a positive or negative number) between the purchase price in respect of such Defaulted Obligation and the Market Value in respect of such Collateral Obligation in each case expressed as a percentage multiplied by (y) the Principal Balance in respect of such Collateral Obligation and (ii) for each sale of a Collateral Obligation by the Borrower to a Person that is not an Affiliate thereof, the product of (x) the difference (whether a positive or negative number) between the purchase price in respect of such Collateral Obligation and the sale price obtained by the Borrower (excluding accrued interest) in respect of such Collateral Obligation, in each case, expressed as a percentage, multiplied by (y) the Principal Balance in respect of such Collateral Obligation.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means, all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes, the Collateral Agent Fee Letter or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all amounts payable hereunder.

“Obligor” means in respect of any Collateral Obligation of the Borrower, the Person primarily obligated to pay Collections in respect of such Collateral Obligation to the Borrower.

“Obligor Par Amount” means, on any date and with respect to each Obligor under a Collateral Obligation, the Aggregate Principal Balances of all Collateral Obligations (other than Defaulted Loan/Bonds) with respect to which such Obligor is the Obligor on such date; provided that, for purposes of calculating the Obligor Par Amount, any Obligors that are Affiliated with one another will be considered one Obligor.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Offer” has the meaning given in Section 8.07(c).

“Original Closing Date” means May 8, 2012.

“Original Closing Date Expenses” means amounts due in respect of actions taken on or before the Original Closing Date or in connection with the closing of the transactions contemplated by the Existing Credit Agreement.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement, the Notes or any other Facility Document).

“Other Taxes” has the meaning given in Section 12.03(b).

“Overcollateralization Ratio” means the percentage equivalent of a fraction, the numerator of which is the Principal Collateralization Amount and the denominator of which is the Borrower Liabilities.

“Participant” means any Person to whom a participation is sold as permitted by Section 12.06(c).

“Participation Interest” means a participation interest in a loan or other obligation that would, at the time of acquisition, or the Borrower’s commitment to acquire the same, constitute a Collateral Obligation.

“PATRIOT Act” has the meaning assigned to such term in Section 12.17.

“Payment Account” means the payment account of the Collateral Agent established pursuant to Section 8.03(a).

“Payment Date” means the 15th day of January, April, July and October in each year, the first of which shall be July 15, 2012; provided that, (i) if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day and (ii) the final Payment Date shall be the Final Maturity Date.

“Payment Date Report” has the meaning specified in Section 8.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such lender with an assignor, or (b) with respect to a lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as the assigning Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such lender with an assignor.

“Performing Collateral Obligation” means a Collateral Obligation that is not a Defaulted Loan/Bond.

“Permitted Assignee” means a Lender, an Affiliate of a Lender, a CP Conduit related to a Lender or a Conduit Support Provider.

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) the restrictions on transferability imposed by the Related Documents (but only to the extent relating to customary procedural requirements and agent consents expected to be obtained in due course and not to Obligor consents) and (iii) inchoate Liens for taxes not yet payable and mechanics’ or suppliers’ liens for services or materials supplied the payment of which is not yet overdue or for which adequate reserves have been established.

“Permitted U.S. Holder” means any Person that is both (1) a United States person and (2) a PTP Compliant Holder.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Portfolio Advance Rate” means the percentage equivalent of a fraction, the numerator of which is the Borrower Liabilities and the denominator of which is the Principal Collateralization Amount.

“Portfolio Exposure Amount” means, at any time, the excess (if any) of (x) the aggregate unfunded amounts in respect of all Revolving Collateral Loans and Delayed Drawdown Collateral Loans and all amounts due for unsettled purchases at such time over (y) the aggregate amount on deposit in the Revolving Reserve Account at such time.

“Post-Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement plus 2.0% per annum.

“Principal Balance” means:

(a) with respect to any Collateral Obligation other than a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, as of any date of determination, the Loan Amount of such Collateral Obligation (after adjustment for any repayments and exclusive of both capitalized interest and accrued interest); and

(b) with respect to any Revolving Collateral Loan or Delayed Drawdown Collateral Loan, as of any date of determination, the Loan Amount of such Revolving Collateral Loan or Delayed Drawdown Collateral Loan (after adjustment for any borrowings or repayments and exclusive of both capitalized interest and accrued interest), plus (except as expressly set forth in this Agreement) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Loan or Delayed Drawdown Collateral Loan;

provided, in all cases, that the Principal Balance of any Equity Security shall be deemed to be zero.

“Principal Collateralization Amount” means an amount equal to the result of (i) the Aggregate Principal Balance of all Performing Collateral Obligations (provided that for such purposes, each Collateral Obligation whose purchase price is below 95% will be carried at its purchase price expressed as a percentage, times its outstanding principal balance), plus (ii) the aggregate amount of cash on deposit in the Principal Collection Subaccount.

“Principal Collection Subaccount” has the meaning specified in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including sales and unapplied proceeds of the Advances and any Cash equity contributions pursuant to Section 10.04.

“Priority Hedge Termination Event” means the occurrence of (i) the Borrower’s failure to make required payments or deliveries that constitutes a default pursuant to an Eligible Hedge Agreement with respect to which the Borrower is the sole defaulting party, (ii) events of bankruptcy, dissolution or insolvency with respect to the Borrower, (iii) an irrevocable order to liquidate the Collateral due to an Event of Default under this Agreement, (iv) a change in law after the Closing Date which makes it unlawful for the Borrower to perform its obligations under an Eligible Hedge Agreement or (v) any termination of an Eligible Hedge Agreement as a result of actions taken by the Facility Agent in response to a reduction in the Aggregate Principal Balance of the Collateral Obligations.

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Authorities) but excluding any customary procedural requirements and agents’ consents expected to be obtained in due course in connection with the transfer of the Collateral Obligations to the Borrower.

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Professional Independent Manager” has the meaning assigned to such term in Section 5.02(u).

“Program Manager” means the investment manager or administrator of a CP Lender, as applicable.

“Prohibited Transaction” means (i) a transaction described in Section 406(a) of ERISA that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or (ii) a transaction prohibited under Similar Law.

“PTP Compliant Holder” means any Person if the transfer or issuance of an Equity Interest to such Person will not cause the Borrower to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code and, if such Person is itself a disregarded entity, partnership or grantor trust, such Person has covenanted and represented to the Borrower that it will prevent, and will not recognize any transfer of its own equity interests that would cause the Borrower to be a publicly traded partnership.

“Qualified Purchaser” has the meaning specified in Section 12.06(e).

“Quarterly Asset Amount” means, for any Payment Date, the sum of (i) the Daily Average Collateral Obligation Commitment Amount for such Payment Date and (ii) the daily average balance of cash on deposit in the Principal Collection Subaccount for the Collection Period related to such Payment Date.

“Rating Agency” means DBRS or, with respect to the Collateral generally, Moody’s, Fitch, S&P or DBRS (or, if, at any time Moody’s, Fitch, S&P or DBRS ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Investment Manager and consented to by the Facility Agent). In the event that at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency’s published ratings for the type of obligation in respect of which such replacement rating agency is used.

“Rating Confirmation” means, with respect to any action or proposed action, a condition that is satisfied (and upon satisfaction of such condition, the related Rating Confirmation shall be deemed to have been satisfied) if DBRS has been notified in writing by the Borrower of such action or proposed action and none of the Borrower, the Investment Manager or any of the Secured Parties has received a written communication relating to such action or proposed action from DBRS within 10 Business Days following such notification by the Borrower.

“Rating Criteria” is satisfied for any Person at any time if:

(a) such Person has a DBRS Short Term Rating of at least “R-1 (middle)” and a DBRS Long Term Rating of at least “A (high)” at such time; or

(b) such Person’s obligations in respect of this Agreement are fully supported by a Conduit Support Facility provided by one or more Conduit Support Providers, or one or more guarantors, and each such Conduit Support Providers or guarantors meets the requirements under clause (a) above at such time; or

(c) a Rating Confirmation is obtained with respect to such Person’s failure to satisfy the requirements under either of clause (a) or (b) at such time and both the Borrower and the Facility Agent have consented thereto.

“Real Estate Loan” means any debt obligation that is directly or indirectly secured by a mortgage or deed of trust or any security interest, in each case, on residential, commercial, office, retail or industrial property and is underwritten as a mortgage loan (including, for the avoidance of doubt, a debt obligation of an Obligor whose operating cash flow is primarily derived from the sale or liquidation of the aforementioned types of property).

“Register” has the meaning specified in Section 12.06(d).

“Regulatory Change” has the meaning specified in Section 2.09(a).

“Regulation U” and “Regulation X” mean Regulation U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having Eligible Investment Required Ratings; provided that such agreement provides that it is terminable by the purchaser, without penalty and with the return of all invested funds, if within 60 days after the provider of such agreement no longer satisfies the Eligible Investment Required Ratings the provider has failed to obtain either (i) (x) a guarantor with Eligible Investment Required Ratings to guarantee the obligations of such provider under such agreement and (y) a Rating Confirmation or (ii) (x) a replacement provider with Eligible Investment Required Ratings and (y) a Rating Confirmation.

“Reinvestment Period” means the period from and including the Original Closing Date to and including the earliest of (a) July 21, 2014 (provided that, by written notice provided by the Borrower or the Investment Manager no later than June 21, 2014 to the Agents, the Lenders and DBRS, such date may be extended to January 21, 2015); (b) the date of the acceleration of the maturity of the Advances pursuant to Section 6.01; (c) the occurrence of any Change in Control; (d) the date on which the Investment Manager shall no longer be TPG Specialty Lending, Inc. unless each of the Lenders and the Facility Agent have otherwise consented; (e) the date on which the Investment Manager shall have notified the Borrower of its intention to resign as Investment Manager or the occurrence of any other termination of the Investment Management Agreement, whether or not in accordance with its terms; and (f) the termination of the Commitments in whole pursuant to Section 2.06(b).

“Related Documents” means, with respect to any Collateral Obligation, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Obligation. As used in this Agreement, each reference to the Related Documents to which the Borrower is a party shall be deemed to mean the Related Documents to which the Borrower is a party or to which the Borrower is otherwise bound.

“Related Document Modification” has the meaning assigned to such term in Section 5.02(v).

“Related Person” has the meaning assigned to such term in Section 2.04(f).

“Replacement Investment Management Fee” means the fee that may be payable to, or at the direction of, the Lenders in arrears on each Payment Date, in an amount, if payable, equal to 0.25% per annum of the Quarterly Asset Amount.

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of outstanding Advances plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all outstanding Advances; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders such Defaulting Lender’s unfunded Commitments; provided, further, that at any time there is more than one Lender hereunder the Required Lenders shall always be at least two Lenders.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such corporation or other entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, the Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, and (f) when used with respect to the Custodian and the Collateral Agent, any officer assigned to the corporate trust department (or any successor thereto) of such Person, including any Vice President, Assistant Vice President, Trust Officer, or any other officer of the Custodian or the Collateral Agent, as the case may be, customarily performing functions similar to those performed by any of the above designated officers, in each case having direct responsibility for the administration of this Agreement.

“Retained Interest” means the Retention Provider’s membership interest in the Borrower as required and set forth in the Retention Letter.

“Retention Letter” means each letter relating to the retention of net economic interest in substantially the form of Exhibit F hereto, from the Retention Provider and addressed to each Affected Lender, the Facility Agent and the Borrower.

“Retention Provider” means TPG Specialty Lending, Inc.

“Retention Requirement” means the requirements and obligations of the Retention Provider as set forth in the Retention Letter.

“Retention Requirement Laws” means Article 405(1), the CRR and Article 17, together with the Final Draft RTS and any other applicable guidance, technical standards or related documents published by the European Banking Authority (including its predecessor, the Committee of European Banking Supervisors, and any successor or replacement agency or authority) and any delegated regulations of the European Commission (and in each case including any amendment or successor thereto).

“Revolving Collateral Loan” means any Collateral Obligation (other than a Delayed Drawdown Collateral Loan) that is a loan (including, without limitation, revolving credit loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Borrower; provided that any such Collateral Obligation will be a Revolving Collateral Loan only until all commitments to make revolving advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Revolving Reserve Account” means the account established pursuant to Section 8.04.

“Revolving Reserve Required Amount” has the meaning set forth in Section 8.04.

“Row Advance Rate” means, (i) prior to the Commitment Termination Date, the applicable Row Advance Rate as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level and (ii) on any date after the Commitment Termination Date, the Row Advance Rate shall equal zero.

“Row DBRS Average Risk Score” means the applicable Row DBRS Average Risk Score as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level.

“Row Diversity Score” means the applicable Row Diversity Score as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level.

“Row Minimum OC Level” means the applicable Row Minimum OC Level as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level.

“Row Spread Level” means the applicable Row Spread Level as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level.

“S&P” means Standard & Poor’s Ratings Group, together with its successors.

“Scheduled Distribution” means, with respect to any Collateral Obligation, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Obligation.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Secured Parties” means the Facility Agent, the Collateral Agent, the Custodian, State Street Bank and Trust Company (in its capacity as a Securities Intermediary under the Account Control Agreement), the Lenders and their respective permitted successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provisions shall be deemed to be a reference to any successor statutory or regulatory provision.

“Securities Intermediary” has the meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Servicing Standard” means the standard of care of the Investment Manager specified in Section 2(a) of the Investment Management Agreement.

“Settled” means, with respect to a loan, other debt obligation or Participation Interest (for purposes of this definition, a “loan”), that (a) such loan is owned by the Borrower and has been fully paid for by the Borrower, (b) all requisite consents and acceptances required in connection with the Borrower’s ownership of such loan have been obtained and (c) all documentation establishing the Borrower’s ownership of such loan is valid, binding and enforceable and is in the possession (including electronically) of the Collateral Agent.

“Settlement Date Rate” means with respect to a Canadian Dollar Obligation, the applicable Spot Foreign Exchange Rate as of the date that such Canadian Dollar Obligation has Settled.

“Similar Law” means any federal, state or local law or regulations that are substantially similar to Title I of ERISA or Section 4975 of the Code.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Special Purpose Entity” has the meaning assigned to such term in Section 5.02(u).

“Special Purpose Provisions” has the meaning assigned to such term in Section 9(j) of the Borrower LLC Agreement.

“Specified Change” means, with respect to any Collateral Obligation, any amendment, consent, waiver or other modification with respect to a Related Document that (a) reduces the principal amount of such Collateral Obligation, (b) reduces the rate of interest payable on such Collateral Obligation by greater than 3% per annum (whether calculated based on a spread above a floating reference rate or a fixed rate), (c) reduces the aggregate amount of principal payable on any one or more scheduled amortization or other redemption dates within any 12-month period by greater than 25%, provided that there is no reduction in the absolute amount of principal due, (d) increases the advance rate or other borrowing base formula utilized with such Collateral Obligation by greater than 10%, (e) postpones the Due Date of any Scheduled Distribution in respect of such Collateral Obligation, (f) releases any material guarantor or co-obligor of such Collateral Obligation from its obligations, (g) transfers or otherwise releases all or substantially all of the assets securing such Collateral Obligation, (h) changes any of the provisions of a Related Document specifying the number or percentage of lenders required to effect any of the foregoing or (i) changes (I) any covenant therein (other than a financial covenant) in a manner that is material and favorable to the respective Obligor or (II) any financial covenant therein (whether expressed as a covenant, event of default or otherwise) in a manner that is favorable to the respective Obligor, but, in the case of this clause (i), only if the Investment Manager or any of its Affiliates (other than the Borrower) either (A) owns or controls 33-1/3% or more of the voting rights or economic interest of the related Obligor or (B) is a controlling equity holder of the related Obligor.

“Specified LIBOR” means, at any time:

(a) if no Interest Accrual Period for Eurodollar Rate Advances is then in effect hereunder, LIBOR determined as if (1) Eurodollar Rate Advances having an aggregate principal balance of $10,000,000 were outstanding hereunder and (2) the related Interest Accrual Period were in effect for the period from the immediately preceding Payment Date (or, if prior to the first Payment Date, the Original Closing Date) through the next following Payment Date;

(b) if only one Interest Accrual Period for Eurodollar Rate Advances is outstanding at such time, the LIBOR rate in effect with respect to the Eurodollar Rate Advances for such Interest Accrual Period; and

(c) if more than one Interest Accrual Period for Eurodollar Rate Advances is outstanding at such time, a rate per annum equal to (1) the sum of the products, for each such Interest Accrual Period, of the LIBOR rate in effect with respect to such Interest Accrual Period multiplied by the outstanding principal amount of Eurodollar Rate Advances then bearing interest at a rate based on such LIBOR rate, divided by (2) the aggregate outstanding principal amount of all Eurodollar Rate Advances outstanding at such time, rounded to the nearest 0.01%.

“Spot Foreign Exchange Rate” means on any date the spot rate for conversion of Canadian Dollars into United States Dollars as published on Reuters page FXFX at 11:00 a.m. New York time. For the avoidance of doubt, the Spot Foreign Exchange Rate shall be expressed as the number of Canadian Dollars that may be purchased with one Dollar.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that ABL Facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).

“Taxes” means any and all present or future taxes, and similar levies, imposts, deductions, charges, withholdings (including backup withholding), assessments, fees and other charges imposed by any governmental Authority, and all liabilities (including penalties, interest and expenses) with respect thereto.

“Total Capitalization” means, at any time, the result of (i) the Aggregate Principal Balance of all Performing Collateral Obligations, plus (ii) the aggregate amount of cash on deposit in the Principal Collection Subaccount, plus (iii) the excess of the aggregate amount of the undrawn Commitments over the Portfolio Exposure Amount that may be drawn and used to purchase additional Collateral Obligations at such time in accordance with the terms of this Agreement (including subject to compliance with the applicable Row Advance Rate).

“Total Commitment” means (a) on or prior to the Commitment Termination Date, $175,000,000 (as such amount may be reduced from time to time pursuant to Section 2.05(b) or Section 2.06) and (b) following the Commitment Termination Date, zero.

“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

“UCC” means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that, if by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“United States” and “U.S.” mean the United States of America.

“United States person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Waived Matters” has the meaning assigned to such term in Section 12.23(a).

“Weighted Average DBRS Risk Score” means, as of any date of determination, the number (rounded to the nearest hundredth) determined by summing the products obtained by multiplying:

The Principal Balance of each Collateral Obligation	X	The DBRS Risk Score of such Collateral Obligation (as determined as provided on Schedule 4 hereto)

and dividing such sum by:

The Aggregate Principal Balance of all such Collateral Obligations.

“Weighted Average Fixed Rate Coupon” means, as of any date, the number, expressed as a percentage, determined by summing the products obtained by multiplying:

The sum, for each Fixed Rate Obligation, of the stated interest coupon on such Collateral Obligation	X	The Principal Balance of such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Loans or Revolving Collateral Loans)

and dividing such sum by:

the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Drawdown Collateral Loans or Revolving Collateral Loans that are Fixed Rate Obligations);

provided that if the foregoing amount is less than 6.00%, then all or a portion of the Weighted Average Fixed Rate Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Fixed Rate Coupon Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the Row Spread Level in effect as of such date, and (ii) the Aggregate Principal Balance of all Collateral Obligations that are not Fixed Rate Obligations as of such date, and the denominator of which is the Aggregate Principal Balance of all Fixed Rate Obligation as of such date (in each case, excluding the unfunded portion of any Delayed Drawdown Collateral Loans or Revolving Collateral Loans that are Fixed Rate Obligations). In computing the Weighted Average Fixed Rate Coupon Adjustment on any date, the Weighted Average Spread for such date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

“Weighted Average Maturity Date” means, as of any date of determination, with respect to all Performing Collateral Obligations, the date calculated by adding to the Original Closing Date the weighted average maturity of such Performing Collateral Obligations (expressed as a number of months from the Original Closing Date) calculated by (a) summing the Average Maturity Dates of such Performing Collateral Obligations and (b) dividing such sum by the Aggregate Principal Balance of such Performing Collateral Obligations, in each case as of such date.

“Weighted Average Maturity Date Test” means a test that will be satisfied on any date of determination if the Weighted Average Maturity Date of all Performing Collateral Obligations as of such date is on or before May 8, 2019.

“Weighted Average Recovery Rate” means, as of any date, the number determined by summing the products obtained by multiplying:

The DBRS Recovery Rate with respect to each Performing Collateral Obligation	X	The Principal Balance of such Performing Collateral Obligation as of such date and dividing such sum by:

The Aggregate Principal Balance of such Performing Collateral Obligations as of such date.

“Weighted Average Spread” means, as of any date, the number determined by summing the number obtained by adding:

The Aggregate Funded Spread (with respect to all Collateral Obligations that are not Fixed Rate Obligations)	+	The Aggregate Unfunded Spread

and dividing such sum by:

The Aggregate Principal Balance of all Collateral Obligations that are not Fixed Rate Obligations as of such date;

provided that if the foregoing amount is less than the Row Spread Level in effect as of such date, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Spread Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Fixed Rate Coupon for such date over 6.00% and (ii) the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Drawdown Collateral Loans or Revolving Collateral Loans that are Fixed Rate Obligations), and the denominator of which is the Aggregate Principal Balance of all Collateral Obligations that are not Fixed Rate Obligations as of such date. In computing the Weighted Average Spread Adjustment on any date, the Weighted Average Fixed Rate Coupon for such date shall be computed as if the Weighted Average Fixed Rate Coupon Adjustment was equal to zero.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Revolver” means a revolving lending facility secured by all or a portion of the current assets of the related obligor.

“Zero Coupon Obligation” means a Collateral Obligation that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02 Rules of Construction.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (iv) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (vi) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (vii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (viii) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (ix) unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time and (x) unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.03 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04 Collateral Value Calculation Procedures.

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Obligations, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Obligations and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Collateral Obligations securing the Advances shall be made on the basis of information as to the terms of each of such Collateral Obligations and upon reports of payments, if any, received on such Collateral Obligations that are furnished by or on behalf of the Obligor of such Collateral Obligations and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include ticking fees in respect of Collateral Obligations, and other similar fees, unless or until such fees are actually paid.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Obligations (other than Defaulted Loan/Bonds, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Collateral Obligations (including the proceeds of the sale of such Collateral Obligations received and, in the case of sales which have not yet settled, to be received during the Collection Period) and not reinvested in additional Collateral Obligations or retained in the Collection Account for subsequent reinvestment pursuant to Section 10.02 that, if received as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received in prior Collection Periods that were not disbursed on a previous Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 10.02.

(d) Each Scheduled Distribution receivable with respect to a Collateral Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate (as determined on each relevant date of determination). All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Advances or other amounts payable pursuant to this Agreement.

(e) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Loan/Bonds will be treated as having a Principal Balance equal to zero.

(g) Except as otherwise provided herein, Defaulted Loan/Bonds will not be included in the calculation of the Collateral Quality Tests.

(h) For purposes of determining the Minimum Weighted Average Spread Test (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Obligation include references to the Borrower’s acquisition of such Collateral Obligation by way of contribution from the Investment Manager or an Affiliate thereof. Portions of the same Collateral Obligation acquired by the Borrower on different dates (whether through purchase or receipt by contribution, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Obligation, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Obligation). The “purchase price” for all or part of any Collateral Obligation acquired from an Affiliate of the Borrower, paid in the form of a contribution to the capital of the Borrower, shall be consistent with the amount that would be paid in an arms-length transaction with a non-Affiliate.

(j) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k) Any Specified Change that results in the transfer or release of all or substantially all of the assets securing a Collateral Obligation shall, for purposes of the Concentration Limitations, result in the recategorizing of such Collateral Obligation as an Equity Security.

(l) As of any date of determination, for purposes of all calculations under this Agreement, each Canadian Dollar Obligation and all cashflows in respect thereto (whether existing or anticipated) shall be expressed in Dollars applying the Settlement Date Rate relating to such Canadian Dollar Obligation; provided that if as of such date of determination the Settlement Date Rate relating to such Canadian Dollar Obligation is less than the prevailing Spot Foreign Exchange Rate as of such date of determination, then such Canadian Dollar Obligation shall be expressed in Dollars applying the prevailing Spot Foreign Exchange Rate as of such date of determination.

(m) Unless otherwise specified, for purposes of calculating compliance with any tests in this Agreement (including without limitation the Coverage Tests, the Collateral Quality Tests and the Concentration Limitations), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

ARTICLE II

ADVANCES UNDER THE FACILITY

Section 2.01 Revolving Credit Facility.

On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make advances to the Borrower (each, an “Advance” and each borrowing on any single day, a “Borrowing”) from time to time on any Business Day during the period from the Original Closing Date until the Commitment Termination Date, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Total Commitment; provided, that no such Advances and no prepayment of any Advances shall be made on the Business Day immediately preceding (but not including) any Payment Date.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Immediately prior to the Commitment Termination Date, the Total Commitment of $175,000,000 was held by Versailles Assets LLC. Immediately prior to the Closing Date, Advances in the amount of $128,724,731.69 were held by Versailles Assets LLC. As consideration for the re-allocation of the Advances as of the Closing Date, (i) Fifth Third Bank, as a Lender, will pay to Versailles Assets LLC, as a Lender, the sum of $75,000,000 and (ii) Sun Life Assurance Company of Canada, as a Lender, will pay to Versailles Assets LLC, as a Lender, the sum of $30,000,000, in each case on the Closing Date. With respect to the Advances held by Versailles Assets LLC immediately prior to the Closing Date, the Borrower shall pay all accrued and unpaid interest thereon to Versailles Assets LLC on the Closing Date. After giving effect to such payments on the Closing Date, Schedule 1 hereto details the allocation of the Advances as of the Closing Date with the Advances of each Lender set forth opposite the name of such Lender. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that, as of the Closing Date, the Commitment Termination Date has occurred and the Borrower has no ability to borrow any Advances on or after the Closing Date.

Section 2.02 Advances.

(a) If the Borrower desires to make a Borrowing under this Agreement it shall give each Lender and the Facility Agent (with a copy to the Collateral Agent) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt by the Facility Agent) not later than 11:00 a.m. at least three Business Days prior to the day of the requested Borrowing (or such lesser notice period that the Facility Agent deems acceptable in its sole discretion).

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, and otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $1,000,000 or an integral multiple of $500,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder).

(b) Each Lender shall not later than 2:00 p.m. on each Borrowing Date in respect of an Advance make its Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Principal Collection Subaccount.

Section 2.03 Evidence of Indebtedness; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder.

(b) Any Lender may request that its Commitment to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clauses (a) and (b) of this Section 2.03.

Section 2.04 Payment of Principal and Interest.

The Borrower shall pay principal and interest on the Advances as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at the following rates per annum:

(i) Base Rate Advances. While an Advance is a Base Rate Advance, a rate per annum equal to the sum of the Base Rate in effect from time to time plus the Facility Margin Level.

(ii) Eurodollar Rate Advances. While an Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Accrual Period for such Advance equal to the sum of LIBOR for such Interest Accrual Period plus the Facility Margin Level.

(iii) Cost of Funds Rate Advances. While an Advance is a Cost of Funds Rate Advance, a rate per annum equal to the sum of the Cost of Funds Rate in effect from time to time plus the Facility Margin Level.

All Advances shall constitute Cost of Funds Rate Advances or Eurodollar Rate Advances (subject to the conversion of Eurodollar Rate Advances to Base Rate Advances pursuant to Section 2.11), provided that, (i) in the event the Borrower is no longer able to borrow Eurodollar Rate Advances as a result of the occurrence of any of the circumstances set forth in Section 2.11, the Borrower may request Base Rate Advances hereunder until such time as Eurodollar Rate Advances are available and (ii) after the occurrence and during the continuation of any Event of Default, all Eurodollar Rate Advances and all Cost of Funds Rate Advances will be converted to Base Rate Advances at the end of the applicable Interest Accrual Period if so directed by the Facility Agent (at the direction of the Required Lenders). All Advances by CP Lenders shall constitute Cost of Fund Rate Advances, except if a CP Lender is a CP LIBOR Lender, in which case Advances by CP LIBOR Lenders shall constitute Eurodollar Rate Advances (subject to the conversion of Eurodollar Rate Advances to Base Rate Advances as described above).

The Calculation Agent shall provide notice to the Facility Agent and the Lenders of any and all LIBOR rate sets on the date that any such rate set is determined.

(c) Accrued interest on each Advance shall be payable in arrears (x) on each Payment Date, and (y) on each date of prepayment of principal thereof, on the principal amount so prepaid to but excluding the date of prepayment.

(d) Subject in all cases to Section 2.04(f), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e) As a condition to the payment of principal of and interest on any Advance without the imposition of withholding tax, each Agent and the Borrower may require certification acceptable to such Agent or the Borrower from any recipient to enable the Borrower and the Agents to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f) Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower only payable solely from the Collateral and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns (any “Related Person”) for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to (x) the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (y) any Affiliate of the Borrower under any Facility Document to which they are party thereto or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Related Person.

Section 2.05 Prepayment of Advances.

(a) Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay the Advances in whole or in part, without penalty or premium; provided that the Borrower shall have delivered to the Lenders and the Facility Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon on the Business Day that is (i) in the case of Eurodollar Rate Advances and Cost of Funds Rate Advances, three Business Days prior to the date of such prepayment, and (ii) in the case of Base Rate Advances, one Business Day prior to the date of such prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments. The Borrower shall prepay the Advances and make deposits in the Revolving Reserve Account on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date and amounts to be deposited in the Revolving Reserve Account in accordance with the Priority of Payments. In connection with such prepayment and deposit to be made in the Revolving Reserve Account on any Payment Date in an amount necessary to result in the satisfaction of the Coverage Tests, the corresponding Commitment as of such date shall be terminated in an amount equal to the lesser of (i) the amount so deposited in the Revolving Reserve Account at such Payment Date, and (ii) the Total Commitment as in effect on such date.

(c) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be (i) subject to Sections 2.04(c) and 2.10 and (ii) applied to the Advances of the Lenders in accordance with their respective Percentages.

Section 2.06 Reductions in Commitments.

(a) Automatic Reduction and Termination. The Total Commitment (and the Commitment of each Lender) shall be automatically reduced to zero at the close of business on the Commitment Termination Date. The Borrower shall not terminate or reduce the Total Commitment (including, without limitation, pursuant to Section 2.05(b)) if, to the extent that after giving effect to such reduction or termination, a Commitment Shortfall shall exist.

(b) Optional Termination in Whole. Prior to the Commitment Termination Date, the Borrower shall have the right at any time to terminate the Commitments in their entirety upon not less than 5 Business Days’ prior notice to the Lenders and the Facility Agent of any such termination, which notice shall specify the effective date of such termination, provided that all amounts due under this Agreement and the other Facility Documents are satisfied in full, including without limitation all principal, interest, Commitment Fees and Administrative Expenses. Such notice of termination shall be irrevocable and effective only upon receipt and shall terminate and cancel the Commitments of each Lender on the date specified in such notice.

(c) Optional Reductions in Part. Prior to the Commitment Termination Date, the Borrower shall have the right at any time to reduce permanently in an aggregate amount of at least $10,000,000 the unused amount of the Total Commitment upon not less than 5 Business Days’ prior notice to the Lenders and the Facility Agent of any such reduction, which notice shall specify the effective date of such reduction and the amount of any such reduction, provided that no such reduction will reduce the Total Commitments below the aggregate principal amount of Advances at such time. Such notice of reduction shall be irrevocable.

(d) Effect of Termination or Reduction. The Total Commitment (and the Commitment of each Lender) once terminated or reduced may not be reinstated. Each reduction of the Total Commitment pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07 Maximum Lawful Rate.

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08 Several Obligations.

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.

Section 2.09 Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law (a “Regulatory Change”) after the Original Closing Date, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Authority (whether or not having the force of law) after the Original Closing Date, there shall be any increase in the cost to any Affected Person, (A) other than with respect to Taxes, of agreeing to make or making, funding or maintaining Advances to the Borrower, (B) as a result of Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clause (ii) through (vi) of the definition of Excluded Taxes and (III) Connection Taxes) on Advances, Notes or Commitments, or reserves, other liabilities or capital attributable thereto or (C) other than Excluded Risk Retention Increased Costs, then the Borrower shall from time to time, on the Payment Dates (but subject in all cases to Section 2.04(f)), following such Affected Person’s demand, pay in accordance with the Priority of Payments to such Affected Person such additional amounts as may be sufficient to compensate such Affected Person for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrower by an Affected Person (with a copy to the Agents and DBRS), shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, each of (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith (the “Dodd-Frank Act”), (ii) the Retention Requirement Laws, (iii) any law, request, rule, guideline or directive promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (“Basel III”), and (iv) any existing or future rules, regulations, guidance, interpretations or directives from the U.S. bank regulatory agencies relating to the Dodd-Frank Act, Basel III or the Retention Requirement Laws (whether or not having the force of law), and all rules and regulations promulgated thereunder or issued in connection therewith shall in each case be deemed to have been introduced after the Original Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Parties as of the Original Closing Date, regardless of the date enacted, adopted or issued.

(b) If an Affected Person determines that (i) the applicability of any law, rule, regulation or guideline adopted after the Original Closing Date pursuant to or arising out of Basel III or (ii) the adoption after the Original Closing Date of any other law, rule, regulation or guideline regarding capital adequacy affecting such Affected Person or any holding company for such Affected Person or (iii) compliance, implementation or application, whether commenced prior to or after the Original Closing Date, by any Affected Person with the Dodd-Frank Act, Basel III, the Retention Requirement Laws or any rules, regulations, guidance, interpretations or directives from bank regulatory agencies promulgated in connection therewith or (iv) any change arising after the Original Closing Date in the foregoing or in the interpretation or administration of any of the foregoing by any governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (v) compliance by any Affected Person (or any lending office of such Affected Person), or any holding company for such Affected Person which is subject to any of the capital requirements described above, with any request or directive issued after the Original Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, (A) affects the amount of capital required to be maintained by such Affected Person and that the amount of such capital is increased by or based upon the existence of such Affected Person’s Commitment under this Agreement or upon such Affected Person’s making, funding or maintaining Advances or (B) reduces the rate of return of an Affected Person to a level below that which such Affected Person could have achieved but for such compliance (taking into consideration such Affected Person’s policies with respect to capital adequacy), then the Borrower shall from time to time, on the Payment Dates (but subject in all cases to Section 2.04(f)), following such Affected Person’s demand, pay in accordance with the Priority of Payments such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or reduced return (other than in respect of Excluded Risk Retention Increased Costs). If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09(b), it shall promptly notify the Borrower (with a copy to the Agents and DBRS) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest error.

Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts to designate a different lending office if, in the judgment of such Lender, such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision. Notwithstanding anything to the contrary in this Section 2.09, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.

Notwithstanding the foregoing, if the Borrower is otherwise in compliance with its covenants and representations in this Agreement with respect to the Retention Requirement Laws, and the reason for the increased cost incurred by an Affected Party pursuant to this Section 2.09 is the negligence or willful failure of such Affected Party or an Affiliate thereof to comply with the Retention Requirement Laws, the Borrower shall not be obligated to compensate such Affected Party for such increased costs.

Section 2.10 Compensation; Breakage Payments.

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates, following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts), in accordance with the Priority of Payments, for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by the Borrower to make or carry a Eurodollar Rate Advance or a Cost of Funds Rate Advance made to the Borrower and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits or margin), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Eurodollar Rate Advance or Cost of Funds Rate Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Eurodollar Rate Advances occurs on a date that is not the last day of the relevant Interest Accrual Period, (iii) if any payment or prepayment of any Eurodollar Rate Advance or Cost of Funds Rate Advance is not made on any date specified in a Notice of Prepayment given by the Borrower, (iv) if any Eurodollar Rate Advance is converted into a Base Rate Advance on a date other than the last day of the Interest Accrual Period therefor or (v) as a consequence of any other default by the Borrower to repay its Eurodollar Rate Advances or Cost of Funds Rate Advances when required by the terms of this Agreement. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents and DBRS, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11 Illegality; Inability to Determine Rates.

(a) Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for a Lender to (i) honor its obligation to make Eurodollar Rate Advances hereunder, or (ii) maintain Eurodollar Rate Advances hereunder, then such Lender shall promptly notify the Agents and the Borrower thereof (with a copy to DBRS), and such Lender’s obligation to make or maintain Eurodollar Rate Advances hereunder shall be suspended until such time as such Lender may again make and maintain Eurodollar Rate Advances, and such Lender’s outstanding Eurodollar Rate Advances shall be automatically converted into Base Rate Advances on the date that such Lender shall specify to the Agents and the Borrower.

(b) Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Eurodollar Rate Advances pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Eurodollar Rate Advances; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c) If prior to the first day of any Interest Accrual Period, either (i) the Calculation Agent determines that for any reason adequate and reasonable means do not exist for determining LIBOR for such Interest Accrual Period for any Eurodollar Rate Advances, or (ii) the Facility Agent determines and notifies the Calculation Agent that the Eurodollar Rate with respect to such Interest Accrual Period for any Eurodollar Rate Advances does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Advances, the Calculation Agent will promptly so notify the Borrower, the Agents, each Lender and DBRS. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended until the Facility Agent revokes such notice, and all outstanding Eurodollar Rate Advances shall be converted into Base Rate Advances on the date that the Facility Agent shall specify to the Borrower.

Section 2.12 Rescission or Return of Payment.

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.13 Fees Payable by Borrower.

(a) The Borrower hereby agrees to pay to each Lender, other than a Defaulting Lender, a commitment fee (a “Commitment Fee”) on the daily average unused amount of the Commitment of such Lender, for each day during the period from the Original Closing Date until the Commitment Termination Date, at a rate equal to 0.75% per annum. Commitment Fees accrued during each Collection Period shall be payable on the related Payment Date.

(b) All payments by or on behalf of the Borrower under this Section 2.13 shall be made in accordance with the Priority of Payments.

Section 2.14 Post-Default Interest.

The Borrower shall pay interest on all Obligations that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15 Payments Generally.

(a) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement, shall be paid by the Borrower (through the Collateral Agent) to the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. Payments received after 1:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day.

(b) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of an Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on such Advance. All computations made by the Calculation Agent or the Facility Agent under this Agreement shall be conclusive absent manifest error.

Section 2.16 Lenders Not Satisfying the Rating Criteria.

If and for so long as any Lender fails to satisfy the Rating Criteria, such Lender may deposit, in accordance with Section 8.03(c), an amount equal to such Lender’s undrawn Commitment at such time in the appropriate Lender Funding Subaccount, and all principal payments in respect of the Advances which would otherwise be made to such Lender shall be diverted to the appropriate Lender Funding Subaccount, in accordance with Section 8.03(c), and any amounts in such Lender Funding Subaccount shall be applied to any future funding obligations of such Lender. If, within 20 Business Days after the date as of which any Lender has ceased to satisfy the Rating Criteria, such Lender has not deposited an amount equal to such Lender’s undrawn Commitment in the appropriate Lender Funding Subaccount, the Facility Agent will provide written notice thereof to DBRS.

Section 2.17 Applicable Row Level.

(a) On or prior to the date hereof, the Borrower or Investment Manager will specify the Applicable Row Level to be in effect for purposes of the Matrix by delivery of written notice to the Agents (with a copy to DBRS, the Collateral Agent, and the Lenders), signed by a Responsible Officer of the Borrower or Investment Manager, as applicable, certifying that (i) each Collateral Quality Test and Concentration Limitation is satisfied at such time, (ii) each Coverage Test is satisfied at such time, (iii) the Row Advance Rate to be in effect for purposes of the Matrix equals or exceeds the Portfolio Advance Rate at such time; and (iv) no Commitment Shortfall exists at such time, together with a report demonstrating compliance with each requirement set forth in the aforementioned clauses (i) through (iv).

(b) At any time after the delivery of the certification required in Section 2.17(a), the Borrower or the Investment Manager may specify a different Applicable Row Level than the one in use at that time by delivery of written notice to the Agents (with a copy to DBRS, the Collateral Agent and the Lenders), signed by a Responsible Officer of the Borrower or Investment Manager, as applicable, upon not more than five Business Days and not less than one Business Day prior to the day on which such different Applicable Row Level is to become effective for purposes of the Matrix certifying that (i) each Collateral Quality Test and Concentration Limitation is satisfied at such time, (ii) each Coverage Test is satisfied at such time, (iii) the Row Advance Rate that is in use at such time equals or exceeds the Portfolio

Advance Rate at such time; and (iv) no Commitment Shortfall exists at such time, together with a report demonstrating compliance with each requirement set forth in the aforementioned clauses (i) through (iv) as well as compliance with all columns in the Matrix for both the existing and proposed Applicable Row Level.

(c) Notwithstanding anything to the contrary herein, as of the Closing Date, the parties hereto agree that Applicable Row Level 12 is in effect and may not subsequently be changed.

Section 2.18 Replacement of Lenders.

(a) Notwithstanding anything to the contrary contained herein, in the event that any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09 (each such Affected Person, a “Potential Terminated Lender”), the Borrower shall be permitted, upon no less than ten (10) days notice to the Facility Agent and the Potential Terminated Lender, to (i)(1) elect to terminate the Commitment, if any, of such Potential Terminated Lender on the date specified in such termination notice, and (2) prepay on the date of such termination the outstanding principal amount of the Advances and all accrued and unpaid interest thereon of such Potential Terminated Lender, or (ii) elect to cause such Potential Terminated Lender to (and the Potential Terminated Lender must) assign 100% of its Commitment to a replacement lender (a “Replacement Lender”) (any such Potential Terminated Lender with respect to which the Borrower has made any such election, a “Terminated Lender”).

(b) The Borrower shall not make an election described in the preceding paragraph unless (a) no Default or Event of Default shall have occurred and be continuing at the time of such election (unless such Default or Event of Default would no longer be continuing after giving effect to such election), (b) in respect of an election described in clause (ii) of the immediately preceding paragraph only, on or prior to the effectiveness of the applicable assignment, the Terminated Lender shall have been paid the outstanding principal amount of the Advances and all accrued and unpaid interest thereon of such Terminated Lender by or on behalf of the related Replacement Lender. Each Terminated Lender hereby agrees to take all actions reasonably necessary, at the expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Terminated Lender’s Commitment assumed by it and (iii) the Commitment of the Terminated Lender shall be terminated in all respects.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Closing.

The obligation of the Lenders to make Advances hereunder comprising the initial Borrowing were subject to the conditions precedent in Section 3.01 of the Existing Credit

Agreement, which have been satisfied. This Agreement shall become effective on the Closing Date; provided that the Facility Agent shall have received the following, each in form and substance satisfactory to the Facility Agent:

(a) this Agreement, duly executed and delivered by the parties hereto, and which shall be in full force and effect;

(b) true and complete copies of the Constituent Documents of the Borrower and the Investment Manager as in effect on the Closing Date;

(c) true and complete copies certified by a Responsible Officer of the Borrower or the Investment Manager, as applicable, of all Governmental Authorizations, Private Authorizations and Governmental Filings (other than any current transaction reports on Form 8-K or other disclosure documents required to be filed or furnished by the Investment Manager with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or otherwise), if any, required in connection with the transactions contemplated by this Agreement, the other Facility Documents and the Retention Letter;

(d) a certificate of a Responsible Officer of the Borrower and the Investment Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the transactions contemplated hereby, (iii) that its representations and warranties set forth in this Agreement, the other Facility Documents and the Retention Letter are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default or Event of Default has occurred and is continuing, (v) as to the incumbency and specimen signature of (x) certain of its Responsible Officers that are authorized to execute this Agreement, the other Facility Documents and any other documents related thereto and (y) each of its Responsible Officers that will execute this Agreement, any other Facility Documents, the Retention Letter and any other documents related thereto and (vi) that each of the Facility Documents not being amended in connection with this Agreement shall remain unchanged and in full force and effect following the effectiveness of this Agreement;

(e) legal opinions (addressed to each of the Secured Parties and DBRS) of (i) Cleary Gottlieb Steen & Hamilton LLP, New York counsel, and Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel, in each case to the Borrower and the Investment Manager and (ii) Nixon Peabody LLP, counsel to the Collateral Agent, covering such matters as the Facility Agent and its counsel shall reasonably request;

(f) lien searches in all jurisdictions that the Facility Agent deems necessary or desirable in order to ensure the existing perfection of the security interests granted under the Existing Credit Agreement;

(g) a refreshed Retention Letter substantially in the form of Exhibit F;

(h) a Rating Confirmation from DBRS shall have been obtained in respect of the amendments contemplated by this Agreement;

(i) evidence of payment by or on behalf of the Borrower of Closing Date Expenses invoiced on or prior to the Closing Date (in the case of payment by the Borrower, out of a contribution made or deemed made by TPG Specialty Lending, Inc.);

(j) a secretary’s certificate from the Collateral Agent, which shall include (i) extracts from its bylaws and (ii) the incumbency and specimen signature of each of its Responsible Officers authorized to execute this Agreement;

(k) the issuance of a Note to Versailles Assets LLC, replacing its Note issued as of the ARCA Closing Date; and

(l) such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested.

Section 3.02 Conditions Precedent to Each Borrowing.

The obligation of the Lenders to make each Advance (including any such Advance in respect of the initial Borrowing on or after the Closing Date) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that (1) such Borrowing Date shall occur prior to the end of the Reinvestment Period, and (2) the conditions described in clauses (e) and (f) (other than a Default or Event of Default described in Sections 6.01(c), (e) or (f)) below need not be satisfied if the proceeds of the Borrowing are used to fund Revolving Collateral Loans or Delayed Drawdown Collateral Loans then owned by the Borrower or to fund the Revolving Reserve Account to the extent required under Section 8.04:

(a) in the case of the initial Borrowing hereunder on or after the ARCA Closing Date, the conditions precedent set forth in Section 3.01 shall have been fully satisfied on or prior to the applicable Borrowing Date;

(b) the Lenders and the Facility Agent shall have received a Notice of Borrowing with respect to such Advance delivered in accordance with Section 2.02;

(c) immediately after the making of such Advance on the applicable Borrowing Date, the aggregate outstanding principal amount of the Borrower Liabilities shall not exceed the Total Commitment as in effect on such Borrowing Date;

(d) immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test shall be satisfied and the Row Advance Rate that is in use at such time equals or exceeds the Portfolio Advance Rate;

(e) each of the representations and warranties of the Borrower contained in this Agreement and the other Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(f) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance; and

(g) the provisions of Section 10.02 have been satisfied as of the date of purchase in connection with any acquisition of additional Collateral Obligations with the proceeds of the applicable Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower.

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date and the date each Advance is made, as follows:

(a) Due Organization. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under, the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law. For the avoidance of doubt, each of the Facility Documents not being amended in connection with this Agreement shall remain unchanged and in full force and effect following the effectiveness of this Agreement.

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or performance and compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and made all Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws, including the Securities Act and the Investment Company Act, relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the regulations and rules promulgated by the U.S. Department of Treasury and/or administered by the U.S. Office of Foreign Asset Controls (“OFAC”), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations (collectively, the “Subject Laws”), (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws and, to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) no investor in the Borrower is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g) Location. The Borrower maintains the majority of its books and records in the State of Texas. The Borrower’s registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

(h) Investment Company Act. Neither the Borrower, the Investment Manager nor the pool of Collateral is required to register as an “investment company” or a company controlled by an “investment company” under the Investment Company Act.

(i) ERISA. Neither the Borrower nor any member of its ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(j) Taxes. The Borrower has filed all federal, state and local income tax returns and all other material federal, state and local tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person.

(k) Tax Status. For U.S. federal income tax purposes, assuming that the Facility constitutes debt for such purposes, the Borrower is not a publicly traded partnership or an association taxable as a corporation.

(l) Environmental Matters. The operations and property of the Borrower comply with all applicable Environmental Laws.

(m) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(n) Initial Collateral Obligations. Each loan, debt obligation, or Participation Interest contributed by the Investment Manager to the Borrower on the Original Closing Date complies with the criteria set forth in the definition of “Collateral Obligation”.

Section 4.02 Additional Representations and Warranties of the Borrower.

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date, each Determination Date, the date each Advance is made, and each date on which a Collateral Obligation is granted to the Collateral Agent hereunder, as follows:

(a) Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby taken as a whole, and all such written information provided by or on behalf of the Borrower to any Secured Party taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading as of the date such information is stated or certified.

(b) Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA or Similar Law and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA or Similar Law. The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or Similar Law or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(c) Representations Relating to the Collateral. The Borrower hereby represents and warrants that:

(i) it owns and has legal and beneficial title to all Collateral Obligations and other Collateral free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens (or, in the case of an asset of a Blocker Subsidiary, the Borrower has a first priority, perfected security interest in the Blocker Subsidiary’s interest in such asset);

(ii) other than the security interest granted to the Collateral Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any Financing Statements against the Borrower that include a description of collateral covering the Collateral other than any Financing Statement relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower;

(iii) the Collateral constitutes Money, Cash, Accounts, Instruments, General Intangibles, securities accounts, deposit accounts, Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv) all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC;

(v) this Agreement creates a valid, continuing and, upon Delivery of Collateral and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances and is enforceable as such against creditors of and purchasers from the Borrower;

(vi) the Borrower has received all consents and approvals required by the terms of the Collateral to the pledge hereunder to the Collateral Agent of all of its interest and rights in the Collateral;

(vii) with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the Custodial Account;

(viii) with respect to Collateral that constitutes Accounts or General Intangibles, the Borrower has caused or will have caused, on or prior to the Original Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder, and the Borrower hereby agrees that any such Financing Statement may be an “all assets” filing.

(d) Risk Retention. At all times since the ARCA Closing Date, the Retention Provider (i) has held the Retained Interest in accordance with the Retention Requirement Laws, (ii) has not changed the manner in which it retains the Retained Interest, except to the extent permitted under the Retention Requirement Laws and (iii) has not entered into any credit risk mitigation, short position or any other credit risk hedge or credit risk hedging arrangement of any kind with respect to the Retained Interest to the extent prohibited by the Retention Requirement Laws.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply with and conform to all Applicable Laws, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document, the Borrower LLC Agreement and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents, the Borrower LLC Agreement and the Related Documents to which it is a party.

(b) Enforcement. (i) It shall not take any action, and will use its commercially reasonable best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Obligations, (B) subject to the other terms of this Agreement, (i) amendments to Related Documents that govern Defaulted Loan/Bonds and (ii) enforcement actions taken or work-outs with respect to any Defaulted Loan/Bond in accordance with the provisions hereof, and (C) actions by the Investment Manager under the Investment Management Agreement and in conformity with this Agreement or as otherwise required hereby.

(ii) It will not, without the prior written consent of the Facility Agent (at the direction of the Required Lenders) (except in the case of the Investment Management Agreement, in which case no consent shall be required), contract with other Persons for the performance of actions and obligations to be performed by the Borrower hereunder and under the Investment Management Agreement by such Persons. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower will punctually perform, and use its best efforts to cause the Investment Manager and such other Person to perform in all material respects, all of their obligations and agreements contained in the Investment Management Agreement, this Agreement or any such other agreement.

(c) Further Assurances. It shall promptly upon the reasonable request of either Agent, at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent, the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. Subject to Section 7.02, the Borrower authorizes the Collateral Agent and the Facility Agent to file or record, without the Borrower’s signature, UCC-1 financing statements (including financing statements describing the Collateral as “all assets” or the equivalent) that name the Borrower as debtor and the Collateral Agent as secured party, and ratifies any such filings or recordings made within 30 days prior to the date hereof, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as such Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.

In addition, the Borrower will take such reasonable action from time to time as shall be necessary to ensure that all assets (including all Covered Accounts) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Borrower will upon the reasonable request of either Agent, at the Borrower’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC financing statements) as shall be necessary to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as collateral security for the Obligations and will in connection therewith deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 3.01 of the Existing Credit Agreement on the Original Closing Date or as either Agent shall have reasonably requested.

(d) Financial Statements; Other Information. It shall provide to the Facility Agent or cause to be provided to the Facility Agent:

(i) as soon as available and in any event within 120 days after the end of each fiscal year of TPG Specialty Lending, Inc. (on a consolidated basis) (beginning with the year ended December 31, 2011), from a firm of Independent certified public accountants of nationally recognized standing, audited financial statements of TPG Specialty Lending, Inc. (on a consolidated basis), including balance sheet, income statement, statement of cash flows and the accompanying footnotes for such fiscal year prepared in accordance with GAAP, setting forth in the case of each fiscal year ending after 2011 in comparative form the figures for the previous fiscal year;

(ii) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of TPG Specialty Lending, Inc. (on a consolidated basis) (beginning with the quarter ended March 30, 2012), unaudited financial statements of TPG Specialty Lending, Inc. (on a consolidated basis), including balance sheet, income statement, statement of cash flows (and the accompanying footnotes, solely relating to “related transactions” and any swap transactions, if any) for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter setting forth in the case of each fiscal quarter ending on or after March 30, 2012 in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the previous fiscal year, all certified as to fairness of presentation, GAAP and consistency by the Investment Manager;

(iii) simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a certificate of the Borrower certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and periods indicated in such financial statements and (y) that no Default or Event of Default occurred during such period or if any Default or Event of Default occurred during such period, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv) as soon as possible, and in any event within five Business Days (in the case of clauses (A), (B), (C) and (D) below) or within one Business Day (in the case of clause (E) below) after a Responsible Officer of the Investment Manager or the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (C) early termination of the Reinvestment Period as a result of the occurrence of an event referred to in clause (d) of the definition of Reinvestment Period, (D) litigation or governmental proceeding pending or actions threatened against the Borrower’s rights in the Collateral Obligations; or (E) EoD OC Ratio Failure, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take, if any, with respect thereto;

(v) from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test and Collateral Quality Test) as the Facility Agent or the Required Lenders (through the Facility Agent) may request, or as the Lenders may require in order to comply with the FAS 166/167 Regulatory Capital Rules or Basel III or their respective obligations under the Retention Requirement Laws (including a refreshed Retention Letter from the Retention Provider on each Payment Date and as the Lenders may require in order to comply with their respective obligations under the Retention Requirement Laws) in each such case if reasonably available to the Borrower; provided that unless the Retention Provider provides the Facility Agent and the Lenders with a refreshed Retention Letter on a Payment Date, the Retention Provider shall be deemed to have provided the Facility Agent and the Lenders with a refreshed Retention Letter on any such Payment Date certifying that on such Payment Date the information contained in the prior Retention Letter delivered by the Retention Provider remains unchanged; provided, further that notwithstanding the immediately preceding proviso, the Retention Provider shall deliver a Net Economic Interest Letter to the Facility Agent and the Lenders no less frequently than annually;

(vi) promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Authorities or any Multiemployer Plan with respect to such ERISA Event;

(vii) within 10 Business Days after each Determination Date, a report prepared by the Investment Manager, with respect to the Collateral Obligations, providing summary balance sheet, earnings and performance data (including without limitation EBITDA and relevant leverage metrics) with respect to each of the related Obligors, in each case determined as of the related Determination Date; and

(viii) the following with respect to the Retention Requirement Laws:

(A) on a monthly basis (concurrent with the delivery of each Monthly Report), a certificate from a Responsible Officer of the Retention Provider confirming continued compliance with the requirements set forth in paragraph 1 of the Retention Letter as set forth in Exhibit F;

(B) upon any written request therefor by or on behalf of any Affected Lender delivered as a result of (1) a material change in (x) the performance of the Advances, (y) the risk characteristics of the transaction contemplated by the Facility Documents or (z) the Collateral Obligations and/or the Eligible Investments from time to time, or (2) the breach of the Retention Letter or any Facility Document to which it is a party, a certificate from a Responsible Officer of the Retention Provider confirming continued compliance with the requirements set forth in paragraph 1 and paragraph 2 of the form of Retention Letter as set forth in Exhibit F;

(C) promptly following a request by the Borrower which is received in connection with a material amendment of any Facility Document, a refreshed Retention Letter from the Retention Provider;

(D) promptly on becoming aware of the occurrence thereof, written notice of any failure to satisfy the Retention Requirement at any time; and

(E) upon the request of any Affected Lender or the Facility Agent, such information as may be reasonably required so as to ensure compliance with the provisions of the Retention Requirement Laws, so long as any such Affected Lender or the Facility Agent, as applicable, agrees to keep confidential such information provided to it by the Retention Provider in accordance with the terms and conditions of Section 12.09 of this Agreement; provided that any such Affected Lender or the Facility Agent may share such information with any Authority (including any bank regulatory agency) as may be necessary to ensure compliance with the provisions of the Retention Requirement Laws.

(e) Access to Records and Documents. It shall cause the Investment Manager to permit (at the Borrower’s expense) the Facility Agent, or its designees, to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies of (i) the Investment Manager’s books, records and accounts relating to the Investment Manager’s and the Borrower’s business, financial condition, operations, assets and performance under the Facility Documents and the Related Documents and to discuss the foregoing with the Investment Manager’s officers, partners, employees and accountants, and (ii) all of the Related Documents available to the Investment Manager; provided that, so long as no Event of Default has occurred and is continuing, each Person entitled to so visit and inspect the Investment Manager’s records under this clause (e) may only exercise its rights under this clause (e) once during any fiscal quarter of the Investment Manager and only one such quarterly visit per annum shall be at the Borrower’s expense;

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i) to fund or pay the purchase price of Collateral Obligations or Eligible Investments acquired or originated by the Borrower in accordance with the terms and conditions set forth herein;

(ii) to fund additional extensions of credit under Revolving Collateral Loans and Delayed Drawdown Collateral Loans purchased in accordance with the terms of this Agreement; and

(iii) to fund the Revolving Reserve Account on or prior to the Commitment Termination Date to the extent the Revolving Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing for a Borrowing Date falling no more than five Business Days and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Revolving Reserve Account under Section 8.04).

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation U and Regulation X.

(g) Opinions as to Collateral. On or before September 30 in each calendar year, commencing in 2012, the Borrower shall furnish to the Agents and DBRS an opinion of counsel, addressed to the Borrower, the Agents and DBRS, relating to the continued perfection of the security interest granted by the Borrower to the Collateral Agent hereunder.

(h) Rating Monitoring. On or before September 30 in each calendar year, commencing in 2012, the Borrower shall pay for the ongoing monitoring of the rating of the Facility from DBRS. The Borrower shall promptly notify the Agents and the Investment Manager in writing (and the Facility Agent shall promptly provide the Lenders with a copy of such notice) if at any time the rating of the Facility has been changed or withdrawn or the rating outlook on the Facility has been changed.

(i) No Other Business. From and after the Original Closing Date, the Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, originating, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Obligations, Eligible Investments and the other Collateral in connection therewith (including assets received upon enforcement or work-out and establishing and maintaining Blocker Subsidiaries) and entering into the Facility Documents, any agreements whereby the Borrower lends funds to a Blocker Subsidiary for purposes of acquiring assets not permitted to be held directly by the Borrower under this Agreement, any applicable Related Documents and any other agreements contemplated by this Agreement and any business ancillary thereto.

(j) Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Facility (including the Notes) as debt for U.S. federal income tax purposes and will take no contrary position unless otherwise required (i) due to a change of law occurring after the Original Closing Date, (ii) pursuant to a closing agreement with the U.S. Internal Revenue Service or (iii) pursuant to a non-appealable judgment of a court of competent jurisdiction. Assuming that such treatment is correct, the Borrower shall at all times maintain its status as an entity that is not a publicly traded partnership or an association taxable as a corporation for U.S. federal income tax purposes. The Borrower shall at all times ensure that it is treated for U.S. federal income tax purposes as owned by a United States person.

(k) Provision of Information. With respect to each Collateral Obligation, the Borrower will provide to each Rating Agency, Agent or Lender all information reasonably requested by such Rating Agency, Agent or Lender that is in its possession or can be obtained by it without unreasonable expense.

(l) Risk Retention. The Borrower shall ensure (by obtaining a signed Retention Letter from a Responsible Officer of the Retention Provider from time to time upon the written request of the Facility Agent) that, among other things, the Retention Provider (i) at all times will hold the Retained Interest in accordance with the Retention Requirement Laws, (ii) will not change the manner in which it retains the Retained Interest, except to the extent permitted under the Retention Requirement Laws, (iii) will not enter into any credit risk mitigation, short position or any other credit risk hedge or credit risk hedging arrangement of any kind with respect to the Retained Interest to the extent prohibited by the Retention Requirement Laws and (iv) will not amend, supplement, modify, repudiate, or waive any provision of, any Retention Letter without the written consent of the Facility Agent and each Affected Lender.

(m) Credit Estimate. With respect to each Collateral Obligation which has received a Credit Estimate from DBRS, the Borrower, on or prior to the 367th day after the date of assignment of such Credit Estimate, shall provide updated information available to it relating to such Collateral Obligation as may reasonably be requested by DBRS, and apply to DBRS for an updated Credit Estimate within such 367 day period. Promptly upon the Borrower’s receipt of any such updated Credit Estimate from DBRS, the Borrower shall deliver such updated Credit Estimate to the Collateral Agent.

(n) Ordinary Course of Business. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Section 5.02 Negative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents.

(c) Amendments to Constituent Documents and Facility Documents. Except as otherwise provided in this Agreement, it shall not amend, change, waive or otherwise modify or take any action inconsistent with any of the Special Purpose Provisions, any of its Constituent Documents or any Facility Document, in each case, without the consent of the Facility Agent.

(d) ERISA. It shall not establish any Plan or Multiemployer Plan and shall not become a member of an ERISA Group.

(e) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired, except for Permitted Liens and as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f) Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates any provision of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X, or for any purpose that would cause any of the Lenders to be in violation of Regulation U.

(g) Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives sixty days’ prior written notice to the Agents and takes all actions that the either Agent reasonably determines to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral of the Borrower contemplated by this Agreement.

(h) Transactions with Affiliates. Except as permitted in this Agreement and the other Facility Documents, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including, without limitation, sales of Defaulted Loan/Bonds, Credit Risk Loan/Bonds and other Collateral Obligations), unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(i) Investment Company Restriction. It shall not and it shall not permit the pool of Collateral to become required to register as an “investment company” under the Investment Company Act.

(j) Subject Laws. It shall not utilize, directly or indirectly, the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(k) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Facility or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(l) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur, assume, suffer to exist or guarantee any indebtedness or other liabilities, or issue any securities, whether debt or equity, in each case other than (i) as expressly permitted by this Agreement and the other Facility Documents, (ii) obligations under its Constituent Documents or (iii) pursuant to indemnification, expense reimbursement and similar provisions under the Related Documents. The Borrower shall not acquire any Collateral Obligations or other property other than as expressly permitted under the Facility Documents.

(m) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, except as may be permitted hereby or by the Investment Management Agreement and (ii) except for Permitted Liens and as otherwise permitted by this Agreement, take any action that would result in the lien of this Agreement to no longer constitute a valid first priority security interest in the Collateral.

(n) Transfer of Equity Interests in the Borrower. The Borrower shall not recognize the issuance or transfer of any membership or other equity interests in the Borrower (“Equity Interests”) to any person that is not a Permitted U.S. Holder and will treat any purported issuance or transfer of any Equity Interests in violation of this requirement as null and void. The Borrower shall not take any action to elect to be treated as other than a disregarded entity, or if it has more than one equity owner, a partnership.

(o) Priority of Payments. Except for the payment of transaction expenses payable in connection with the Closing Date, it (or the Collateral Agent on its behalf) shall not disburse any amounts from the Collection Account or Payment Account other than in accordance with the Priority of Payments.

(p) Subsidiaries. It shall not have or permit the formation of any subsidiaries, other than subsidiaries, each of which (x) meets the then-current general criteria of DBRS for bankruptcy remote entities and that includes, in its Constituent Documents, provisions analogous to the Special Purpose Provisions (as defined in the Borrower LLC Agreement), and (y) is formed for the sole purpose of holding stock or other equity interests in one or more corporations or other Persons or other assets received in a workout of a Defaulted Loan/Bond or otherwise acquired in connection with a workout of a Collateral Obligation (each, a “Blocker Subsidiary”); provided that a Rating Confirmation must be obtained with respect to each formation of a Blocker Subsidiary and the Facility Agent shall have consented thereto, except that, if due to exigent circumstances, a Blocker Subsidiary must be formed immediately, the Borrower may proceed with formation of the Blocker Subsidiary if it has not received a response from the Facility Agent within two Business Days of its request. The Borrower shall ensure that each Blocker Subsidiary (i) is wholly owned by the Borrower, (ii) will not sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist) any part of its assets, except in compliance with the Borrower’s rights and obligations under this Agreement and with such subsidiary’s constituent documents, (iii) will not have any subsidiaries, (iv) will comply with Articles III through VIII and X through XII (mutatis mutandis) as if it were named as the Borrower in said Articles, excluding the Blocker Subsidiary Exempt Provisions, (v) will not incur or guarantee any indebtedness except indebtedness with respect to which the Borrower is the sole creditor, (vi) will include in its constituent documents a limitation on its business such that it may only engage in the acquisition of assets permitted under this Agreement and the disposition of such assets and the proceeds thereof to the Borrower (and activities ancillary thereto) and (vii) will distribute (including by way of interest payment) 100% of the proceeds of the assets acquired by it (net of applicable taxes and expenses payable by such subsidiary) to the Borrower, and the Borrower will ensure that 100% of the shares of stock and all other equity interest in each Blocker Subsidiary are pledged to the Collateral Agent hereunder.

(q) Name. It shall not conduct business under any name other than its own.

(r) Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(s) Non-Petition. The Borrower shall not be party to any agreement without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any Related Document or any other agreement related to the purchase and sale of any Collateral Obligations which contains customary purchase or sale terms or which is documented using customary loan trading documentation, in each case, if such Related Document or agreement does not contain any provision providing for recourse to the Borrower, including, without limitation, any indemnification obligation.

(t) Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Investment Manager).

(u) Independent Managers. Without limiting anything in the Borrower LLC Agreement, the Borrower shall at all times maintain at least two independent managers or independent directors, each of who (A) for the five year period prior to his or her appointment as independent manager or independent director has not been, and during the continuation of his or her service as independent manager is not: (i) a stockholder (or other interest holder), director, officer, manager, owner, agent, trustee, employee, partner, member, attorney or counsel of the Borrower, the Investment Manager or any of their Affiliates; (ii) a creditor, customer, supplier of, or other Person who derives any of its purchases or revenues from its activities with, the Borrower, the Investment Manager or any of their Affiliates; (iii) a Person controlling or under common control with any Person excluded from serving as independent manager or independent director under clause (i) or (ii) above; or (iv) a member of the immediate family by blood or marriage of any Person excluded from serving as independent manager or independent director under clause (i), (ii) or (iii) above; and (B) is a Professional Independent Manager (as defined below). The criteria set forth above in this Section 5.02(u) are referred to herein as the “Independent Manager Criteria”.

A natural person who satisfies the Independent Manager Criteria other than clause (i) above solely by reason of being the independent director or independent manager of a Special Purpose Entity affiliated with the Borrower shall not be disqualified from serving as an independent manager or independent director of the Borrower if such individual is a Professional Independent Manager. A natural person who satisfies the Independent Manager Criteria other than clause (ii) above shall not be disqualified from serving as an independent manager or independent director of the Borrower if such individual is a Professional Independent Manager. For purposes of this Section 5.02(u):

“Professional Independent Manager” means an individual who is employed by a nationally-recognized company that provides professional independent directors or independent managers for Special Purpose Entities and other corporate services in the ordinary course of its business.

“Special Purpose Entity” means a limited liability company or other business entity that is created with the purpose of being “bankruptcy remote” and whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the special purpose provisions of the Borrower LLC Agreement.

Without limiting anything in the Borrower LLC Agreement, in the event that the manager of the Borrower intends to appoint a new independent manager or independent director, the manager or sole member of the Borrower shall provide written notice to the Facility Agent not less than ten days prior to the effective date of such appointment and shall certify in such notice that the designated Person satisfies the Independent Manager Criteria, provided that, if:

(i) an independent manager or independent director of the Borrower dies, becomes incapacitated or no longer is employed by the firm that is then providing independent managers or independent directors for the Borrower; or

(ii) the firm referred to in clause (i) is no longer in the business of providing independent managers or independent directors for Special Purpose Entities generally,

(either of the circumstances in clause (i) or (ii) above, an “Unexpected Replacement”) then the manager or sole member of the Borrower shall (A) provide written notice to the Facility Agent as soon as possible thereafter and (B) unless the Facility Agent otherwise objects in writing within 10 days of receipt of such notice, promptly appoint a new independent manager or independent director from the same firm as the deceased or incapacitated or formerly employed independent manager or independent director (in the case of clause (i)) or from another firm that is in the business of providing independent managers or directors for Special Purpose Entities generally (in the case of clause (ii)), in each case as to which the manager or sole member of the Borrower shall certify that the designated Person satisfies the Independent Manager Criteria.

The Borrower hereby confirms that, as of the Original Closing Date, each independent manager or independent director of the Borrower (initially, Gregory F. Lavelle and Donald J. Puglisi) satisfies the Independent Manager Criteria.

(v) Changes to Related Documents. The Borrower shall not enter into any amendment, consent, waiver or other modification with respect to a Related Document without the prior written consent of the Required Lenders if such amendment, consent, waiver or other modification would effect a Specified Change (a “Related Document Modification”); provided that the consent of the Required Lenders shall not be required if, after giving effect to such Related Document Modification, (x) the relevant Collateral Obligation would be eligible to be acquired by the Borrower hereunder, (y) a DBRS Rating is obtained, or updated, for such Collateral Obligation and (z) all Coverage Tests and Collateral Quality Tests would be satisfied (or if any such Collateral Quality Test is not satisfied, such Collateral Quality Test shall be maintained or improved).

(w) Investments; Retention of Funds.

(i) The Borrower shall not make any investment or acquire any property other than in (A) Collateral Obligations, (B) Eligible Investments, (C) Blocker Subsidiaries in accordance with Section 5.02(p) and (D) any stock or other equity interests in one or more corporations or other Persons or other assets received in a workout of a Defaulted Loan/Bond or otherwise acquired in connection with a workout of a Collateral Obligation.

(ii) All Interest Proceeds and Principal Proceeds will be applied by the Borrower (or the Collateral Agent on its behalf) only as provided in Sections 2.05(a), 9.01 and 10.02.

(x) Hedge Agreements. The Borrower shall not enter into any hedge agreement that is not an Eligible Hedge Agreement. In addition, the Borrower (or the

Investment Manager on behalf of the Borrower) shall not enter into any hedge agreement that would cause the Borrower to be considered a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act unless (i) the Investment Manager is registered as a “commodity pool operator” as defined in Section 1(a)(11) of the Commodity Exchange Act and “commodity trading advisor” as defined in Section 1(a)(12) of the Commodity Exchange Act with the Commodity Futures Trading Commission or (ii) with respect to the Borrower as the commodity pool, the Investment Manager would be eligible for an exemption from registration as a commodity pool operator and commodity trading advisor and all conditions for obtaining the exemption have been satisfied.

Section 5.03 Certain Undertakings Relating to Separateness.

(a) Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that any other Person (including the Investment Manager and any of its Affiliates, the holders of the Equity and their respective Affiliates) and in furtherance of the foregoing:

(1) The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other Borrower documents separate from those of any other Person.

(2) The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(3) The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person.

(4) The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(5) The Borrower has observed, and shall observe all (A) Delaware limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its limited liability company agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(6) The Borrower does not, and shall not, (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person except as permitted by or pursuant to the Facility Documents.

(7) Except for income tax purposes, the Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person.

(8) Except for income tax purposes, the Borrower shall not identify itself as a division of any other Person.

(9) The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(10) The Borrower shall not use its separate existence to perpetrate a fraud in violation of applicable law.

(11) The Borrower shall not, in connection with the Facility Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of applicable law.

(12) Except as permitted by this Agreement and the other Facility Documents, the Borrower shall maintain an arm’s length relationship with its Affiliates and the Investment Manager.

(13) Except as permitted by or pursuant to the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(14) Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Investment Manager, its Affiliates or any other Person.

(15) The Borrower shall not make loans or advances to any Person, except for the Collateral Obligations and as permitted by or pursuant to the Facility Documents.

(16) The Borrower shall make no transfer of its assets except as permitted by or pursuant to the Facility Documents.

(17) The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under applicable law or is not permitted to file its own tax returns separate from those of any other Person.

(18) The Borrower shall not acquire obligations or securities of its members.

(19) The Borrower shall use separate stationery, invoices and checks.

(20) The Borrower shall correct any known misunderstanding regarding its separate identity.

(21) The Borrower shall intend to maintain adequate capital in light of its contemplated business operations.

(22) The Borrower shall at all times be organized as a single-purpose entity with organizational documents substantially similar to those in effect on the Original Closing Date.

(23) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all respects.

Section 5.04 Credit Estimates; Failure to Have a DBRS Long Term Rating.

(a) If at any time a Collateral Obligation does not have a DBRS Long Term Rating, then the Borrower shall, within 10 Business Days after (x) the origination or purchase of such Collateral Obligation or (y) the withdrawal of a DBRS Long Term Rating from such Collateral Obligation, apply to DBRS for a Credit Estimate, which shall be the DBRS Risk Score for such Collateral Obligation; provided that if the DBRS Risk Score of a Collateral Obligation is determined based on a Credit Estimate, such Credit Estimate must be updated at least annually.

(b) If the Borrower is in the process of obtaining a Credit Estimate in respect of a Collateral Obligation, at all times until the DBRS Risk Score for such Collateral Obligation (based on a Credit Estimate) is assigned, the DBRS Risk Score of such Collateral Obligation shall be:

(i) if the Aggregate Principal Balance of all such Collateral Obligations with respect to which the Borrower is in the process of obtaining a Credit Estimate is equal to or less than 20% of the Total Capitalization, 49.7747, and

(ii) if the Aggregate Principal Balance of all such Collateral Obligations with respect to which the Borrower is in the process of obtaining a Credit Estimate is in excess of 20% of the Total Capitalization, (a) 49.7747 with respect to the portion of the Aggregate Principal Balance of such Collateral Obligations equal to and less than 20% of the Total Capitalization and (b) 90.6642 with respect to the portion of the Aggregate Principal Balance of such Collateral Obligations in excess of 20% of the Total Capitalization.

(c) If the Borrower is not in the process of obtaining a Credit Estimate or DBRS declines to, or is unable to, provide a Credit Estimate in respect of any Collateral Obligation and such Collateral Obligation does not have a DBRS Long Term Rating, such Collateral Obligation will be deemed to have a DBRS Risk Score of 90.6642.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default.

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any interest on the Advances or Commitment Fee in respect of the Facility and such default continues for three Business Days or (ii) any principal of any Advance on the Final Maturity Date; provided in each case that, in the case of a failure to make payment due to an administrative error or omission by either Agent or the Calculation Agent, such failure continues for three Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission; or

(b) (i) the failure on any Payment Date to disburse amounts available in the Payment Account in accordance with the Priority of Payments, and such default continues for three Business Days; or (ii) a default in the payment of any amounts due and owing on any Payment Date in respect of the Facility, other than any amounts described under clauses (a) and (b)(i) of this Section 6.01, and such default continues for three Business Days; or

(c) either of the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act; or

(d) except as otherwise provided in this Section 6.01, a default in a material respect in the performance, or breach in a material respect, of any other covenant or other agreement of the Borrower or the Investment Manager under any Facility Document to which it is party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test or Coverage Test is not an Event of Default), or the failure of any representation or warranty of the Borrower or the Investment Manager made in any Facility Document or in any certificate or other writing delivered pursuant thereto or in connection therewith to be correct in each case in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty days after the earlier of (x) written notice to the Borrower or the Investment Manager, as applicable (which may be by e-mail) by either Agent or the Investment Manager, in each case specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder and (y) actual knowledge of the Borrower or the Investment Manager, as applicable; or

(e) the entry of a decree or order by a court having competent jurisdiction adjudging the Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other similar applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(f) the institution by the Borrower of proceedings to be adjudicated as bankrupt or insolvent, or the consent of the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower to the filing of any such petition or to the appointment in a proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, respectively, or the making by Borrower of an assignment for the benefit of creditors, or the admission by the Borrower in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action; or

(g) The Overcollateralization Ratio is less than 115% (an “EoD OC Ratio Failure”) for more than 15 consecutive Business Days; or

(h) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Borrower (exclusive of judgment amounts fully covered by insurance), and the Borrower shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within 10 days from the date of entry thereof, or (2) the Borrower shall have made payments of amounts in excess of $5,000,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds or if funded solely with new contributions of cash equity or amounts that are available to be disbursed to the equity holders pursuant to the Priority of Payments); or

(i) a default in the performance of or compliance with or a breach of any obligation of the Borrower contained in any of the Special Purpose Provisions or Section 5.02(u); or

(j) an Insolvency Event relating to the Investment Manager occurs; or

(k) (1) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Investment Manager, (2) the Borrower or the Investment Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien or security interest thereunder, or (3) any Lien or security interest securing any obligation under any Facility Document shall, in whole or in part (other than in respect of a de minimis amount of Collateral), cease to be a first priority perfected security interest of the Collateral Agent except for Permitted Liens and as otherwise expressly permitted in accordance with the applicable Facility Document; or

(l) (1) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such Lien shall not have been released within ten Business Days of the date that the Borrower is notified in writing of such Lien or (2) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such Lien shall not have been released within five

Business Days, unless in each case a reserve has been established therefor in accordance with GAAP and such action is being diligently contested in good faith by appropriate proceedings (except to the extent that the amount secured by such Lien exceeds $1,000,000); or

(m) the occurrence of a Change in Control; or

(n) the occurrence of an act (or failure to act) by the Borrower or any subsidiary of the Borrower, if any, that constitutes gross negligence, willful misconduct or fraud or results in an indictment for criminal activity in the performance of its obligations under the Facility Documents or any such Person being indicted for a criminal offense materially related to the performance of its obligations under the Facility Documents or in the performance of investment advisory services comparable to those contemplated to be provided by the Investment Manager in connection with the Facility Documents; or

(o) (1) the occurrence of one or more acts (including any failure(s) to act) by the Investment Manager that constitutes fraud (as determined in an adjudication by a court of competent jurisdiction) in the performance of its obligations under this Agreement or any other Facility Document or in the performance of investment advisory services comparable to those contemplated to be provided by the Investment Manager under this Agreement and the other Facility Documents; or (2) the Investment Manager, or any senior officer of the Investment Manager is indicted for a criminal offense materially related to the performance of its obligations under this Agreement or any other Facility Document or in the performance of investment advisory services comparable to those contemplated to be provided by the Investment Manager in this Agreement and the other Facility Documents; or (3) the occurrence of one or more acts (including any failure(s) to act) by TSL Advisers, LLC or any senior officer thereof or any employee of Affiliates of TSL Advisers, LLC who exercise managerial responsibility for TSL Advisers, LLC that constitutes fraud (as determined in an adjudication) in the performance of investment advisory services comparable to those contemplated to be provided by the Investment Manager under this Agreement and the other Facility Documents and such event would reasonably be expected to have a Material Adverse Effect; or (4) TSL Advisers, LLC or any senior officer thereof or any employee of Affiliates of TSL Advisers, LLC who exercise managerial responsibility for TSL Advisers, LLC is indicted for a criminal offense materially related to the performance of investment advisory services comparable to those contemplated to be provided by the Investment Manager in this Agreement and the other Facility Documents and such event would reasonably be expected to have a Material Adverse Effect.

Upon a Responsible Officer obtaining knowledge of the occurrence of an Event of Default, each of (i) the Borrower, (ii) the Collateral Agent and (iii) the Investment Manager shall notify each other, specifying the specific Event of Default(s) that occurred as well as all other Events of Default that are then known to be continuing. Upon the occurrence of an Event of Default known to the Collateral Agent, the Collateral Agent shall promptly notify the Facility Agent (which will notify the Lenders promptly) and DBRS of such Event of Default in writing, specifying the specific Event of Default(s) that occurred as well as all other Events of Default that are then known to be continuing.

Upon the occurrence of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII,

and the rights and remedies of a secured party under Applicable Law, including the UCC, the Facility Agent (at the direction of 100% of the Lenders), by notice to the Borrower, may do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued interest on the Advances and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.10) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (e) or (f) of this Section 6.01, the Commitments shall automatically terminate and the Advances and the Notes and all such other amounts shall automatically become due and payable, without any further action by any party.

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01 Grant of Security.

(a) The Borrower hereby (1) confirms the grant of security interest made on the Original Closing Date and on the ARCA Closing Date pursuant to Section 7.01 of the Existing Credit Agreement, (2) confirms the ongoing valid perfection of the security interests created pursuant to such grant and (3) grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i) all Collateral Obligations, both now and hereafter owned, including all collections and other proceeds thereon or with respect thereto;

(ii) each Covered Account and all money, all instruments, all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account), and all other property from time to time on deposit in or credited to each Covered Account;

(iii) all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the Collateral Obligations which the Borrower is entitled to receive, including all Collections;

(iv) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v) all Cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee);

(vi) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations of the Borrower, including any of the same relating to the assets and property described in the foregoing clauses (i) through (v) (in each case as defined in the UCC);

(vii) all other property of the Borrower, including any such other property otherwise delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Obligations or Eligible Investments), including equity or equity-like investments (including, without limitation, any warrant that is received in connection with a Collateral Obligation) in Obligors and their Affiliates where the Borrower owns a debt obligation;

(viii) all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above;

(ix) the Borrower’s rights in all assets owned by any Blocker Subsidiary, the Borrower’s rights under any agreement with any Blocker Subsidiary, and 100% of the equity of each Blocker Subsidiary; and

(x) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 that are defined in the UCC shall have the respective meanings assigned to such terms in the UCC.

Section 7.02 Release of Security Interest.

If and only if all Obligations under the Facility (other than unasserted contingent obligations) have been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by, any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies.

The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees may, and shall at the direction of the Facility Agent (at the direction of 100% of the Lenders), and in each case, where applicable subject to the terms of the Related Documents (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender, all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from the Borrower’s and its agents’ respective places of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent or the Facility Agent but subject to the requirements of the Related Documents, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

All sums paid or advanced by the Collateral Agent in connection with the foregoing and all out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby, and any costs of an advisor or agent retained to exercise foregoing remedies shall be paid from the Replacement Management Fee.

To the extent permitted by law, without the prior written consent of all of the Lenders, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Section 7.04 Remedies Cumulative.

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by either of the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents.

(a) The Borrower hereby agrees that after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent promptly forward to such Agent all information and notices which it receives under or in connection with the Related Documents relating to the Collateral and (ii) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of such Agent.

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

Section 7.06 Borrower Remains Liable.

(a) Except as may be necessary in connection with any assignment of the Collateral to the Collateral Agent or its designee pursuant to the first sentence of the second paragraph of Section 7.03, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption. The Borrower agrees to indemnify, defend and hold harmless the Agents and the other Secured Parties from any loss, liability or expense incurred as a result of any claim that any such obligation or liability has been so assumed.

Section 7.07 Assignment of Investment Management Agreement and Master Transfer Agreement.

(a) The Borrower hereby acknowledges that its grant contained in Section 7.01 includes all of the Borrower’s estate, right, title and interest in, to and under the Investment Management Agreement and the Master Transfer Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Investment Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the grant until the occurrence of an Event of Default hereunder, and such authority shall terminate at such time, if any, as such Event of Default is cured or waived.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Investment Management Agreement or the other documents referred to in paragraph (a) above, nor shall any of the obligations contained in the Investment Management Agreement or such other documents be imposed on the Agents.

(c) Upon the occurrence of the Final Maturity Date (or, if earlier, the payment in full of all of the Obligations and the termination of all of the Commitments), the payment of all Obligations and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Investment Management Agreement and the other documents referred to in this Section 7.07 shall revert to the Borrower, and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that the Borrower has not executed any other assignment of the Investment Management Agreement or the Master Transfer Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations (other than unasserted contingent obligations) have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Investment Manager in the Investment Management Agreement, to the following:

(i) The Investment Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Investment Manager subject to the terms of the Investment Management Agreement.

(ii) The Investment Manager shall acknowledge that the Borrower is assigning all of its right, title and interest in, to and under the Investment Management Agreement to the Collateral Agent for the benefit of the Secured Parties.

(iii) Neither the Borrower nor the Investment Manager will enter into any agreement amending, modifying or terminating the Investment Management Agreement without complying with the applicable terms thereof.

Section 7.08 Protection of Collateral.

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien (subject to clause (ii) of the definition of Permitted Liens) or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the other Secured Parties in the Collateral against the claims of all Persons and parties;

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral; and

(vii) file precautionary UCC-1 financing statements and related continuation statements, in each case, naming the Borrower as secured party and the assignor under the Master Transfer Agreement as debtor in respect of the Collateral Obligations from time to time purchased by the Borrower thereunder.

The Borrower hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file all UCC-1 financing statements, continuation statements and other instruments, and take all other actions, required pursuant to this Section 7.08. Such designation shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 7.08.

Section 7.09 Acknowledgement.

In connection with any contemplated secured financing by TPG Specialty Lending, Inc., upon the request of the Borrower and at the expense of TPG Specialty Lending, Inc., the Facility Agent agrees to cooperate in good faith and in a commercially reasonable manner in assisting the Borrower to identify the assets included in the Collateral; provided, however, that unless the lender to such contemplated secured financing provides the Facility Agent with an acknowledgement that it has no interest in the assets so identified as being included in the Collateral, the Facility Agent shall be under no obligation to provide such lender with a similar identification of the assets subject to the lien in favor of such lender.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money.

Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in a Covered Account and in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established as a single segregated securities account held in trust and maintained under the Account Control Agreement with (a) a federal or state-chartered depository institution having DBRS Ratings of at least “A (high)” and “R-1 (middle)” and, if such institution’s DBRS Ratings falls below such levels, then the assets held in such Covered Account shall, upon direction of the Facility Agent following notice to the Facility Agent from the Collateral Agent, be moved within 30 days to another institution that has such DBRS Ratings or (b) in segregated securities accounts held in trust with the corporate trust department of a federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by this Agreement for convenience in administering the Covered Account or the Collateral.

Section 8.02 Collection Account.

(a) In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, shall establish at the Custodian a single, segregated securities account held in trust and titled the “TPG SL SPV, LLC Collection Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Collection Account”, which shall be maintained with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. In addition, the Collateral Agent shall establish three segregated subaccounts within the Collection Account, one of which will be designated the “Interest Collection Subaccount”, one of which will be designated the “Principal Collection Subaccount”, and one of which will be designated the “Canadian Dollar Subaccount”. The Collateral Agent shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 8.05(a), immediately upon receipt thereof all Interest Proceeds received by the Collateral Agent. The Collateral Agent shall deposit immediately upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Subaccount including, in addition to the deposits required pursuant to Section 8.05(a), all Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article X or in Eligible Investments or required to be deposited in the Revolving Reserve Account pursuant to Section 8.04) received by the Collateral Agent. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. All amounts in the Collection Account shall be reinvested pursuant to Section 8.05(a). The Borrower shall instruct all Obligors to remit all their payments in respect of the Collateral Obligations into the Collection Account (or one or more subaccounts thereof) in accordance with this Agreement. If the Borrower receives any Collections directly, the Borrower shall remit any such Collections to the Collection Account (or one or more subaccounts thereof) within 2 Business Days of receipt thereof.

(b) The Collateral Agent, within one Business Day after receipt of any distribution or other proceeds in respect of the Collateral which are not Cash, shall so notify the Borrower and the Investment Manager, and the Borrower shall use its commercially reasonable efforts to, within fifteen Business Days of receipt of such notice from the Collateral Agent (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Borrower need not sell such distributions or other proceeds pursuant to this Section 8.02(b) if (x) it delivers a certificate of a Responsible Officer to the Collateral Agent certifying that such distributions or other proceeds constitute Collateral Obligations or Eligible Investments or (y) such distribution or proceeds are otherwise permitted to be held by the Borrower hereunder, it being understood that such distributions or other proceeds may be required to be sold pursuant to other provisions of this Agreement.

(c) At any time when reinvestment is permitted pursuant to Article X, the Investment Manager may by delivery of a certificate of a Responsible Officer of the Investment Manager direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and from Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Obligation and reinvest such funds in additional Collateral Obligations or exercise a warrant held in the Collateral, in each case in accordance with the requirements of

Article X and such certificate. At any time as of which no funds are on deposit in the Revolving Reserve Account, the Investment Manager may by delivery of a certificate of a Responsible Officer direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and remit such funds as so directed by the Investment Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(d) The Collateral Agent shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on or before the Business Day preceding each Payment Date, any amounts then held in the Collection Account other than Interest Proceeds or Principal Proceeds received after the end of the Collection Period with respect to such Payment Date (and not otherwise designated for reinvestment by the Investment Manager or to be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Obligations) and as described in the Payment Date Report for such Payment Date.

(e) The “Canadian Dollar Subaccount” may include sub-subaccounts for Interest Proceeds and Principal Proceeds. Collections received in respect of any Canadian Dollar Obligation shall be identified by the Collateral Agent as such and deposited in the Canadian Dollar Subaccount. Within one Business Day of receipt of any distribution under a Canadian Dollar Obligation, the Collateral Agent shall convert the amount of such distribution to Dollars applying the Spot Foreign Exchange Rate as of the date of such conversion and deposit such Dollars in the Interest Collection Subaccount or the Principal Collection Subaccount, as applicable. Whenever it is provided in this Agreement that the Collateral Agent is required or permitted to convert any distribution or other amount received in Canadian Dollars into Dollars at the Spot Foreign Exchange Rate or words of similar import, it is expressly agreed that (unless the Collateral Agent shall have received other express written instruction from the Facility Agent, together with the designation and establishment of any arrangements or facilities needed to carry out such instructions), the Collateral Agent shall be entitled to carry out such conversion by means of the foreign exchange facilities of the Collateral Agent or any of its Affiliates, at whatever rates and terms the Collateral Agent then makes available to its customers, and in connection therewith the Collateral Agent may assess and receive its usual and customary fees and charges related thereto (so long as such fees and charges are reasonable and consistent with the amounts that would be received in an arm’s length transaction).

Section 8.03 Transaction Accounts.

(a) Payment Account. In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, shall establish at the Custodian a single, segregated securities account held in trust and titled the “TPG SL SPV, LLC Payment Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall have legal, equitable and beneficial interest in the Payment Account in accordance with this Agreement and the Priority of Payments.

(b) Custodial Account. In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, shall establish at the Custodian a single, segregated securities account held in trust and titled the “TPG SL SPV, LLC Custodial Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Custodial Account”, which shall be maintained by the Borrower with the Custodian in accordance with this Agreement and the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. All Collateral Obligations shall be credited to the Custodial Account. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Agreement. The Collateral Agent agrees to give the Borrower prompt notice if (to the actual knowledge of a Responsible Officer of the Collateral Agent) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall have legal, equitable and beneficial interest in the Custodial Account in accordance with this Agreement and the Priority of Payments.

(c) Lender Funding Account.

(i) The Collateral Agent, on or prior to the Original Closing Date, shall establish at the Custodian a single, segregated securities account held in trust and titled the “TPG SL SPV, LLC Lender Funding Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Lender Funding Account”, which shall be maintained by the Borrower with the Custodian and which shall be subject to the lien of the Collateral Agent. The Lender Funding Account may contain any number of subaccounts for the purposes described in this Section 8.03(c). The only permitted deposits to or withdrawals from the Lender Funding Account shall be in accordance with the provisions of this Agreement. The Borrower shall have legal, equitable and beneficial interest in the Lender Funding Account in accordance with this Agreement.

(ii) If any Lender shall at any time deposit any amount in the Lender Funding Account in accordance with Section 2.16, then (x) the Collateral Agent shall create a segregated subaccount of the Lender Funding Account with respect to such Lender (the “Lender Funding Subaccount” of such Lender) and (y) the Collateral Agent shall deposit all funds received from such Lender into such Lender Funding Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Funding Subaccount shall be as specified in this Section 8.03(c).

(iii) With respect to any Lender, the deposit of any funds in the applicable Lender Funding Subaccount by such Lender shall not constitute a Borrowing by the Borrower and shall not constitute a utilization of the Commitment of such Lender, and the funds so deposited shall not constitute principal outstanding under the Advances. However, from and after the establishment of a Lender Funding Subaccount, the obligation of such Lender to advance funds as part of any Borrowing under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Lender Funding Subaccount in the amount of such Lender’s pro rata share of such

Borrowing. All payments of principal from the Borrower with respect to Advances made by such Lender (whether or not originally funded from such Lender Funding Subaccount) shall be made by depositing the related funds into such Lender Funding Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Funding Subaccount at the time of, and in connection with, the making of any such Borrowing and to deposit funds into each such Lender Funding Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv) On any Business Day, any Lender may provide written notice to the Collateral Agent, certifying as to the amount of such Lender’s undrawn Commitment as of such date. If the sum of the amount of funds on deposit in the applicable Lender Funding Subaccount with respect to such Lender as of such date exceeds such Lender’s undrawn Commitment at such time (whether due to a reduction in the Total Commitment or otherwise), then the Collateral Agent shall remit to such Lender a portion of the funds then held in the related Lender Funding Subaccount in an aggregate amount equal to such excess.

(v) If at any time a Lender provides written notice to the Borrower and the Agents that it no longer wishes to maintain funds in its Lender Funding Subaccount, then all funds then held in the relevant Lender Funding Subaccount (after giving effect to any Borrowings in respect of the Advances that are to be made on such date) shall be withdrawn from such Lender Funding Subaccount and remitted to such Lender, and thereafter all payments with respect to Advances made by such Lender shall be paid directly to such Lender in accordance with the terms of this Agreement; provided that such Lender has provided prior written notice to DBRS and is no longer subject to Section 2.16.

(vi) Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Funding Subaccount, the Collateral Agent shall invest and reinvest such funds in Dreyfus Treasury Fund (DTRXX), which is an Eligible Investment of the type described in clause (vii) of the definition of the term “Eligible Investments” that mature overnight. Interest received on such Eligible Investments shall be retained in such Lender Funding Subaccount and be invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Funding Subaccount, and any loss resulting from such investments shall be charged to such Lender Funding Subaccount. None of the Borrower, the Investment Manager or the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Funding Subaccount resulting from any loss relating to any such investment.

Section 8.04 The Revolving Reserve Account; Fundings.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, shall establish at the Custodian a single, segregated securities account held in trust and titled the “TPG SL SPV, LLC Revolving

Reserve Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Revolving Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Revolving Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall have legal, equitable and beneficial interest in the Revolving Reserve Account in accordance with this Agreement and the Priority of Payments.

Upon the purchase of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan or, if necessary, on the Commitment Termination Date, funds shall be withdrawn by the Collateral Agent at the direction of the Investment Manager from the Principal Collection Subaccount and deposited in the Revolving Reserve Account, (i) during the Reinvestment Period, in an amount sufficient to ensure no Commitment Shortfall exists as of such time, and (ii) at all times after the last day of the Reinvestment Period, equal to the aggregate unfunded commitments in respect of all Revolving Collateral Loans and Delayed Drawdown Collateral Loans (the amount required to be on deposit at all times in the Revolving Reserve Account pursuant to such clause (i) or (ii), as applicable, the “Revolving Reserve Required Amount”).

Fundings of Revolving Collateral Loans and Delayed Drawdown Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account, then amounts on deposit in the Principal Collection Subaccount and finally, prior to the Commitment Termination Date, available Borrowings.

Amounts on deposit in the Revolving Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Investment Manager pursuant to Section 8.05, and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds. So long as no Event of Default has occurred and is then continuing, all funds in the Revolving Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Revolving Reserve Required Amount, the Collateral Agent shall promptly notify the Investment Manager and remit such excess to the Principal Collection Subaccount, and such amounts will be treated as Principal Collections.

Section 8.05 Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent.

(a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower or the Investment Manager shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Collection Account and the Revolving Reserve Account as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Investment Manager within three Business Days after the transfer of any funds to such accounts and shall immediately invest in Dreyfus

Treasury Fund (DTRXX), which is an Eligible Investment of the type described in clause (vii) of the definition of the term “Eligible Investments” that mature overnight. If the Collateral Agent does not thereafter receive written instructions from the Investment Manager within five Business Days after the transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, but only in one or more Eligible Investments of the type described in clause (vii) of the definition of the term “Eligible Investments” maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). If, after the occurrence of an Event of Default, the Borrower shall not have given such investment directions to the Collateral Agent for three consecutive days, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in Dreyfus Treasury Fund (DTRXX), which is an Eligible Investment of the type described in clause (vii) of the definition of the term “Eligible Investments” maturing not later than the earlier of (i) thirty days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Should any such specific Eligible Investment be unavailable, and in the absence of another proper investment instruction, all such funds shall be held uninvested. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount. The Investment Manager shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, except with respect to investments in obligations of the Investment Manager or any Affiliate thereof.

(b) The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian or an entity organized and doing business under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $200,000,000, subject to supervision or examination by federal or state authority, having DBRS Ratings of at least “A (high)” and “R-1 (middle)” and having an office within the United States.

(c) The Collateral Agent shall supply, in a timely fashion, to the Borrower, DBRS and the Investment Manager any information regularly maintained by the Collateral Agent that the Borrower, DBRS or the Investment Manager may from time to time reasonably request with respect to the Collateral Obligations, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent by reason of its acting as Collateral Agent hereunder and required to be provided by Section 8.06 or to permit the Investment Manager to perform its obligations under the Investment Management Agreement or the Borrower’s obligations hereunder that have been delegated to the Investment Manager. The Collateral Agent shall promptly forward to the Investment Manager copies of notices and other writings received by it from the issuer of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the holders of such Collateral Obligation of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer.

Section 8.06 Accountings.

(a) Monthly. On each Monthly Report Date, the Borrower shall compile and provide (or cause to be compiled and provided) to DBRS, the Agents, the Investment Manager and the Lenders, a monthly report on a settlement basis (each a “Monthly Report”), determined as of the close of business on the related Monthly Report Determination Date. The first Monthly Report shall be delivered in May 2012 and shall be determined with respect to the Monthly Report Determination Date that is six Business Days prior to the Monthly Report Date in May 2012. The final Monthly Report shall be delivered on the Final Maturity Date and shall be determined with respect to the Monthly Report Determination Date that is six Business Days prior to the Final Maturity Date. The Monthly Report for a calendar month shall contain the information with respect to the Facility and the Collateral Obligations and Eligible Investments included in the Collateral set forth in Part 1 of Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

Simultaneous with the delivery of each Monthly Report, the Borrower (or the Investment Manager) shall provide a certificate certifying that no Default or Event of Default occurred during the period covered by such Monthly Report or if any Default or Event of Default occurred during such period, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

In addition, the Investment Manager shall provide for inclusion in each Monthly Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Obligation that became effective during the one month period ending on the Monthly Report Determination Date for the immediately prior Monthly Report (or, in respect of the first Monthly Report, from the Original Closing Date).

Three Business Days prior to each Monthly Report Date, the Borrower shall deliver to the Investment Manager a draft of the Monthly Report relating to such Monthly Report Date. Upon receipt of each draft Monthly Report, the Investment Manager shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Collateral and shall, within two Business Days after receipt of such draft Monthly Report, notify the Borrower and the Collateral Agent if the information contained in the draft Monthly Report does not conform to the information maintained by the Investment Manager with respect to the Collateral. In the event that any discrepancy exists, the Collateral Agent and the Investment Manager shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Investment Manager shall within 1 Business Day request that the Independent Accountants appointed by the Borrower pursuant to Section 8.08 review such draft Monthly Report and the Collateral Agent’s records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Collateral Agent’s records, the Monthly Report or the Collateral Agent’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Agreement and notice of any error in the Monthly Report shall be sent as soon as practicable by the Borrower to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

(b) Payment Date Accounting. The Borrower shall render an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents, the Investment Manager, the Independent Accountants, DBRS and each Lender not later than the Business Day preceding the related Payment Date. The Payment Date Report shall contain the information set forth in Part 2 of Schedule 2 hereto.

(c) Interest Rate Notice. The Collateral Agent shall include in each Payment Date Report a notice setting forth the interest rate for the Advances for the Interest Accrual Period preceding the next Payment Date.

(d) Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.06 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Investment Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Investment Manager is required to provide any information or reports pursuant to this Section 8.06 as a result of the failure of the Borrower to provide such information or reports, the Investment Manager shall be entitled to retain an independent certified public accountant in connection therewith and the reasonable costs incurred by the Investment Manager for such independent certified public accountant shall be paid by the Borrower.

Section 8.07 Release of Securities.

(a) If no Event of Default has occurred and is continuing, the Borrower or the Investment Manager may, by delivery of a certificate of a Responsible Officer, deliver to the Collateral Agent at least one Business Day prior to the settlement date for any sale of a security certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such security from the lien of this Agreement and, upon receipt of such certificate, the Collateral Agent shall promptly deliver any such security, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Borrower or the Investment Manager in such certificate; provided that the Collateral Agent may deliver any such security in physical form for examination in accordance with street delivery custom.

(b) Subject to the terms of this Agreement, the Collateral Agent shall upon the delivery of a certificate of a Responsible Officer of the Borrower (or the Investment Manager) (i) deliver any Collateral, and release or cause to be released such security from the lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Investment Manager.

(c) Upon receiving actual notice of any tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or any request for a waiver, consent, amendment or other modification, in each case, with respect to any Collateral Obligation, the Collateral Agent shall notify the Investment Manager of such Offer or request. Unless the Advances have been accelerated following an Event of Default, the Investment Manager may direct (x) the Collateral Agent to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Agreement such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Borrower or the Collateral Agent to agree to or otherwise act with respect to such consent, waiver, amendment or modification.

(d) As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of any Collateral in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(e) The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower to the effect that there are no Commitments outstanding and all Obligations (other than unasserted contingent obligations) have been satisfied in full, and upon written request therefor, release any remaining Collateral from the lien of this Agreement.

(f) Any security, Collateral Obligation or amounts that are released pursuant to Section 8.07(a), (b) or (c) shall be released from the lien of this Agreement.

Section 8.08 Reports by Independent Accountants.

(a) On or prior to the Original Closing Date, the Borrower shall appoint one or more firms of independent certified public accountants, independent auditors or independent consultants of recognized international reputation (together with its successors, the “Independent Accountants”) for purposes of reviewing and delivering the reports or certificates of such accountants required by this Agreement, which may be the firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Borrower or the Investment Manager. The Borrower may remove any firm of Independent Accountants at any time upon notice to, but without the consent of any of, the Lenders and the Collateral Agent. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Investment Manager) shall promptly appoint by a certificate of a Responsible Officer of the Borrower delivered to the Collateral Agent and DBRS a successor thereto that shall also be a firm of independent certified public accountants, independent auditors or independent consultants of recognized international reputation, which may be a firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Borrower or the Investment Manager. If the Borrower shall fail to appoint a successor to the Independent Accountant which has resigned within thirty days after such resignation, the Borrower shall promptly notify the Collateral Agent and the Investment Manager of such failure in writing and the Investment Manager shall appoint a successor Independent Accountant of recognized international reputation. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b) Annually, on or before the business day immediately preceding the Payment Date occurring in July of each year, commencing in 2013, the Borrower shall cause to be delivered to the Agents, the Investment Manager, each Lender upon written request therefor and DBRS a statement from a firm of Independent Accountants for each Payment Date Report received since the last statement (i) indicating that the calculations within those Payment Date Reports have been performed in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Obligations and the principal balance and/or other relevant information relating to the value of all other Collateral as of each immediately preceding Determination Date; provided that in the event of a conflict between such firm of Independent Accountants and the Borrower with respect to any matter in this Section 8.08, the determination by such firm of Independent Accountants shall be conclusive.

Section 8.09 Reports to DBRS.

In addition to the information and reports specifically required to be provided to DBRS pursuant to the terms of this Agreement, the Borrower shall provide DBRS with all information or reports delivered to the Collateral Agent hereunder, and such additional information as DBRS may from time to time reasonably request.

Section 8.10 Currency Exchange Account.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, shall establish at the Custodian a single, segregated securities account held in trust and titled the “TPG SL SPV, LLC Currency Exchange Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Currency Exchange Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Currency Exchange Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Currency Exchange Account other than in accordance with this Agreement and the Priority of Payments. During the Reinvestment Period, on any Determination Date on which the Currency Exchange Mark-to-Market Amount equals zero, the Collateral Agent, at the direction of the Investment Manager, shall withdraw all amounts in the Currency Exchange Account and deposit such amounts into the Interest Collection Subaccount for application of payment on the related Payment Date. After the last day of the Reinvestment Period, all amounts in the Currency Exchange Account shall be transferred by the Collateral Agent into the Principal Collection Subaccount.

Section 8.11 Funded Draw Collection Account.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, shall establish at the Custodian a single, segregated securities account held in trust and titled the “TPG SL SPV, LLC Funded Draw Collection Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Funded Draw Collection Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Funded

Draw Collection Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Funded Draw Collection Account other than in accordance with this Agreement and the Priority of Payments.

Each obligor and, if applicable, agent that will make payments under a Funded Draw Assignment shall be directed by the Borrower to make all payments of principal, interest, fees or other amounts in respect of such Funded Draw Assignment (and all other amounts owing in respect of such Funded Draw Assignment, and all other amounts owing to the Borrower under the Related Documents in respect of such loan or tranche) directly into the Funded Draw Collection Account. Within one Business Day of receipt of any such payment, the Collateral Agent shall (i) in the case of Principal Proceeds, transfer such Principal Proceeds to the Collection Account for further transfer into the Principal Collection Subaccount, (ii) in the case of Interest Proceeds (except as provided in clause (iii) below), transfer such Interest Proceeds to the Collection Account for further transfer into the Interest Collection Subaccount and (iii) in the case of any commitment fee, unused line fee, ticking fee or similar fee that is paid in respect of the unused portion of the commitment under the Revolving Collateral Loan or Delayed Drawdown Collateral Loan to which such Funded Draw Assignment relates, such fee shall be remitted to the Borrower, free and clear of the lien of this Agreement, in accordance with instructions provided by the Investment Manager. The Collateral Agent agrees to give the Borrower prompt notice if (to the Collateral Agent’s actual knowledge) the Funded Draw Collection Account or any assets or securities on deposit therein, or otherwise to the credit of the Funded Draw Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process known to a Responsible Officer of the Collateral Agent.

Section 8.12 Closing Expense Account; Closing Date Expenses.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, shall establish at the Custodian a single, segregated securities account held in trust and titled the “TPG SL SPV, LLC Closing Expense Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Closing Expense Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.12. The Borrower shall not have any legal, equitable or beneficial interest in the Closing Expense Account other than in accordance with this Agreement and the Priority of Payments.

On the Original Closing Date, the Borrower shall deposit $2,575,000 into the Closing Expense Account. On any Business Day from the Original Closing Date to and including the Determination Date relating to the initial Payment Date following the Original Closing Date, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay all Original Closing Date Expenses; provided that the fees and expenses of Natixis, Weil, Gotshal & Manges LLP, Sidley Austin LLP, and DBRS that have been invoiced for payment on the Original Closing Date in respect of Original Closing Date Expenses shall be paid by the Borrower on the Original Closing Date. On the Determination Date relating to the initial Payment Date following the Original Closing Date, all funds remaining in the Closing Expense Account after payment of the Original Closing Date Expenses on or prior to such Determination Date shall be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed. By delivery of a certification of a Responsible Officer (which may be in the form of standing instructions), the Borrower or the Investment Manager may at any time direct the Collateral Agent to, and, upon receipt of such certification, the Collateral Agent shall, invest all funds remaining in the Closing Expense Account as so directed in Eligible Investments. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Interest Collection Account as Interest Proceeds as it is received.

All fees and expenses due in respect of actions taken in connection with the Closing Date in respect of the transactions contemplated by this Agreement will be payable by or on behalf of the Borrower in accordance with Section 3.01(i).

Section 8.13 Collateral Reporting.

(a) The Collateral Agent shall perform the following functions:

(i) create a Collateral database within 30 days of the Original Closing Date;

(ii) permit access to the information in the Collateral database to the Investment Manager and the Borrower;

(iii) update the Collateral database promptly for ratings changes;

(iv) update the Collateral database promptly for Collateral Obligations, Equity Securities and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to loan amounts or interest rates;

(v) prepare and arrange for the delivery of each Monthly Report and Payment Date Report; and

(vi) provide the Investment Manager with such other information as may be reasonably requested by the Investment Manager and as is within the possession of the Collateral Agent.

(b) Not later than the day on which each Monthly Report or Payment Date Report is required to be provided by the Borrower, the Collateral Agent shall calculate, using the information contained in the Collateral database created by the Collateral Agent and any other Collateral information normally maintained by the Collateral Agent, and subject to the Collateral Agent’s receipt from the Investment Manager of information with respect to the Collateral that is not contained in such Collateral database or normally maintained by the Collateral Agent each item required to be stated in such Monthly Report or Payment Date Report.

(c) Upon notification by the Investment Manager of a proposed purchase of any security pursuant to this Agreement (accompanied by such information concerning the security to be purchased as may be necessary to make the calculations referred to below), the

Collateral Agent shall calculate each criterion included in the Eligibility Criteria as a condition to such purchase in accordance with this Agreement, in all cases, based upon information contained in the Collateral database and information furnished by the Borrower and Investment Manager, and provide the results of such calculations to the Investment Manager so that the Investment Manager may determine whether such purchase is permitted by this Agreement. The Collateral Agent shall deliver a draft of such calculation to the Investment Manager reasonably promptly after the later of (i) notification of such proposed purchase by the Investment Manager and (ii) delivery of all information to the Collateral Agent necessary to complete such calculations. For the avoidance of doubt, the Collateral Agent shall have no obligation to determine (and the Investment Manager will timely advise the Collateral Agent) whether any item of Collateral meets the definition of “Collateral Obligation”, “Credit Risk Loan/Bond”, “Equity Security” or “Defaulted Loan/Bond”.

(d) Upon written notification by the Investment Manager of a proposed sale of any Collateral Obligation pursuant to Section 10.01 of this Agreement, the Collateral Agent shall calculate each criterion set forth in the Section 10.01, if any, as a condition to such disposition and provide the results of such calculations to the Investment Manager so that the Investment Manager may determine whether such sale is permitted by this Agreement. The Collateral Agent shall deliver a draft of such calculations to the Investment Manager reasonably promptly after the later of (i) notification of such proposed sale by the Investment Manager and (ii) delivery of all information to the Collateral Agent necessary to complete such calculations.

(e) With respect to the calculations to be provided by the Collateral Agent set forth in Sections 8.13(c) and (d) above, in no event shall the Collateral Agent be required to deliver such calculations earlier than one Business Day following the receipt by the Collateral Agent of all information necessary to complete such calculations. In the event the Investment Manager does not provide the Collateral Agent the items necessary to complete the calculations required by Sections 8.13(c) and (d) above and/or the Investment Manager proceeds with a sale or purchase of the applicable Collateral prior to the time the Collateral Agent delivers such calculations, the Collateral Agent shall not be responsible for determining whether the provisions of this Agreement have been satisfied (including compliance with the Eligibility Criteria) and the Collateral Agent shall be entitled to rely upon the instructions of the Investment Manager in all respects, including but not limited to instructions (which may be in the form of trade tickets) to release the applicable Collateral from the lien of this Agreement or to acquire the applicable Collateral. In the event the Investment Manager consummates a sale or purchase prior to receiving the calculations of the Collateral Agent, the Collateral Agent shall be under no duty, and shall incur no liability, to perform the calculations set forth in Sections 8.13(c) and (d) above.

(f) Subject to the mutual agreement of the parties hereto regarding reasonable compensation for the Collateral Agent, perform such other calculations and prepare such other reports as the Investment Manager may reasonably request in writing and that are required by this Agreement and as the Collateral Agent may agree to in writing, which agreement shall not be unreasonably withheld.

(g) Nothing herein shall prevent the Collateral Agent or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(h) The Collateral Agent shall have no obligation to determine Market Value or price in connection with any actions or duties under this Agreement.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01 Disbursements of Monies from Payment Account.

(a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”).

(i) On each Payment Date, Interest Proceeds on deposit in the Interest Collection Subaccount, to the extent received by the Collateral Agent on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A) (1) first, to pay taxes, registration and filing fees, if any, of the Borrower or any Blocker Subsidiary; (2) second, to pay all out-of-pocket costs and expenses of the Collateral Agent (in each case expressly excluding any amounts in respect of indemnities) payable under Section 7.03; (3) third, to pay other Administrative Expenses payable to the Collateral Agent (in each case expressly including any amounts in respect of indemnities); and (4) fourth, to pay all other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the aggregate amount applied under clauses (A)(3) and (4) for each Payment Date prior to the Commitments terminating and the principal of and the accrued interest on the Advances and the Notes and all other amounts whatsoever payable by the Borrower hereunder becoming due and payable pursuant to Section 6.01, shall not exceed the Administrative Expense Cap for such Payment Date;

(B) to the payment pro rata of (1) amounts due and payable to an Eligible Hedge Counterparty under each Eligible Hedge Agreement entered into by the Borrower (other than any amounts due as a result of the termination (or partial termination) of such Eligible Hedge Agreement) and (2) amounts due and payable to an Eligible Hedge Counterparty under each Eligible Hedge Agreement entered into by the Borrower pursuant to an early termination (or partial termination) of such Eligible Hedge Agreement as a result of a Priority Hedge Termination Event;

(C) following the occurrence of an Event of Default specified in Section 6.01(j) or (o), to the Lenders in an amount not to exceed the accrued and unpaid Replacement Investment Management Fees (other than Deferred Replacement Investment Management Fees);

(D) to the payment of Commitment Fees due to the Lenders;

(E) to the payment of accrued and unpaid interest on the Advances and amounts payable to the Lenders or any Affected Person under Section 2.10;

(F) if the Coverage Tests are not satisfied as of the related Determination Date, (1) to the repayment of principal in respect of the Advances, or (2) if, but only if, the outstanding principal amount of the Advances equals zero (both before and after giving effect to any payment made pursuant to clause (1)), to deposit in the Revolving Reserve Account, in each case in the amount necessary to result in the satisfaction of the Coverage Tests (on a pro forma basis as of such Determination Date), and in conjunction with such repayment or deposit, the corresponding Commitment shall be terminated in accordance with Section 2.05(b);

(G) to the payment or application of amounts referred to in clauses (A) (3) and (4) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under said clauses (A)(3) and (4);

(H) to pay accrued and unpaid amounts owing to the Secured Parties and any other Affected Person (if any) under Sections 2.09 and 12.03;

(I) to the payment of any Replacement Investment Management Fees that the Lenders have elected in a written notice delivered to the Agents prior to the related Determination Date, to be paid on such Payment Date (such deferred fees, the “Deferred Replacement Investment Management Fees”);

(J) to the Currency Exchange Account, in an amount equal to the excess (if any) of the Currency Exchange Mark-to-Market Amount over the amount on deposit in the Currency Exchange Account prior to the application of payment under this clause (J), in each case on such Payment Date;

(K) during the Reinvestment Period and so long as no Event of Default has occurred and is continuing, the remainder to be allocated at the Investment Manager’s option (as evidenced in a written notice delivered to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (i) to the Principal Collection Subaccount for the purchase of additional Collateral Obligations (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans), and/or (ii) to prepay the Advances, and/or (iii) to the Borrower, free and clear of the lien of this Agreement, so long as in connection with any payment made pursuant to this clause (iii) each Coverage Test is satisfied as of the related Determination Date immediately prior to and immediately after the making of such payment to the Borrower, and/or (iv) for deposit into the Revolving Reserve Account up to an amount that would result in the Portfolio Exposure Amount equaling zero;

(L) so long as an Event of Default has occurred and is continuing, to the repayment of the Advances until paid in full;

(M) after the Reinvestment Period, as of the related Determination Date, if (i) the Diversity Score of the Collateral Obligations, calculated as a single number in accordance with standard diversity scoring methodology using DBRS Industry Classifications, equals or exceeds 10, and (ii) either (I) the Overcollateralization Ratio at such time is at least equal to the ratio of (a) 1.20 over (b) the Row Advance Rate that is in effect as of the end of the Reinvestment Period or (II) the Cumulative Net Loss Amount is equal to or less than zero, to the Borrower, free and clear of the lien of this Agreement;

(N) after the Reinvestment Period, to the repayment of the Advances until paid in full;

(O) to the payment pro rata of all amounts due and payable to any Eligible Hedge Counterparty under each Eligible Hedge Agreement entered into by the Borrower to the extent not already paid pursuant to clause (B) above; and

(P) after the Reinvestment Period, and after the repayment of the Advances in full, the remainder to the Borrower, free and clear of the lien of this Agreement.

(ii) On each Payment Date, Principal Proceeds on deposit in the Principal Collection Subaccount that are received by the Collateral Agent on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred to the Payment Account and not designated for reinvestment by the Investment Manager shall be applied, except for any Principal Proceeds that will be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Obligations, in the following order of priority:

(A) to the payment of unpaid amounts under clauses (A) through (F) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B) during the Reinvestment Period, at the discretion of the Investment Manager, (1) to the Principal Collection Subaccount for the purchase of additional Collateral Obligations (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans), and/or (2) to prepay the Advances, and/or (3) for deposit into the Revolving Reserve Account up to an amount that would result in the Portfolio Exposure Amount equaling zero;

(C) after the Reinvestment Period, to the repayment of the Advances until paid in full;

(D) to the payment of amounts referred to in clauses (G), (H), (I) and (O) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(E) after the Reinvestment Period, and after the repayment of the Advances in full, the remainder to the Borrower, free and clear of the lien of this Agreement.

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL OBLIGATIONS;

PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 10.01 Sales of Collateral Obligations.

(a) Investment Manager-Directed Sales. Subject to the satisfaction of the conditions specified in Section 10.03 and provided that (x) no Default or Event of Default has occurred and is continuing or would result upon giving effect thereto (unless, in the case of such a Default, such Default will be cured upon giving effect to such sale and the application of the proceeds thereof), (y) upon giving effect thereto and the application of the proceeds thereof, each Coverage Test is satisfied and each Collateral Quality Test is satisfied, or, if any Collateral Quality Test is not satisfied, such Collateral Quality Test shall be maintained or improved, and (z) such sale is made for a purchase price at least equal to the Loan Amount of such Collateral Obligations (after adjustment for any borrowings or repayments and exclusive of accrued interest), the Investment Manager may, but will not be required to, direct the Collateral Agent to sell and the Collateral Agent shall sell in the manner directed by the Investment Manager any Collateral Obligation (or any portion thereof) if such sale meets the requirements set forth below provided that, the restrictions in clauses (y) and (z) above in this Section 10.01(a) shall not apply to sales of Credit Risk Loan/Bonds or Defaulted Loan/Bonds to such non-Affiliates:

(i) Sales of Collateral Obligations to Non-Affiliates. One or more (or any portion of any) Collateral Obligations may be sold from time to time by the Borrower, or the Investment Manager, to Persons who are not Affiliates of the Borrower or the Investment Manager, on an arm’s length basis;

(ii) Sales of Collateral Obligations to Affiliates. One or more (or any portion of any) Collateral Obligations may be sold from time to time by the Borrower, or the Investment Manager, to the Investment Manager or any of its Affiliates only if (A) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (B) the transactions are effected in accordance with all Applicable Laws, (C) the Collateral Obligation is a Defaulted Loan/Bond or Credit Risk Loan/Bond, such sale shall be for an amount equal to the Appraised Value with respect to such Collateral Obligation, (D) the Collateral Obligation is not a Defaulted Loan/Bond or Credit Risk Loan/Bond, the prior written consent of the Facility Agent is obtained if such sale is for an amount less than the original purchase price paid by the Borrower (after adjustment for any borrowings or repayments and exclusive of interest) with respect to such Collateral Obligation and (E) the prior written consent of the Facility Agent is obtained if the Collateral Obligation is a Defaulted Loan/Bond or Credit Risk Loan/Bond.

Notwithstanding the foregoing terms of this Section 10.01(a), in connection with the sale of any Credit Risk Loan/Bond, a Rating Confirmation must be obtained as a condition to the Borrower consummating such sale if (x) the cumulative amount of losses in respect of one or more sales of any Credit Risk Loan/Bond(s) that is sold for a purchase price that is less than 80.0% of its Loan Amount (after adjustment for any borrowings or repayments and exclusive of accrued interest) exceeds $35,000,000 and (y) the ratio as calculated pursuant to the Overcollateralization Ratio Test at such time (after giving effect to such sale on a pro forma basis) is less than the Row Minimum OC Level that is in use at such time.

So long as no Default or Event of Default is continuing or would result upon giving effect thereto and the application of the proceeds thereof, the Borrower may sell any Equity Security or any asset held by any Blocker Subsidiary at any time without restriction, and shall effect the sale of any Equity Security, regardless of price, within 30 days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law, in which case the Borrower shall notify the Facility Agent and such Equity Security shall be sold as soon as such sale is permitted by Applicable Law.

(b) Terms of Sales. All sales of Collateral Obligations and other property of the Borrower under the provisions above in this Section 10.01 must be exclusively for Cash. So long as no Default or Event of Default is continuing or would result upon giving effect thereto and the application of the proceeds thereof, a sale of a Collateral Obligation that is otherwise permitted by the terms above in this Section 10.01 may be effected by the sale by the Borrower of participation interests in such Collateral Obligation, provided that no participations may be sold by the Borrower in any Revolving Collateral Loan or Delayed Drawdown Collateral Loan.

Section 10.02 Purchase of Additional Collateral Obligations.

On any date during the Reinvestment Period (but only during the Reinvestment Period), if no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower, or the Investment Manager, may, if each of the conditions specified in this Section 10.02 and Section 10.03 is met, direct the Collateral Agent to invest Principal Proceeds (and accrued interest received with respect to any Collateral Obligation to the extent used to pay for accrued interest on additional Collateral Obligations) in additional Collateral Obligations, and the Collateral Agent shall invest such proceeds in accordance with such instructions. The Borrower shall ensure that all such investments in Collateral Obligations are settled during the Reinvestment Period such that no amounts are payable thereunder in respect of the purchase price thereof after the end of the Reinvestment Period.

(a) Investment Criteria. No Collateral Obligation may be purchased unless such loan, debt obligation, or Participation Interest satisfies the Eligibility Criteria as of the date the Borrower, or the Investment Manager, commits to make such purchase, in each case after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to.

(b) Investment in Eligible Investments. Cash on deposit in any Covered Account may be invested at any time in Eligible Investments in accordance with Article VIII. To the extent Article VIII does not provide for cash on deposit in a Covered Account to be invested in Eligible Investments, such cash will remain uninvested.

(c) Purchase of Additional Collateral Obligations from Affiliates. Additional Collateral Obligations may be purchased from time to time by the Borrower from the Investment Manager or any of its Affiliates only if (v) such purchase or acquisition is effected pursuant to the Master Transfer Agreement, (w) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (x) the transactions are effected in accordance with all Applicable Laws, (y) the prior written consent of the Facility Agent is obtained if such purchase is for an amount greater than the original purchase price paid by the Investment Manager or such Affiliate (after adjustment for any borrowings or repayments and exclusive of interest) with respect to such Collateral Obligation and (z) written notice thereof is provided to DBRS.

Section 10.03 Conditions Applicable to All Sale and Purchase Transactions.

Upon any acquisition of a Collateral Obligation pursuant to this Article X, a security interest in all of the Borrower’s right, title and interest to the Collateral shall be granted to the Collateral Agent pursuant to this Agreement, such Collateral shall be Delivered to the Collateral Agent, and, if applicable, the Borrower shall receive the Collateral for which the Collateral was substituted, free and clear of the lien of this Agreement.

Section 10.04 Additional Equity Contributions.

Subject to Section 10.03, the Investment Manager or an Affiliate thereof may, but shall have no obligation to, at any time or from time to time contribute additional equity to the Borrower, including without limitation for the purpose of curing any Default (but, for the avoidance of doubt, not any Event of Default), satisfying any Coverage Test or Collateral Quality Test, enabling the acquisition or sale of any Collateral Obligation or satisfying any conditions under Section 3.02. Each equity contribution shall either be made (i) in Cash or (ii) by assignment and contribution of an Eligible Investment or (iii) by assignment and contribution of a Collateral Obligation (in compliance with the Eligibility Criteria). Unless otherwise directed by the Borrower by prior written notice to the Agents, all Cash contributed to the Borrower shall be treated as Principal Proceeds except to the extent that such Cash is used to pay expenses incurred in connection with the occurrence of the Closing Date.

ARTICLE XI

THE AGENTS

Section 11.01 Authorization and Action.

Each Lender hereby irrevocably appoints and authorizes the Facility Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders; provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent’s consent may not be unreasonably withheld, provide for the exercise of such Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

Section 11.02 Delegation of Duties.

Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.03 Agents’ Reliance, Etc.

(a) Neither Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower or the Investment Manager or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Documents on the part of the Borrower or the Investment Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Investment Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) No Agent shall be liable for the actions of omissions of any other Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including, without limitation, each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Documents or Related Documents shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agents shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by such agent had its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, an Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action.

(c) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 11.04 Indemnification.

Subject to the terms of Section 12.21 with respect to any CP Conduit, each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that:

(i) no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence, willful misconduct; and

(ii) no Lender or Lenders shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (for purposes hereof, “Liabilities”) unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent at the direction of such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Documents, unless such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 11.04 or otherwise).

The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of any Agent hereunder.

Section 11.05 Successor Agents.

(a) Subject to the terms of this Section 11.05(a), each Agent may, upon thirty days’ notice to the Lenders and the Borrower, resign as Facility Agent or Collateral Agent, as applicable. If the Collateral Agent shall be in material breach of its obligations hereunder, the Required Lenders may, following a period of fifteen days during which the Collateral Agent may cure such breach, remove the Collateral Agent upon notice to the Borrower, the Investment Manager, the Lenders and the Agents. If the Collateral Agent shall resign or be removed pursuant to this Section 11.05(a), then the Facility Agent (at the direction of the Required Lenders), during such thirty- or ten-day period (as applicable), shall appoint a successor agent. If the Facility Agent shall resign or be removed pursuant to this Section 11.05(a), then the Required Lenders, during such thirty- or ten-day period (as applicable), shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment during such thirty- or ten-day period (as applicable) (the last day of such period, the “Appointment Cut-off Date”), such Agent may appoint a successor Agent. The appointment of any successor Agent pursuant to this Section 11.05(a) shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and be continuing, (ii) if such assignee is a Lender or an Affiliate of such Agent or any Lender; or (iii) for any reason no successor has been appointed within 30 days after the relevant Appointment Cut-off Date and the Borrower has theretofore not entered into an agreement in principle with a potential successor that would be qualified to act as such Agent hereunder. Any resignation or removal of an Agent pursuant to this Section 11.05(a) shall be effective upon the appointment of a successor Agent pursuant to this Section 11.05(a) and the acceptance of such appointment by such successor. The Investment Manager shall provide DBRS notice of the acceptance of such appointment by such successor. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacity as a Lender, if applicable) and the provisions of this Article XI and Section 11.05(a) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(b) Subject to the terms of this Section 11.05(b), the Investment Manager may, upon thirty days’ notice to the Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(b), then the Investment Manager during such thirty-day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(b) shall be subject to the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld or delayed). If the Collateral Agent is removed pursuant to this Section 11.05(b), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including, without limitation, in its capacity as Calculation Agent and Custodian). Any removal of the Collateral Agent pursuant to this Section 11.05(b) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(b) and the acceptance of such appointment by such successor. The Investment Manager shall provide DBRS notice of the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(b), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacity as Lender, if applicable) and the provisions of this Article XI and Section 11.05(b) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and under the other Facility Documents. In the event that the Collateral Agent is removed pursuant to this Section 11.05(b), the Investment Manager shall bear any costs related to such removal and appointment of a successor Collateral Agent.

Section 11.06 Regarding the Collateral Agent.

(a) The Collateral Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

(b) The Collateral Agent shall not be responsible for any special, exemplary, punitive or consequential damages.

(c) The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(d) The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Borrower.

ARTICLE XII

MISCELLANEOUS

Section 12.01 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder or with respect to the Advances shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless it is signed by the Borrower and the Required Lenders (or the Facility Agent on behalf of the Required Lenders) and a Rating Confirmation is obtained, provided that:

(i) no such amendment, modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders (or the Facility Agent on behalf of all of the Lenders), (A) increase or extend the term of the Commitments or change the Final Maturity Date, (B) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (E) release all or substantially all of the Collateral, except in connection with dispositions permitted hereunder, (F) alter the terms of Section 9.01 or this Section 12.01(b), (G) modify in any manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (H) extend the Reinvestment Period or (I) modify the definitions of “Collateral Quality Test”, “Coverage Test”, “Interest Coverage Ratio Test”, “Minimum Overcollateralization Ratio Test” or “Portfolio Advance Rate” or any definition used therein;

(ii) any amendment, modification, supplement or waiver of Article VIII, Article XI, or of any of the other rights or duties of either Agent (including the Collateral Agent in its role as Custodian) hereunder, shall require the consent of such Agent; and

(iii) no such amendment, modification, supplement or waiver of any provision under this Agreement or any other Facility Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.01(b)(iii)) (other than amendments, modifications, supplements and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender.

Section 12.02 Notices, Etc.

Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail, and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Facility Agent:	Natixis, New York Branch
1251 Avenue of the Americas, 5th Floor
New York, New York 10020
Attention: Yazmin Vasconez
Telephone No.: 212-891-6176
Facsimile No.: 646-282-2392
Email: AdminAgency@us.natixis.com

If to the Collateral Agent:	State Street Bank and Trust Company
1 Iron Street
Boston, MA 02210
Attention: Scott Berry, Vice President
Telephone: (617) 662-9840
Telecopy: (617) 937-4370

If to the Borrower:	TPG SL SPV, LLC
850 Library Avenue, Suite 204-F
Newark, Delaware 19711
Attention: Don Puglisi
Tel: 302-738-6680
Fax: 302-738-7210
Email: dpuglisi@puglisiassoc.com

With a copy to:

TPG Specialty Lending, Inc.
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
Attention: Alan Kirshenbaum
Tel: 817-871-4095
Email: AKirshenbaum@tpg.com

With a copy to:

TSL Advisers, LLC
301 Commerce Street
Suite 3300
Fort Worth, Texas 76102
Attention: David Reintjes
Telephone: 817-871-4000
Email: DReintjes@tpg.com

If to any Lender as of the Closing Date:	Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Kevin Gusweiler
Telephone: 513-534-0435
Email: kevin.gusweiler@53.com

Sun Life Assurance Company of Canada
Private Fixed Income, Location Code 302D36
227 King Street, South
Waterloo, ON, Canada
N2J 4C5
Attention: Christine Cudlipp

Versailles Assets LLC
c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Bernard J. Angelo
Telephone No.: (631) 930-7203
Facsimile No.: (212) 302-8267
Email: jrangelo@gssnyc.com and dveidt@gssnyc.com

If to any other Lender:	As provided in the Assignment and Acceptance pursuant to which such other Lender becomes a Lender hereunder.

If to DBRS:	DBRS, Inc.
Structured Credit Surveillance
140 Broadway, 35th Floor
New York, NY 10005 United States
Phone: +1 (212) 806-3277 (main reception)
Fax: +l (212) 806-3201
SC_Surveillance@dbrs.com

Section 12.03 Taxes.

(a) Any and all payments by or on behalf of the Borrower under this Agreement and the Notes shall be made, in accordance with this Agreement, free and clear of and without deduction or withholding for Taxes unless such deduction or withholding is required by Applicable Law. If the Borrower shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable by it hereunder, under any Note or under any other Facility Document to any Secured Party, (i) if any such deductions are in respect of Indemnified Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 12.03) such Secured Party receives an amount equal to the sum it would have received had no deductions or withholdings in respect of Indemnified Taxes been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Authority in accordance with Applicable Law.

(b) In addition, the Borrower agrees to timely pay to the relevant Governmental Authority in accordance with Applicable Law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder, under the Notes or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document except any such Taxes that are Other Connection Taxes (hereinafter referred to as “Other Taxes”).

(c) Borrower agrees to indemnify each of the Secured Parties for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 12.03), together with all interest, penalties, reasonable costs and expenses arising therefrom, paid by any Secured Party in respect of the Borrower, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments by the Borrower pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be conclusive absent manifest error.

(d) The Borrower shall not be required to indemnify any Secured Party, or pay any additional amounts to any Secured Party, in respect of United States federal withholding tax or United States federal backup withholding tax to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Secured Party to comply with paragraphs (g) or (h) below.

(e) Promptly after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(f) If any payment is made by or on behalf of the Borrower to or for the account of any Secured Party after deduction or withholding for or on account of any Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 12.03, then, if such Secured Party has received a refund of any such Taxes or Other Taxes (including by the payment of additional amounts pursuant to this Section 12.03), such Secured Party shall reimburse to the Borrower such amount equal to any such refund received as such Secured Party shall determine in its reasonable discretion to be attributable to the relevant Taxes or Other Taxes, provided that in the event that such Secured Party is required to repay such refund to the relevant taxing Authority, the Borrower agrees to return the refund to such Secured Party.

(g) Each Secured Party that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code (a “U.S. Person”) hereby agrees that it shall, no later than the Original Closing Date or, in the case of a Secured Party which becomes a party hereto pursuant to Section 12.06, the date upon which such Secured Party becomes a party hereto, deliver to each Agent and the Borrower, if applicable, two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-9 or successor form certifying that such Secured Party is exempt from U.S. federal backup withholding tax. Each Secured Party that is not a U.S. Person (a “Non-U.S. Lender”), other than an assignee pursuant to Section 12.06, on or prior to the Original Closing Date, shall deliver to each Agent and the Borrower two properly completed and duly executed originals of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case, establishing a complete exemption from U.S. federal withholding tax (other than in the case of a change of law occurring subsequent to the Original Closing Date). Each Non-U.S. Lender that is an assignee pursuant to Section 12.06 (a “Non-U.S. Assignee Lender”) shall, other than in the case of a change in law occurring subsequent to the Original Closing Date, on or prior to the date that it becomes a Lender hereunder, deliver to each Agent and the Borrower two properly completed and duly executed originals of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case, establishing a complete exemption from U.S. federal withholding tax. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10 percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify each Agent and the Borrower in the event any such representation is no longer accurate. In addition, each Non-U.S. Lender shall deliver such forms as promptly as practicable if any such previously delivered from becomes obsolete or incorrect and otherwise from time to time after receipt of a written request therefor from an Agent or the Borrower. Each Secured Party shall deliver to the Borrower and each Agent such documentation reasonably requested by the Borrower or such Agent sufficient for the Borrower and each Agent to comply with their withholding, reporting and other obligations under FATCA. Solely for purposes of this clause (g), “FATCA” shall include any amendment made to FATCA after the date of this Agreement.

(h) If any Lender requires the Borrower to pay any additional amount to any Secured Party or any taxing Authority for the account of any Lender or to indemnify a Secured Party pursuant to this Section 12.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion, exercised in good faith, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or Section 12.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Nothing in this Section 12.03 shall be construed to require the Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(j) Each Party’s obligations under this Section 12.03 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement or the Notes.

Section 12.04 Costs and Expenses; Indemnification.

(a) The Borrower agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agents in connection with the administration and any waiver, consent, modification, amendment or similar agreement in respect of this Agreement, the Notes or any other Facility Document and advising the Agents as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand all costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including the reasonable and documented fees and disbursements of one outside counsel and one local counsel in each relevant jurisdiction for each of the Facility Agent and the Collateral Agent in connection therewith.

(b) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated) (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of, any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by the Borrower to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Secured Parties a first-priority perfected security interest in all of the Collateral free and clear of all Liens, other than Permitted Liens; (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Agents or the Secured Parties with respect thereto; and (vii) any Default or Event of Default; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

Section 12.05 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 12.06 Assignability; Participation; Register.

(a) Each Lender may assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that:

(i) the Facility Agent has consented thereto; and

(ii) the Borrower has consented thereto (such consent not to be unreasonably withheld, delayed or conditioned), unless (A) the assignee is a Permitted Assignee with respect to such assignor, (B) the assignee is Natixis, an Affiliate of Natixis, or any commercial paper program or vehicle established or administered by Natixis or an Affiliate of Natixis or for which Natixis or an Affiliate of Natixis provides liquidity support, or (C) an Event of Default has occurred and is continuing.

The parties to each such assignment shall execute and deliver to the Facility Agent an Assignment and Acceptance and the assignee shall deliver to each Agent and the Borrower the information required to be delivered by each Secured Party pursuant to Section 12.03(g). No assignee shall be entitled to any amount under Section 2.09, 2.10 or 12.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable assignment had not occurred. Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Facility Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto. Any purported assignment to an assignee that does not comply with the requirements of this Section 12.06 will be null and void ab initio.

(b) The Borrower may not assign any of its rights hereunder or any interest herein or delegate any of its obligations hereunder without the prior written consent of the Agents and the Lenders.

(c) Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e) and Section 12.09(b). In the event that any Lender sells participations in any portion of its rights and obligations hereunder:

(i) the agreement pursuant to which such Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver that requires the consent of all of the Lenders. Sections 2.09, 2.10 and 12.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that no Participant shall be entitled to any amount under Section 2.09, 2.10 or 12.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred; and

(ii) such Lender, as nonfiduciary agent for the Borrower, shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) The Facility Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Facility Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of (i) the names and addresses of the Lenders (ii) the amount of each Advance made hereunder by each Lender to the Borrower, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any principal sum paid by the Borrower hereunder and each Lender’s share thereof and (v) the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon) after giving effect to any assignment hereunder. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The entries maintained in the accounts and Register maintained pursuant Section 2.03(a) and Section 12.06(d) shall be prima facie evidence of the existence and amounts of the Advances therein recorded; provided that the failure of the Facility Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide). The Facility Agent shall update and furnish to the Collateral Agent and the Borrower from time to time at the request of the Collateral Agent or the Borrower an updated version of Schedule 1 reflecting the then-current allocation of the Commitments.

(e) Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Accordingly:

(i) each Lender represents to the Borrower, (A) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (B) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser;

(ii) each Lender agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Qualified Purchaser; and

(iii) the Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is a Qualified Purchaser and that such assignment or participation will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the Investment Company Act.

Section 12.07 Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09 Confidentiality.

Each Secured Party agrees to keep confidential all information provided to it by the Borrower or the Investment Manager with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors or any other information furnished to any other Secured Party pursuant to this Agreement or any other Facility Document (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) to any Secured Party or any Affiliate of a Secured Party, any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed prior to such disclosure of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement, (c) upon the request or demand of any Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) any nationally recognized rating agency that requires access to information about a Secured Party’s investment portfolio in connection with ratings issued with respect to such Secured Party, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (g) in connection with the exercise of any remedy hereunder or under any other Facility Document (including, without limitation, under Article VII) or (h) to any Program Manager or Conduit Support Provider of a CP Lender or Affiliate, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential.

Notwithstanding anything to the contrary contained herein or in any of the other Facility Documents, each of the parties hereto acknowledges and agrees that each CP Lender (or its Program Manager or Conduit Support Provider, as applicable) may post to a secured password-protected internet website maintained by such CP Lender (or its Program Manager or Conduit Support Provider, as applicable) and required by any rating agency that rates the Commercial Paper Notes of any CP Conduit in connection with Rule 17g-5 of the Exchange Act, the following information: (i) its Conduit Support Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or before the Original Closing Date), and (iv) such other information as may be requested by such rating agency; provided that, prior to being permitted to access to such website, each prospective user will be informed of the confidential nature of information posted therein and will be permitted to access such website only subject to customary undertakings to keep such information confidential and to use such information solely for the purposes of rating the Commercial Paper Notes of the CP Lender or CP Lenders providing such information.

Section 12.10 Merger.

This Agreement, the Notes and the other Facility Documents executed by the Borrower, the Investment Manager, the Agents or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11 Survival.

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(f), 2.09, 2.10, 2.12, the penultimate paragraph of 7.03, 7.06(b), 11.04, 12.03, 12.04, 12.09, 12.16 and 12.19 and this Section 12.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 12.12 Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted thereunder;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction or court; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.

Section 12.14 Service of Process.

The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in the courts listed in Section 12.12 in connection with or arising out of this Agreement or any other Facility Document. If for any reason the Process Agent shall cease to act as such, the Borrower agrees to promptly designate new designees, appointees and agents in New York, New York on the terms and for the purposes of this Section 12.14 satisfactory to the Facility Agent, which new designees, appointees and agents shall thereafter be deemed to be the Process Agent for all purposes of this Agreement and the other Facility Documents. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summonses, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the Process Agent (whether or not the appointment of the Process Agent shall for any reason prove to be ineffective or the Process Agent shall accept or acknowledge such service) or by mailing copies thereof by regular or overnight mail, postage prepaid, to the Process Agent at its address specified above in this Section 12.14. The Borrower agrees that the failure of the Process Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such legal process, summons, notices and documents in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against the Borrower in such other jurisdictions, and in a manner, as may be permitted by Applicable Law.

Section 12.15 Waiver of Immunity.

To the extent that the Borrower or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or other similar grounds, from any legal action, suit or proceeding in connection with or arising out of this Agreement or any other Facility Document, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any other Facility Document, the Borrower hereby irrevocably and unconditionally waives to the fullest extent permitted by Applicable Law, and agrees for the benefit of each of the Secured Parties not to plead or claim, any such immunity, and consents to such relief and enforcement.

Section 12.16 Judgment in Foreign Currency.

The Borrower agrees to indemnify each of the Secured Parties against any loss incurred by any such payee as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such payee upon receipt of the Judgment Currency could have purchased Dollars with the amount of Judgment Currency actually received by such payee. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

Section 12.17 PATRIOT Act Notice.

Each Lender and the Collateral Agent hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or the Collateral Agent in order to assist such Person in maintaining compliance with the PATRIOT Act.

Section 12.18 Legal Holidays.

In the event that the date of any Payment Date, date of prepayment or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.19 Non-Petition.

Each of the Agents, each Lender and each other Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least two years and one day, or if longer, the applicable preference period then in effect plus one day, after the payment in full of the Advances and the termination of all Commitments; provided that nothing in this Section 12.19 shall preclude, or be deemed to stop, each Agent, each Lender or any other Secured Party (i) from taking any action prior to the expiration of the aforementioned two years and one day period, or if longer the applicable preference period then in effect plus one day, in (a) any case or proceeding voluntarily filed or commenced by the Borrower or (b) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any Agent, Lender or Secured Party, or (ii) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws. The provisions of this Section 12.19 shall survive the termination of this Agreement.

Section 12.20 Custodianship; Delivery of Collateral Obligations and Eligible Investments.

(a) The Investment Manager shall deliver or cause to be delivered to State Street Bank and Trust Company, as custodian (in such capacity, the “Custodian”) and which is so appointed hereby by the Borrower, all Collateral in accordance with the definition of the term “Deliver”. The Custodian shall at all times be a Securities Intermediary. Any successor custodian shall be a state or national bank or trust company that has capital and surplus of at least $200,000,000, has DBRS Ratings of at least “A (high)” and “R-1 (middle)” and is a Securities Intermediary. The Collateral Agent or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Agreement and (ii) any other property of the Borrower otherwise Delivered to the Collateral Agent or the Custodian, as applicable, by or on behalf of the Borrower, in the relevant Covered Account established and maintained pursuant to Article VIII; as to which in each case the Collateral Agent shall have entered into an agreement with the Custodian substantially in the form of the Account Control Agreement, inter alia, that the establishment and maintenance of such Covered Account will be governed by a law of a jurisdiction satisfactory to the Borrower, the Collateral Agent and the Facility Agent.

(b) Each time that the Investment Manager directs or causes the acquisition of any Collateral Obligation, Eligible Investment, or other investment, the Borrower shall, if the Collateral Obligation, Eligible Investment, or other investment is required to be, but has not already been, transferred to the relevant Covered Account, cause the Collateral Obligation, Eligible Investment, or other investment to be Delivered to the Custodian to be held in the Custodial Account (or, in the case of any such investment that is not a Collateral Obligation, in the Covered Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Collateral Agent in accordance with this Agreement. The security interest of the Collateral Agent in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment, or other investment so acquired, including all interests of the Borrower in any contracts related to and proceeds of such Collateral Obligation, Eligible Investment, or other investment.

(c) The Custodian hereby agrees to accept the Collateral Delivered to it as set forth in Sections 12.20(a) and (b), to hold the Collateral in safekeeping in the applicable Account or Accounts and to invest, release and transfer the same only in accordance with the written instructions of the Investment Manager (prior to the occurrence of an Event of Default) or the Collateral Agent (after the occurrence and continuation of an Event of Default) or as otherwise provided herein or in the Account Control Agreement; provided, however that in the event of any conflict, the provisions of the Account Control Agreement shall control. Interest, dividends and any other proceeds received by the Custodian with respect to the Collateral shall be distributed pursuant to the Payment Date Report; provided that the Custodian may from time to time deduct from the Custodial Account amounts owed to it by the Borrower pursuant to the Account Control Agreement.

(d) The Custodian shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and the Account Control Agreement and may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties hereunder are purely ministerial in nature. The Custodian may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder. The Custodian shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or taken or omitted by it in accordance with the advice of its counsel, except, in each case, to the extent such action or omission constitutes gross negligence or willful misconduct by the Custodian. The Custodian shall have all of the rights and protections afforded to the Collateral Agent pursuant to this Agreement.

(e) Should any controversy arise between the undersigned with respect to the Collateral held by the Custodian, the Custodian shall have the right to consult with counsel and/or follow the instructions of the Collateral Agent acting at the direction of the Facility Agent on behalf of the Secured Parties.

(f) The Custodian may at any time resign hereunder by giving written notice of its resignation to the Borrower and the Facility Agent at least ninety days prior to the date specified for such resignation to take effect, and, upon the effective date of such resignation, the Collateral held by the Custodian shall be delivered by it to such Person as may be designated in writing by the Collateral Agent acting at the direction of the Facility Agent on behalf of the Secured Parties, whereupon all the Custodian’s obligations hereunder shall cease and terminate. If no such Person shall have been designated by such date, all obligations of the Custodian hereunder shall nevertheless cease and terminate. The Custodian’s sole responsibility thereafter shall be to keep safely all Collateral then held by it and to deliver the same to a Person designated by the Collateral Agent acting at the direction of the Facility Agent on behalf of the Secured Parties or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

(g) The Custodian shall have no responsibility under this Agreement other than to render the services called for hereunder in good faith and without willful misfeasance, gross negligence or reckless disregard of its duties hereunder. The Custodian shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Neither the Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees shall be liable to any other party hereto, except by reason of acts or omission constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Custodian’s duties hereunder. Anything in this Agreement notwithstanding, in no event shall the Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Custodian has been advised of such loss or damage and regardless of the form of action, except in the case of bad faith, willful misfeasance, gross negligence or reckless disregard of the Custodian’s duties hereunder.

(h) The Custodian shall have no liability for losses arising from (i) any cause beyond its control, including, but not limited to, the act, failure or neglect of any agent or correspondent selected with due care by the Custodian for the remittance of funds, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

Section 12.21 Special Provisions Applicable to CP Lenders.

Each of the parties hereby covenants and agrees that:

(a) It shall not institute against, or encourage, cooperate with or join any other Person in instituting against, any CP Lender any bankruptcy, examination, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under bankruptcy or similar law until at least two years and one day after the latest maturing Commercial Paper Notes or other rated indebtedness issued by (x) any limited purpose entity providing funding to any CP Lender or (y) such CP Lender, is paid in full; provided that nothing in this Section 12.21 shall preclude, or be deemed to stop, (i) from taking any action prior to the expiration of the aforementioned two years and one day period, or if longer the applicable preference period then in effect plus one day, in (a) any case or proceeding voluntarily filed or commenced by such CP Lender or (b) provided that such party has complied with its obligations set forth in this Section 12.21(a), any involuntary insolvency proceeding filed or commenced against such CP Lender by a Person other than it, or (ii) from commencing against such CP Lender or any properties of the CP Lender any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

(b) It waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement.

(c) Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, the Commitment of any CP Lender and any other amounts payable by such CP Lender under this Agreement and the other Facility Documents shall be without recourse to any officer, director, employee, stockholder, member, agent or manager of such CP Lender and shall be solely the corporate obligations of such CP Lender.

(d) Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, no CP Lender shall, or shall be obligated to, fund or pay any amount pursuant to its Commitment or any other obligation under this Agreement unless such CP Lender has received funds which may be used to make such funding or other payment and which funds are not required to repay Commercial Paper Notes or other short term funding backing its Commercial Paper Notes issued by a conduit providing funding to such CP Lender, or finance activities of, such CP Lender when due, and after giving effect to such payment, either (i) such CP Lender (or, if applicable, the limited purpose entity which finances the CP Lender) could issue commercial paper to refinance all of such CP Lender’s outstanding commercial paper (assuming such outstanding commercial paper matured at such time) in accordance with the program documents governing its commercial paper program or (ii) all of the commercial paper of such CP Lender (or, if applicable, the limited purpose entity which finances such CP Lender) is paid in full. Any amount which such CP Lender does not advance pursuant to the operation of this paragraph shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or obligation of such CP Lender for any such insufficiency.

(e) Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, but subject in all respects to Section 12.09 hereof, each CP Lender may disclose to its respective support providers, any Affiliates of any such party and Authorities having jurisdiction over such CP Lender, such support provider, any Affiliate of such party and any rating agency that issues a rating on such CP Lender’s commercial paper notes, the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, an Advance made by such CP Lender, collateral for such an Advance and any of the terms and provisions of the Facility Documents that it may deem necessary or advisable.

(f) The provisions of Sections 12.21(a), (c) and (d) shall survive the termination of this Agreement.

(g) No amendment or waiver under this Agreement or any other Facility Document that would affect a CP Lender, a support provider of a CP Lender or an Advance made by such CP Lender in a manner that is disproportionate and adverse relative to other Lenders shall be effective without the consent of such CP Lender.

(h) No pledge and/or collateral assignment by any CP Lender to a support provider under a support facility of an interest in the rights of such CP Lender in any Advance made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender’s obligation under this Agreement, such obligations in all cases remaining with such CP Lender. Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender’s right hereunder notwithstanding anything to the contrary in this Agreement.

(i) Each CP Lender may act hereunder by and through its Program Manager.

(j) This Section 12.21 shall not be amended or waived without the written consent of each CP Lender.

Section 12.22 Effect of Amendment and Restatement.

On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Facility Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations, security interest or Liens under the Existing Credit Agreement as in effect immediately prior to the Closing Date, which remain outstanding and in effect, (ii) such obligations, security interest and Liens (as amended and restated hereby) are in all respects continuing and (iii) all references in any Facility Document to the “Credit Agreement” or the “Amended and Restated Credit Agreement” shall mean the Existing Credit Agreement as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including pursuant hereto.

Section 12.23 Waiver by Certain Lenders.

Each of Versailles Assets LLC and Fifth Third Bank (together, the “Applicable Lenders”), the Borrower and the Agents hereby agrees as follows:

(a) So long as no Event of Default has occurred and is continuing at such time, each Applicable Lender hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights that it would otherwise have (notwithstanding such waiver), (i) under the Investment Management Agreement and this Agreement in connection with a vote or other direction by the Required Lenders or the Facility Agent acting at the direction of any of the Lenders for (x) the appointment of a successor Investment Manager following the resignation of the Investment Manager pursuant to Section 12(b)(iii) of the Investment Management Agreement and (y) certain actions to be taken pursuant to Section 12(d) of the Investment Management Agreement and (ii) to receive any payments pursuant to Sections 9.01(a)(i)(C) and 9.01(a)(i)(I) of this Agreement (collectively, the “Waived Matters”). The waiver set forth in this Section 12.23(a) shall be absolute, irrevocable and unconditional, and shall be binding upon each

Applicable Lender and its successors and assigns and any assignees and participants in respect of its Advances (the “Applicable Advances”). Except as provided in this Section 12.23(a), nothing herein shall be deemed to be a waiver of any other rights of the Applicable Lenders under this Agreement, the Investment Management Agreement or any other Facility Document, and all such other rights shall remain in full force and effect and this waiver shall not be construed to impair the validity of any such rights or prejudice any other right or remedy of each Applicable Lender.

(b) Each Applicable Lender shall, as a condition to any assignment of the Applicable Advances to any other Person, obtain the agreement of the assignee thereof to enter into and deliver to the Agents an agreement with the Borrower substantially in the form of this Section 12.23. To the extent that the consent of the Borrower is required in connection with any such assignment pursuant to the terms of this Agreement, the Facility Agent shall not accept and the Borrower, upon notice from the Facility Agent that such consent is required, shall not be deemed to have consented to any such assignment unless and until the assignee thereof has entered into and delivered to the Agents an agreement with the Borrower substantially in the form of this Section 12.23. The Facility Agent shall promptly confirm whether the assignee has entered into such an agreement. The Applicable Lenders and the Facility Agent hereby expressly agree that the Borrower or the Facility Agent not consenting to such assignment as contemplated above is reasonable hereunder and for all other purposes.

(c) Each Applicable Lender shall not (i) grant any participant in respect of the Applicable Advances any voting rights over the Waived Matters or any right to receive payments pursuant to Sections 9.01(a)(i)(C) and 9.01(a)(i)(I) or (ii) otherwise assign or transfer to any other Person any voting rights over the Waived Matters or any right to receive payments pursuant to Sections 9.01(a)(i)(C) and 9.01(a)(i)(I).

(d) In the event of a vote by the Lenders other than the Applicable Lenders on the Waived Matters, the Applicable Advances shall be disregarded in both the numerator and denominator in the calculation of such vote.

(e) Notwithstanding anything to the contrary in any Facility Document, so long as no Event of Default has occurred and is continuing, the Facility Agent will only act with respect to the Waived Matters if so directed by the Lenders (other than the Applicable Lenders) whose aggregate principal amount of outstanding Advances is more than 50% of the aggregate principal amount of all outstanding Advances of such Lenders (disregarding any Applicable Advances in both the numerator and denominator in the calculation of such vote). Notwithstanding anything to the contrary in any Facility Document, so long as no Event of Default has occurred and is continuing at such time, if, and for so long as, all of the Lenders are Applicable Lenders, (i) the Facility Agent will not act with respect to the Waived Matters and (ii) the requirement in Section 12(b)(iii) of the Investment Management Agreement that the Facility Agent consent in writing to the appointment of each successor Investment Manager (unless such successor Investment Manager is an Affiliate of the Investment Manager) shall not apply; provided, however, that for so long as such consent requirement does not apply, any successor Investment Manager appointed by the Borrower pursuant to Section 12(b)(iii) of the Investment Management Agreement must be an Eligible Successor Investment Manager.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TPG SL SPV, LLC,
as Borrower

By:	/s/ Joshua Easterly
	Name:	Joshua Easterly
	Title:	Vice President

STATE STREET BANK AND TRUST
COMPANY, as Collateral Agent, Custodian and Calculation Agent

By:	/s/ Scott Berry
	Name:	Scott Berry
	Title:	Vice President

NATIXIS, NEW YORK BRANCH, as Facility Agent

By:	/s/ Lorraine Medvecky
	Name:	Lorraine Medvecky
	Title:	Managing Director

By:	/s/ Daniel Strong
	Name:	Daniel Strong
	Title:	Executive Director

SUN LIFE ASSURANCE COMPANY OF
CANADA, as Lender

By:	/s/ Steve Theofanis
	Name:	Steve Theofanis
	Title:	Managing Director, Private Fixed Income

By:	/s/ Michael Rudanyoz
	Name:	Michael Rudanyoz
	Title:	Senior Director, Private Fixed Income

FIFTH THIRD BANK, as Lender

By:	/s/ Kevin Gusweiler
	Name:	Kevin Gusweiler
	Title:	Officer

VERSAILLES ASSETS LLC, as Lender

By:	/s/ Kevin P. Burns
	Name:	Kevin P. Burns
	Title:	President

By:	/s/ Bernard J. Angelo
	Name:	Bernard J. Angelo
	Title:	Senior Vice President

SCHEDULE 1

Advances and Percentages

Name of Lender	Advance	Percentage
Fifth Third Bank	$75,000,000	58.26%

Sun Life Assurance Company of Canada	$30,000,000	23.31%

Versailles Assets LLC	$23,724,731.69	18.43%

TOTAL	$128,724,731.69	100.00%

Schedule 1-1

SCHEDULE 2

Scope of Monthly Report and Payment Date Report

Part 1: Monthly Reporting Scope

1.	The Aggregate Principal Balance of all Collateral Obligations and Equity Securities

2.	The balance of all Eligible Investments and cash in each of:

a.	The Collection Account (including the Interest Collection Subaccount, the Principal Collection Subaccount, and the Canadian Dollar Subaccount)

b.	The Payment Account

c.	The Revolving Reserve Account

d.	The Lender Funding Account (including each Lender Funding Subaccount therein)

e.	The Currency Exchange Account

f.	The Custodial Account

g.	The Funded Draw Collection Account

h.	The Closing Expense Account

3.	Commitment and aggregate outstanding principal amount of all Advances

4.	The nature, source and amount of any proceeds in the Collection Account (including Principal Proceeds and Interest Proceeds received since the Monthly Report Determination Date or Determination Date relating to the last Monthly Report or Payment Date Report, respectively) and the Revolving Reserve Account

5.	Compliance level of Coverage Tests vs. test level

a.	Calculation of Minimum Overcollateralization Ratio Test

b.	Calculation of Interest Coverage Ratio Test

6.	Compliance with Collateral Quality Tests

a.	the Minimum Diversity Score Test

b.	the Minimum Average Recovery Rate Test

c.	the Minimum Weighted Average Spread Test

d.	the Minimum Weighted Average Fixed Rate Coupon Test

e.	the Weighted Average Maturity Date Test

f.	the Maximum DBRS Risk Score Test

7.	Compliance with Concentration Limitations

a.	Fixed Rate Obligations

b.	Obligor concentrations

c.	Revolving Collateral Loans or Delayed Drawdown Collateral Loans

d.	Canadian Dollar Obligations

e.	Eligible Senior Secured Loans

f.	Eligible Senior Secured Bonds

Schedule 2-1

g.	Eligible Mezzanine Loans

h.	Current Pay Obligations

i.	DBRS Industry Classification

j.	Participation Interests

k.	DIP Loans

l.	Collateral Obligations that permit payment of interest less frequently than quarterly

m.	Collateral Obligation with DBRS Rating below “B” / Credit Estimate and trailing 12 month EBITDA

n.	Covenant Lite Loans

8.	Listing of all Collateral Obligations with attributes including

a.	Obligor name and identifying number

b.	Principal Balance

c.	DBRS rating (if public) and the last date of the Credit Estimate (if a Credit Estimate)

d.	Fitch rating (if public)

e.	Moody’s rating (if public)

f.	S&P rating (if public)

g.	DBRS Industry Classification

h.	lien position (Eligible Senior Secured Loan, First Lien/Last Out Loan, Eligible Second Lien Loan, Eligible Mezzanine Loan, or Eligible Senior Secured Bond)

i.	Whether the Collateral Obligation is fixed or floating

j.	For floating rate obligations, the index over which interest is calculated (e.g., LIBOR, prime or other)

k.	Cash-pay coupon (for Fixed Rate Obligations)

l.	Cash-pay spread (for floating rate obligations)

m.	Maturity date

n.	Whether the Collateral Obligation is a Credit Risk Loan/Bond, Defaulted Loan/Bond, or Current Pay Obligation

o.	Country of domicile

p.	Frequency of interest payment

q.	Whether such Collateral Obligation is a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan

r.	The unfunded amount, if any, in respect of a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan

s.	For each Canadian Dollar Obligation, the Settlement Date Rate for such Canadian Dollar Obligation and the Spot Foreign Exchange Rate as of the applicable Monthly Report Determination Date

9.	For Defaulted Loan/Bonds

a.	Default Date

b.	Days in default

Schedule 2-2

c.	Principal Balance

d.	If an appraisal has been received in last 3 months

e.	Appraised Value

f.	Principal Collateralization Amount

10.	Participations

a.	All obligations owned via participation

b.	Revolving Collateral Loans and Delayed Drawdown Collateral Loans sold via participation

c.	Participation counterparty for each participation

d.	DBRS Rating for each participation counterparty

11.	Calculation of Overcollateralization Ratio

12.	Calculation of the Diversity Score

13.	Assets purchased or sold within the Collection Period including

a.	Facility name

b.	Trade/settlement dates

c.	Reason for sale / Transaction motivation (e.g. Discretionary, Credit Risk, Credit Improved.)

d.	Purchaser or seller is an affiliate of the Borrower?

e.	Par amount

f.	Price

g.	Proceeds

h.	Accrued interest

14.	Interest rate for the Advances for the Interest Accrual Period preceding the next Payment Date

Part 2: Payment Date Reporting Scope

1.	All information included in a Monthly Report under Part 1 above

2.	Payment Date waterfall list application of all Interest Proceeds and Principal Proceeds

3.	Beginning and ending aggregate outstanding principal amount of all Advances

4.	Beginning and ending balance of all Covered Accounts

Schedule 2-3

SCHEDULE 3

Industry Diversity Score Table

Aggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	Aggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	Aggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	Aggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700

Schedule 3-1

Aggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	Aggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	Aggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	Aggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

Schedule 3-2

SCHEDULE 4

DBRS Risk Scores

The “DBRS Risk Score” relating to any Collateral Obligation at any time is the percentage set forth in the table below opposite the DBRS Long Term Rating of such Collateral Obligation at such time:

DBRS Long Term Rating	DBRS Risk Score
AAA	0.1771
AA (high)	0.2705
AA	0.3729
AA (low)	0.4351
A (high)	0.5023
A	0.6066
A (low)	0.8085
BBB (high)	1.3445
BBB	2.1542
BBB (low)	3.6344
BB (high)	7.2478
BB	10.0962
BB (low)	13.4563
B (high)	17.7695
B	22.5401
B (low)	31.2211
CCC (high)	49.7747
CCC	70.5414
CCC (low)	90.6642
C	100.0000

Schedule 4-1

SCHEDULE 5

DBRS Industry Classifications

    Name

1	Aerospace & Defense
2	Air transport
3	Automotive
4	Beverage & Tobacco
5	Radio & Television
6	Brokers, Dealers & Investment houses
7	Building & Development
8	Business equipment & services
9	Cable & satellite television
10	Chemicals & plastics
11	Clothing/textiles
12	Conglomerates
13	Containers & glass products
14	Cosmetics/toiletries
15	Drugs
16	Ecological services & equipment
17	Electronics/electrical
18	Equipment leasing
19	Farming/agriculture
20	Financial intermediaries
21	Food/drug retailers
22	Food products
23	Food service
24	Forest products
25	Health care
26	Home furnishings
27	Lodging & casinos
28	Industrial equipment
29	Insurance
30	Leisure goods/activities/movies
31	Nonferrous metals/minerals
32	Oil & gas
33	Publishing
34	Rail industries
35	Retailers (except food & drug)
36	Steel
37	Surface transport
38	Telecommunications
39	Utilities
40	Miscs
41	Sovereign

Schedule 5-1

SCHEDULE 6

LIBOR

With respect to each Interest Accrual Period, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(i) LIBOR for such Interest Accrual Period shall equal the offered rate, as determined by the Calculation Agent, for Dollar deposits in Europe of the Designated Maturity which appears on Reuters Screen LIBOR01 Page (or such other page as may replace such Reuters Screen LIBOR01 Page for the purpose of displaying comparable rates) as reported by Bloomberg Financial Markets Commodities News (or, in the event that Bloomberg Financial Markets Commodities News ceases to report LIBOR for Dollar deposits, by another recognized financial reporting service) (the “Screen Page”) as of 11:00 a.m. (London time) on the applicable LIBOR Determination Date. “LIBOR Determination Date” means, with respect to any Interest Accrual Period, the second London Banking Day prior to the first day of such Interest Accrual Period.

(ii) If, on any LIBOR Determination Date, such rate does not appear on the Screen Page, the Calculation Agent shall determine the arithmetic mean of the offered quotations of the Reference Banks to prime banks in the London interbank market for U.S. Dollar deposits in Europe of the Designated Maturity (except that in the case where such Interest Accrual Period shall commence on a day that is not a LIBOR Business Day, for a term of the Designated Maturity commencing on the next following LIBOR Business Day), by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean of such quotations. If, on any LIBOR Determination Date, fewer than two Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in New York City selected by the Calculation Agent (after consultation with the Borrower) are quoting on the relevant LIBOR Determination Date for Dollar deposits in Europe for the term of such Interest Accrual Period (except that in the case where such Interest Accrual Period shall commence on a day that is not a LIBOR Business Day, for a term of the Designated Maturity commencing on the next following LIBOR Business Day), to the principal London offices of leading banks in the London interbank market.

(iii) In respect of any Interest Accrual Period having a Designated Maturity other than three months, LIBOR shall be determined through the use of straight line interpolation by reference to two rates calculated in accordance with clauses (i) and (ii) above, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Accrual Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Interest Accrual Period; provided that, if an Interest Accrual Period is less than or equal to seven days, then LIBOR shall be determined by reference to a rate calculated in accordance with clauses (i) and (ii) above as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

(iv) If the Calculation Agent is unable to determine a rate in accordance with at least one of the procedures described above, LIBOR with respect to such Interest Accrual Period shall be the arithmetic mean of the Base Rate for each day during such Interest Accrual Period.

Schedule 6-1

For purposes of clauses (i), (iii) and (iv) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point. For the purposes of clause (ii) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one thirty second of a percentage point.

Notwithstanding the foregoing or anything in this Agreement to the contrary, the relevant CP Lender (or its Conduit Support Provider or Program Manager, as applicable) shall determine and announce to the Calculation Agent the Cost of Funds Rate for each Cost of Funds Rate Advance, such determination to be conclusive absent manifest error.

As used herein:

“Designated Maturity” means, in respect of any Interest Accrual Period, the length of such Interest Accrual Period.

“LIBOR Business Day” means a day on which commercial banks and foreign exchange markets settle payments in Dollars in New York and London.

“Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent.

Schedule 6-2

SCHEDULE 7

DBRS Rating Procedure

The “DBRS Rating” for an Obligor, Lender, Selling Institution or other Person (collectively referred to as the “Obligor” for purposes of this Schedule) means the DBRS Long Term Rating for such Obligor determined in accordance with Part A of this Schedule or the DBRS Short Term Rating for such Obligor determined in accordance with Part B of this Schedule, in each case as the context requires. The DBRS Rating of the Obligors shall be updated at least annually.

Part A: Long Term Ratings

The “DBRS Long Term Rating” for an Obligor will, on any date, be the rating of such Obligor determined as provided below:

(1)	if there is a DBRS public long term rating of such Obligor at such date, such DBRS public long term rating;

(2)	if a DBRS Long Term Rating for such Obligor cannot be determined under clause (1) above, but a Moody’s Rating, S&P Rating and Fitch Rating (each, a “public long term rating”) are all available at such date, the DBRS Long Term Rating will be the DBRS Equivalent of such public long term rating remaining after disregarding the highest and lowest such public long term ratings from such Rating Agencies. For this purpose, if more than one public long term rating has the same highest DBRS Equivalent or the same lowest DBRS Equivalent, then in each case one of such public long term ratings shall be so disregarded;

(3)	if a DBRS Long Term Rating for such Obligor cannot be determined under clauses (1) through (2) above, but public long term ratings of such Obligor by any two of Moody’s, Fitch and S&P are available at such date, the DBRS Equivalent of the lower such public long term rating;

(4)	if a DBRS Long Term Rating for such Obligor cannot be determined under clauses (1) through (3) above, but a public long term rating of such Obligor by only one of Moody’s, Fitch or S&P is available at such date, the DBRS Equivalent of such available public long term rating; and

(5)	if at any time a DBRS Long Term Rating for an Obligor cannot be determined under clauses (1) through (4) above, then such Obligor will be deemed not to have a DBRS Long Term Rating at such time and the Borrower shall be required to comply with Section 5.04 in respect of such Obligor.

Schedule 7-1

Part B: Short Term Ratings

The “DBRS Short Term Rating” for a Lender, Selling Institution or other Person (collectively referred to as the “Obligor” for purposes of this definition) will, on any date, be the rating of such Obligor determined as provided below:

(1)	if there is a DBRS public short term rating of such Obligor at such date, such DBRS public short term rating;

(2)	if a DBRS Short Term Rating for such Obligor cannot be determined under clause (1) above, but public short term ratings of such Obligor by each of Moody’s, Fitch and S&P are all available at such date, the DBRS Short Term Rating will be the DBRS Equivalent of the public short term rating remaining after disregarding the highest and lowest public short term ratings from such Rating Agencies. For this purpose, if more than one public short term rating has the same highest DBRS Equivalent or the same lowest DBRS Equivalent, then in each case one of such public short term ratings shall be so disregarded;

(3)	if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (2) above, but public short term ratings of such Obligor by any two of Moody’s, Fitch and S&P are available at such date, the DBRS Equivalent of the lower such short term rating;

(4)	if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (3) above, but a public short term rating of such Obligor by only one of Moody’s, Fitch or S&P is available at such date, the DBRS Equivalent of such available short term rating; and

(5)	if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (4) above, then for purposes of this Agreement there shall be no DBRS Short Term Rating for such Obligor as at such date.

Part C: Other Definitions

The “DBRS Equivalent” of any rating by Moody’s, Fitch or S&P will be the rating set forth below under the heading “DBRS Rating” opposite the applicable rating by Moody’s, Fitch or S&P:

Long Term Rating Equivalents

DBRS Rating	Moody’s	S&P	Fitch
AAA	Aaa	AAA	AAA
AA (high)	Aa1	AA+	AA+
AA	Aa2	AA	AA
AA (low)	Aa3	AA-	AA-
A (high)	A1	A+	A+
A	A2	A	A
A (low)	A3	A-	A-
BBB (high)	Baa1	BBB+	BBB+
BBB	Baa2	BBB	BBB
BBB (low)	Baa3	BBB-	BBB-
BB (high)	Ba1	BB+	BB+
BB	Ba2	BB	BB
BB (low)	Ba3	BB-	BB-
B (high)	B1	B+	B+
B	B2	B	B
B (low)	B3	B-	B-
CCC (high)	Caa1	CCC+	CCC+
CCC	Caa2	CCC	CCC
CCC (low)	Caa3	CCC-	CCC-
CC	Ca	CC	CC
D	D	D	D

Schedule 7-2

Short Term Rating Equivalents

DBRS Rating	Moody’s	S&P	Fitch
R-1 (high)A-1+	F1+
R-1 (middle)	P-1	A-1	F1
R-1 (low)
R-2 (high)
R-2 (middle)	P-2	A-2	F2
R-2 (low)
R-3 (high)
R-3 (middle)	P-3	A-3	F3
R-3 (low)
—B	B
—C	C
D	NP	D	D

“Fitch Rating” means, for any Obligor at any time, the rating determined as follows:

(i)	if there is a publicly available issuer rating or senior unsecured rating by Fitch, such issuer rating, if no issuer rating is available then the senior unsecured rating; and

(ii)	if the rating is not available as defined in the first clause above, but there is a rating by Fitch on another obligation of the same Obligor, then the rating will be as follows:

(a)	if such rating is on a senior secured obligation, one subcategory below such rating; and

(b)	if such rating in on a subordinate obligation, one subcategory above such rating.

If a Fitch Rating for an Obligor cannot be determined under clause (i) or (ii) above at any time, then such Obligor will be deemed not to have a Fitch Rating at such time.

Schedule 7-3

“Moody’s Rating” means, with respect to any Obligor as of any date of determination, the rating determined in accordance with the following methodology:

(i)	with respect to an Obligor on a Collateral Obligation that is an Eligible Senior Secured Loan or a Participation Interest in an Eligible Senior Secured Loan (or an Obligor that is a Lender, Selling Institution or other Person), if such Obligor has a corporate family rating by Moody’s, then such corporate family rating;

(ii)	with respect to an Obligor on a Collateral Obligation that is an Eligible Senior Secured Loan or a Participation Interest in an Eligible Senior Secured Loan, if not determined pursuant to clause (i) above, if such Collateral Obligation is publicly rated by Moody’s, such public rating; and

(iii)	with respect to an Obligor on a Collateral Obligation, if not determined pursuant to clause (i) or (ii) above, (A) if such Obligor has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation (or, if such Obligor is an Obligor on a Collateral Obligation that is an Eligible Senior Secured Loan or a Participation Interest in an Eligible Senior Secured Loan, the Moody’s rating that is one subcategory higher than the Moody’s public rating on any such senior unsecured obligation) as selected by the Investment Manager in its sole discretion or, if no such rating is available, (B) if such Collateral Obligation is publicly rated by Moody’s, such public rating or, if no such rating is available, (C) if such Collateral Obligation is a DIP Loan, with respect to any DIP Loan, one subcategory below the facility rating (whether public or private) of such DIP Loan rated by Moody’s, provided that, for purposes of calculating a Moody’s Rating, each applicable rating on credit watch by Moody’s with positive or negative implication at the time of calculation will be treated as having been upgraded or downgraded by one rating subcategory, as the case may be, and each applicable rating with negative outlook by Moody’s at the time of calculation will be treated as having been downgraded by one rating subcategory. If a Moody’s Rating for an Obligor cannot be determined under clause (i), (ii) or (iii) above at any time, then such Obligor will be deemed not to have a Moody’s Rating at such time.

“S&P Rating” means, with respect to any Obligor, as of any date of determination, the rating determined in accordance with the following methodology:

(iv)

(a) if there is an issuer credit rating of such Obligor by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty approved by S&P, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such Obligor held by the Borrower) or (b) if there is no issuer credit rating of the Obligor by S&P but (1) there is a senior secured rating on any obligation or security of the Obligor, then the S&P Rating of such Obligor shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the Obligor, the S&P Rating of such Obligor shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the Obligor, then the S&P Rating of

Schedule 7-4

such Collateral Obligation shall be one sub-category above such rating if such rating is higher than “BB+”, and shall be two sub-categories above such rating if such rating is “BB+” or lower; and

(v)	with respect to any Collateral Obligation that is a DIP Loan, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P;

provided that, for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one sub-category above such assigned rating and (y) if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one sub-category below such assigned rating. If a S&P Rating for an Obligor cannot be determined under clause (i) or (ii) above at any time, then such Obligor will be deemed not to have an S&P Rating at such time.

Schedule 7-5

SCHEDULE 8

Matrix

Applicable Row Level	Row Advance Rate	Row Diversity Score	Row Spread Level	Row DBRS Average Risk Score	Row Minimum OC Level
1	37.50%	6	4.500%	49.7747	213.33%
2	45.00%	10	4.500%	44.4116	177.78%
3	45.00%	10	5.375%	44.7739	177.78%
4	45.00%	10	6.375%	45.1363	177.78%
5	45.00%	12	4.500%	46.5858	177.78%
6	45.00%	12	5.375%	47.3105	177.78%
7	45.00%	12	6.375%	48.0353	177.78%
8	45.00%	12	7.375%	48.7600	177.78%
9	45.00%	12	8.375%	49.4848	177.78%
10	45.00%	14	4.500%	48.7600	177.78%
11	45.00%	14	5.375%	49.4848	177.78%
12	45.00%	14	6.375%	50.1348	177.78%
13	45.00%	14	7.375%	50.7350	177.78%
14	45.00%	14	8.375%	51.3352	177.78%
15	45.00%	16	4.500%	53.1358	177.78%
16	45.00%	16	5.375%	53.7360	177.78%
17	45.00%	16	6.375%	54.3362	177.78%
18	45.00%	16	7.375%	54.9364	177.78%
19	45.00%	16	8.375%	55.5365	177.78%
20	45.00%	18	4.500%	55.2365	177.78%
21	45.00%	18	5.375%	55.8367	177.78%
22	45.00%	18	6.375%	56.4369	177.78%
23	45.00%	18	7.375%	57.0371	177.78%
24	45.00%	18	8.375%	57.6372	177.78%
25	45.00%	20	4.500%	57.3371	177.78%
26	45.00%	20	5.375%	57.9373	177.78%
27	45.00%	20	6.375%	58.5375	177.78%
28	45.00%	20	7.375%	59.1377	177.78%
29	45.00%	20	8.375%	59.7379	177.78%
30	50.00%	16	4.500%	41.5126	160.00%
31	50.00%	16	5.375%	42.2373	160.00%
32	50.00%	16	6.375%	42.9621	160.00%
33	50.00%	16	7.375%	43.6868	160.00%

Schedule 8-1

Applicable Row Level	Row Advance Rate	Row Diversity Score	Row Spread Level	Row DBRS Average Risk Score	Row Minimum OC Level
34	50.00%	16	8.375%	44.4116	160.00%
35	50.00%	18	4.500%	42.9621	160.00%
36	50.00%	18	5.375%	43.6868	160.00%
37	50.00%	18	6.375%	44.4116	160.00%
38	50.00%	18	7.375%	45.1363	160.00%
39	50.00%	18	8.375%	45.8611	160.00%
40	50.00%	20	4.500%	44.4116	160.00%
41	50.00%	20	5.375%	45.1363	160.00%
42	50.00%	20	6.375%	45.8610	160.00%
43	50.00%	20	7.375%	46.5858	160.00%
44	50.00%	20	8.375%	47.3105	160.00%
45	60.00%	16	4.500%	24.0057	133.33%
46	60.00%	16	5.375%	24.5694	133.33%
47	60.00%	16	6.375%	25.1331	133.33%
48	60.00%	16	7.375%	25.6968	133.33%
49	60.00%	16	8.375%	26.2605	133.33%
50	60.00%	18	4.500%	24.8513	133.33%
51	60.00%	18	5.375%	25.4150	133.33%
52	60.00%	18	6.375%	25.9787	133.33%
53	60.00%	18	7.375%	26.5424	133.33%
54	60.00%	18	8.375%	27.1061	133.33%
55	60.00%	20	4.500%	25.6968	133.33%
56	60.00%	20	5.375%	26.2605	133.33%
57	60.00%	20	6.375%	26.8242	133.33%
58	60.00%	20	7.375%	27.3879	133.33%
59	60.00%	20	8.375%	27.9517	133.33%

Schedule 8-2

EXHIBIT A

[FORM OF NOTE]

$	,

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [INSERT NAME OF LENDER] (the “Lender”) and its registered assigns on the Final Maturity Date (as defined in the Credit Agreement hereinafter referred to) the principal sum of [DOLLAR AMOUNT] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by the Lender to the Borrower under the Credit Agreement), in immediately available funds and in lawful money of the United States, and to pay interest on the unpaid principal amount of each such Advance, in like funds and money, from the Borrowing Date thereof until the principal amount thereof shall have been paid in full, at the rates per annum and on the dates provided in the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

This promissory note is a Note referred to in the Second Amended and Restated Credit and Security Agreement dated as of March 27, 2015 (as from time to time amended, the “Credit Agreement”) among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as Facility Agent and State Street Bank and Trust Company, as Collateral Agent. The date and principal amount of each Advance (and stated interest thereon) made to the Borrower and of each repayment of principal thereon shall be recorded by the Lender or its designee on Schedule I attached to this Note, and the aggregate unpaid principal amount shown on such schedule shall be prima facie evidence of the principal amount owing and unpaid on the Advances made by the Lender. The failure to record or any error in recording any such amount on such schedule shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement to repay the principal amount of the Advances together with all interest accrued thereon.

Except as permitted by Section 12.06 of the Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.06 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.

[Remainder of Page Intentionally Left Blank]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

TPG SL SPV, LLC

By:
Name:
Title:

SCHEDULE I

This Note evidences Advances made by [INSERT NAME OF LENDER], (the “Lender”) to TPG SL SPV, LLC (the “Borrower”) under the Second Amended and Restated Credit and Security Agreement dated as of March 27, 2015 among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as Facility Agent, and State Street Bank and Trust Company, as Collateral Agent, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT ADVANCED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

[Date]

Natixis, New York Branch,

as Facility Agent

1251 Avenue of the Americas

New York, New York 10020

The Lenders party to the Revolving

Credit Agreement referred to below

NOTICE OF BORROWING

This Notice of Borrowing is made pursuant to Section 2.02 of that certain Second Amended and Restated Credit and Security Agreement dated as of March 27, 2015 (as the same may from time to time be amended, supplemented, waived or modified, the “Credit Agreement”) among TPG SL SPV, LLC, as borrower (the “Borrower”), the Lenders from time to time parties thereto (collectively, the “Lenders”), Natixis, New York Branch, as Facility Agent (the “Facility Agent”), and State Street Bank and Trust Company, as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.	The Borrower hereby requests that on , (the “Borrowing Date”) it receive Borrowings under the Credit Agreement in an aggregate principal amount of Dollars ($ ) (the “Requested Amount”).

2.	The Borrower hereby gives notice of its request for Advances in the aggregate principal amount equal to the Requested Amount to the Lenders and the Facility Agent pursuant to Section 2.02 of the Credit Agreement and requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the Principal Collection Subaccount in its respective Percentage of the Requested Amount.

3.	The Borrower certifies that immediately after giving effect to the proposed Borrowing on the Borrowing Date each of the applicable conditions precedent set forth in Section 3.02 of the Credit Agreement is satisfied, including:

(1)	in the case of the initial Borrowing under the Credit Agreement, the conditions precedent set forth in Section 3.01 of the Credit Agreement shall have been fully satisfied on or prior to the Borrowing Date referred to above;

(2)	immediately after the making of the Advance requested herein on the Borrowing Date, the aggregate outstanding principal amount of the Borrower Liabilities shall not exceed the Total Commitment as in effect on such Borrowing Date;

B-1

(3)	immediately after the making of such Advance on the Borrowing Date, each Coverage Test shall be satisfied and the Row Advance Rate that is in use at such time equals or exceeds the Portfolio Advance Rate;

(4)	each of the representations and warranties of the Borrower contained in Article IV of the Credit Agreement and the other Facility Documents is true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and

(5)	no Default or Event of Default described in Sections 6.01(c), (e) or (f) of the Credit Agreement shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance.

(6)	the provisions of Section 10.02 have been satisfied as of the date of purchase in connection with any acquisition of additional Collateral Obligations with the proceeds of the applicable Advance.

WITNESS my hand on this      day of             ,         .

TPG SL SPV, LLC,
as Borrower

By:
Name:
Title:

cc:	Collateral Agent

B-2

EXHIBIT C

[FORM OF NOTICE OF PREPAYMENT]

Natixis, New York Branch,

as Facility Agent

1251 Avenue of the Americas

New York, New York 10020

The Lenders party to the Revolving

Credit Agreement referred to below

NOTICE OF PREPAYMENT

This Notice of Prepayment is made pursuant to Section 2.05 of that certain Second Amended and Restated Credit and Security Agreement dated as of March 27, 2015 among TPG SL SPV, LLC, as borrower (the “Borrower”), the lenders from time to time parties thereto (collectively, the “Lenders”), Natixis, New York Branch, as Facility Agent and State Street Bank and Trust Company, as Collateral Agent (as the same may from time to time be amended, supplemented, waived or modified, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.	The Borrower hereby gives notice that on , (the “Prepayment Date”) it will make a prepayment under the Credit Agreement in the principal amount of Dollars ($ ) (the “Prepayment Amount”).

2.	The Borrower hereby gives notice of intent to prepay in the aggregate principal amount equal to the Prepayment Amount to the Lenders pursuant to Section 2.05 of the Credit Agreement and will remit, or cause to be remitted, the proceeds thereof to the account of each Lender set forth in Schedule I hereto in an amount equal to its respective Percentage of the Prepayment Amount.

WITNESS my hand on this      day of             ,         .

TPG SL SPV, LLC,
as Borrower

By:
Name:
Title:

C-1

Schedule I

[Describe accounts of the Lenders]

C-2

EXHIBIT D

[FORM OF ASSIGNMENT AND ACCEPTANCE]

Reference is made to the Second Amended and Restated Credit and Security Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among [insert name of assigning Lender] (the “Assignor”), the other lenders from time to time parties thereto (together with the Assignor, the “Lenders”), State Street Bank and Trust Company, as Collateral Agent, Natixis, New York Branch, as Facility Agent for the Lenders (in such capacity, together with its successors and assigns, the “Facility Agent”), and TPG SL SPV, LLC, as borrower (the “Borrower”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Assignor and the “Assignee” referred to on Schedule I hereto agree as follows:

1. As of the Effective Date (as defined below), the Assignor hereby absolutely and unconditionally sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse to or representation of any kind (except as set forth below) from Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and under the other Facility Documents equal to the percentage interest specified on Schedule I hereto, including the Assignor’s percentage interest specified on Schedule I hereto of the outstanding principal amount of the Advances to the Borrower (such rights and obligations assigned hereby being the “Assigned Interests”). After giving effect to such sale, assignment and assumption, the Assignee’s “Percentage” will be as set forth on Schedule I hereto.

2. The Assignor (i) represents and warrants that immediately prior to the Effective Date it is the legal and beneficial owner of the Assigned Interest free and clear of any Lien created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Facility Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security or ownership interest created or purported to be created under or in connection with, the Facility Documents or any other instrument or document furnished pursuant thereto or the condition or value of the Assigned Interest, Collateral relating to the Borrower, or any interest therein; and (iii) makes no representation or warranty and assumes no responsibility with respect to the condition (financial or otherwise) of the Borrower, the Facility Agent, the Investment Manager or any other Person, or the performance or observance by any Person of any of its obligations under any Facility Document or any instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Facility Documents, together with copies of any financial statements delivered pursuant to Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Facility Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or in connection with any of the Facility Documents; (iii) appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Facility Documents as are delegated to the Facility Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Facility Documents are required to be performed by it as a Lender.

4. The Assignee, by checking the box below, (i) acknowledges that it is required to be a Qualified Purchaser for purposes of the Investment Company Act at the time it becomes a Lender and on each date on which an Advance is made under the Credit Agreement and (ii) represents and warrants to the Assignor, the Borrower and the Agents that the Assignee is a Qualified Purchaser:

☐	By checking this box, the Assignee represents and warrants that it is a Qualified Purchaser.

5. Following the execution of this Assignment and Acceptance, it will be delivered to the Facility Agent for acceptance and recording by the Facility Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Facility Agent, unless a later effective date is specified on Schedule I hereto.

6. Upon such acceptance and recording by the Facility Agent, as of the Effective Date, (i) the Assignee shall be a party to and bound by the provisions of the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under any other Facility Document, (ii) without limiting the generality of the foregoing, the Assignee expressly acknowledges and agrees to its obligations of indemnification to the Agents pursuant to and as provided in Section 11.04 thereof, and (iii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and under any other Facility Document.

7. Upon such acceptance and recording by the Facility Agent, from and after the Effective Date, the Borrower shall make all payments under the Credit Agreement in respect of the Assigned Interest to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Assigned Interests for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

9. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I to this Assignment and Acceptance by telecopier shall be effective as a delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule I to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule I

Percentage interest transferred by Assignor:	%

Assignor:	[INSERT NAME OF ASSIGNOR],
as Assignor

By:
Authorized Signatory,

Assignee:	[INSERT NAME OF ASSIGNEE]
as Assignee

By:
Authorized Signatory
Accepted this day of
,

NATIXIS, NEW YORK BRANCH, as Facility Agent

By:
Authorized Signatory

By:
Authorized Signatory

[Consented to this day of
,

[ ],
as Borrower

By:
Name:
Title:][1]

[1]	Insert in an Assignment and Acceptance if Borrower consent is required

EXHIBIT E

APPROVED APPRAISAL FIRMS

A. G. Edwards & Sons, Inc.

Bank of America

Barclays Capital

Cantor Fitzgerald

CIBC World Markets

Citigroup

Credit Research & Trading

Credit Suisse

Dabney Flannigan

Delaware Bay, Inc.

Deloitte & Touche

Deutsche Bank

Dresdner Kleinwort Wasserstein

Duff & Phelps

Ernst & Young

Goldman Sachs & Co.

Houlihan Lokey Howard & Zukin

J.P. Morgan Chase

Jefferies & Company, Inc.

KPMG International

Lazard Freres

Lincoln Partners Advisors, an affiliate of Lincoln International

Morgan Stanley

PriceWaterhouseCoopers

Raymond James

TD Securities

The Blackstone Group

Union Bank

Wells Fargo

William Blair & Company

E-1

EXHIBIT F

[FORM OF RETENTION LETTER]

TPG SPECIALTY LENDING, INC.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

[DATE]

TPG SL SPV, LLC, as Borrower

850 Library Avenue, Suite 204-F

Newark, Delaware 19711

Natixis, New York Branch, as Facility Agent

1251 Avenue of the Americas

New York, NY 10020

Attention: Yazmin Vasconez

Versailles Assets LLC

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, NY 11747

Attention: Bernard J. Angelo

[Any other Affected Lender]

Re:	Retention of Net Economic Interest

This letter is being delivered in connection with the Second Amended and Restated Credit and Security Agreement dated as of March 27, 2015 (the “Credit Agreement”) among TPG SL SPV, LLC, as borrower (the “Borrower”), the financial institutions referred to as “Lenders” in the Credit Agreement, State Street Bank and Trust Company, in its capacity as Collateral Agent, and Natixis, New York Branch, as Facility Agent. Pursuant to the terms of the Credit Agreement, TPG Specialty Lending, Inc. (the “BDC”) will act as retention provider for the purposes of the Retention Requirement Laws. All capitalised terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

It is acknowledged that clauses (f) and (g) of the definition of “Eligibility Criteria” in the Credit Agreement contain requirements to the effect that the Borrower may not purchase Collateral Obligations from parties other than the BDC unless the BDC was at the ARCA Closing Date, and remains, the originator of over 50% of the Collateral Obligations sold or transferred to the Borrower.

1.	The BDC hereby agrees and confirms for the benefit of each Affected Lender and the Facility Agent for so long as the Advances and any other Obligations remain outstanding and any Retention Requirement Law so requires:

a.	at all times since the ARCA Closing Date, as an originator, it has retained and will retain, on an ongoing basis, a material net economic interest in the securitisation position constituted by the Credit Agreement which, in any event, shall not be less than 5% (or such lower amount, including 0%, if such lower amount is required or allowed under the Retention Requirement Laws as a result of amendment, repeal or otherwise) of the nominal value of (i) the Collateral Obligations and (ii) Eligible Investments that are acquired from Principal Proceeds (the “Retention Requirement”);

b.	it will meet its obligations in respect of the Retention Requirement by retaining, pursuant to Article 405(1)(d) of the CRR, the first loss tranche in the form of its membership interest in the Borrower under the Borrower LLC Agreement, in a nominal amount no less than 5% of the nominal value of (i) the Collateral Obligations and (ii) Eligible Investments that are acquired from Principal Proceeds (the “Retained Interest”);

c.	that its retention of the Retained Interest will be measured at origination (being the occasion of each commitment to originate or acquire a Collateral Obligation by the Borrower) on the basis of the nominal value (without taking account of acquisition prices) and shall be maintained on an ongoing basis (and, for the purposes of paragraphs (a) and (b) above, the Retention Requirement may be re-calculated whenever the nominal value of the Collateral Obligations and/or Eligible Investments is reduced by means of prepayments, repayments, dispositions or otherwise);

d.	that its Retained Interest shall not be subject to any credit risk mitigation or any short positions or any other hedge in respect of a credit risk, unless expressly permitted by the Retention Requirement Laws and shall not be sold;

e.	in relation to every Collateral Obligation and Eligible Investment (other than cash or those acquired from Interest Proceeds) that it sells or transfers to the Borrower:

i.	that it, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in the original agreement which created or will create such obligation; or

ii.	that it purchased or will purchase such Collateral Obligation or Eligible Investment for its own account prior to selling such obligation to the Borrower;

f.	save for as set out in paragraph (g) below, in relation to every Collateral Obligation sold or transferred to the Borrower, it shall apply the same sound and well-defined criteria for credit-granting to such Collateral Obligations as it does to obligations to be held on its own books;

g.	in relation to every Collateral Obligation sold or transferred to the Borrower in respect of which the BDC:

i.	has not undertaken the original credit-granting of such Collateral Obligations being securitised; or

ii.	is not active in credit-granting the specific types of obligation that constitute such Collateral Obligations,

it shall ensure that it obtains all the necessary information to assess whether the criteria applied in the credit-granting for such obligations are as sound and well-defined as the criteria applied by it to non-securitised obligations; provided that the obligations in this paragraph (g) shall be construed in accordance with the Servicing Standard;

h.	that it will invest in and hold loans, securities and other investments, excluding loans that will be sold to the Borrower, with a fair value of not less than 20% of the total net asset value of the BDC (it being understood that, for this purpose, such percentage will be determined based upon the purchase price of each such investment and that the valuation of assets will fluctuate over time); and

i.	in respect of any Collateral Obligation or Eligible Investment acquired by the Borrower in respect of which the BDC is, or intends to be, the originator, and for which any transaction intermediated, arranged and underwritten by it in which a Collateral Obligation or Eligible Investment is settled directly with the Borrower or with respect to any Collateral Obligation or Eligible Investment acquired by the Borrower in a transaction where the Borrower is its designee, it:

i.	shall, pursuant to Section 2.01(g) of the Master Transfer Agreement, have held a beneficial interest in such Collateral Obligation or Eligible Investment for a period of two Business Days before such settlement or acquisition by the Borrower; and

ii.	shall sell and transfer such Collateral Obligation or Eligible Investment to the Borrower in accordance with the terms of the Credit Agreement.

2.	The BDC additionally agrees:

a.	that it will confirm its continued compliance with the requirements set forth in paragraph 1:

i.	on a monthly basis to the Borrower and the Facility Agent pursuant to Section 5.01(d)(viii)(A) of the Credit Agreement (concurrent with the delivery of each Monthly Report); and

ii.	upon any written request therefor by or on behalf of the Borrower or any Affected Lender delivered as a result of (1) a material change in (x) the performance of the Advances, (y) the risk characteristics of the transaction, or (z) the Collateral Obligations and/or the Eligible Investments from time to time, or (2) the breach of this Retention Letter or any Facility Document to which it is a party, pursuant to Section 5.01(d)(viii)(B) of the Credit Agreement;

b.	that it will, promptly following a request by the Borrower, provide a refreshed letter in substantially the form hereof in connection with a material amendment of any Facility Document, where the Borrower has received a request for the same from an Affected Lender pursuant to Section 5.01(d)(viii)(C) of the Credit Agreement;

c.	that it will, promptly on becoming aware of the occurrence thereof, provide a written notice of any failure to satisfy the Retention Requirement at any time pursuant to Section 5.01(d)(viii)(D) of the Credit Agreement; and

d.	that it will take such further actions and provide such information as may be reasonably requested by any Affected Lender or the Facility Agent so as to ensure compliance with the provisions of the Retention Requirement Laws, so long as any such Affected Lender or the Facility Agent, as applicable, agrees to keep confidential such information provided to it by the BDC in accordance with the terms and conditions of Section 12.09 of the Credit Agreement, provided that any such Affected Lender or the Facility Agent may share such information with any Authority (including any bank regulatory agency) as may be necessary to ensure compliance with the provisions of the Retention Requirement Laws.

3.	The BDC additionally confirms:

a.	that it does have, and will continue to have, a board of directors (the “Board”), a majority of which will consist of directors who are not “interested persons” (as defined in the Investment Company Act) of the BDC, of the BDC’s investment adviser or any of its respective affiliates;

b.	that it has received copies of the following documents:

i.	the Second Amended and Restated Credit and Security Agreement dated as of March 27, 2015;

ii.	the Investment Management Agreement dated as of May 8, 2012;

iii.	the Amended and Restated Master Transfer Agreement dated as of the ARCA Closing Date; and

iv.	the initial target portfolio, represented by either a list of potential credits or set of criteria prescribing attributes thereof;

c.	on March 25, 2015, the Board executed a written consent, an excerpt of which is attached as Annex A hereto in which, among other things, the Board deemed it in the best interests of the BDC to enter into a risk retention letter relating to the retention of the net economic interest in certain assigned assets by the BDC;

d.	that it understands that it is holding the Retained Interest and acting as a retention provider in order for the transactions described in the Credit Agreement to comply with the Retention Requirement Laws; and

e.	that none of the Borrower, the Lenders, the Collateral Agent, the Facility Agent or any of their Affiliates has given the BDC (directly or indirectly through any other person) any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit of holding the Retained Interest and it is not relying on the Borrower, the Lenders, the Collateral Agent, the Facility Agent or any of their Affiliates for any financial, tax, legal, accounting or regulatory advice in connection with the terms of and its holding of the Retained Interest.

4.	This letter may not be amended or any provision hereof waived, supplemented, repudiated or modified except by an instrument in writing signed by the BDC and consented to in writing by the Facility Agent and each Affected Lender.

As used in this letter, the terms “material net economic interest”, “originator”, “securitisation position”, “ongoing basis”, “nominal value”, “established”, “managing”, “for its own account” and “related entities” shall have the meanings given thereto in the Retention Requirement Laws. “Retention Requirement Laws” means Article 405(1), the CRR and Article 17, together with the Final Draft RTS and any other applicable guidance, technical standards or related documents published by the European Banking Authority (including any successor or replacement agency or authority) and any delegated regulations of the European Commission (and in each case including any amendment or successor thereto). “Article 405(1)” means Article 405(1) of the CRR. “CRR” means EU Regulation 575/2013 (on prudential requirements for credit institutions and investment firms and amending Regulation (EU) 648/2012). “Final Draft RTS” means the final regulatory technical standards and implementing technical standards on securitisation retention rules published by the EBA pursuant to Articles 410(2) and 410(3) of the CRR. “Article 17” means Article 17 of European Union Directive 2011/61/EU on Alternative Investment Fund Managers. “Affected Lender” means a Lender that is subject to regulation under the Retention Requirement Laws from time to time or party to liquidity or credit support arrangements provided by a financial institution that is subject to such regulation.

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Very Truly Yours,

TPG SPECIALTY LENDING, INC.

By:
Name:
Title:

Annex A – Written Consent of the Board

[to be attached]